UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.     )
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SJW Group
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Notice of Annual Meeting of Stockholders

March 10, 2020

To Our Stockholders:
Notice is hereby given that the annual meeting of stockholders of SJW Group will be held on Wednesday, April 29, 2020 at 9:00 AM Pacific Time at the principal offices of SJW Group, 110 W. Taylor Street, San Jose, California 95110, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:
Proposal 1: To elect ten directors to serve on the Board of Directors of SJW Group;
Proposal 2: To approve, on an advisory basis, the compensation of the named executive officers as disclosed in this Proxy Statement;
Proposal 3: To ratify the appointment of KPMG LLP as the independent registered public accounting firm of SJW Group for the fiscal year ending December 31, 2020; and
Proposal 4: To act upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
The Board of Directors has set the close of business on Wednesday, March 4, 2020 as the record date for determining the stockholders entitled to notice of, and to vote at the annual meeting and at any adjournment or postponement thereof.
You are cordially invited to attend the meeting in person. You may call our offices at (408) 918-7231 for directions to our principal offices if you wish to attend the meeting in person. Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote by telephone, via the Internet or by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled "Voting Procedure" on page 2 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the meeting. If you attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 29, 2020: A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, AND THE ANNUAL REPORT FOR THE YEAR ENDED ON DECEMBER 31, 2019 ARE AVAILABLE AT https://www.proxydocs.com/SJW.

Sincerely,
Eric W. Thornburg
President, Chief Executive Officer and
Chairman of the Board

SJW Group
110 W. Taylor Street
San Jose, California 95110

Proxy Statement for the 2020 Annual Meeting of Stockholders
To Be Held on April 29, 2020
The enclosed proxy is solicited on behalf of the Board of Directors of SJW Group, a Delaware corporation ("SJW Group" or the "Corporation"), for use at SJW Group's annual meeting of stockholders to be held on Wednesday, April 29, 2020, at 9:00 AM Pacific Time and at any adjournment or postponement thereof. The annual meeting will be held at the principal offices of the Corporation, 110 W. Taylor Street in San Jose, California 95110.
These proxy solicitation materials are being mailed on or about March 17, 2020 to all stockholders entitled to notice of, and to vote at, the annual meeting of stockholders. SJW Group's 2019 Annual Report, which includes its Form 10-K for the year ended December 31, 2019, accompanies these proxy solicitation materials.
PURPOSE OF MEETING
The Board of Directors has called the annual meeting of stockholders for the following purposes:

1.	To elect ten directors to serve on the Board of Directors of SJW Group;

2.	To approve, on an advisory basis, the compensation of the named executive officers as disclosed in this Proxy Statement;

3.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of SJW Group for the fiscal year ending December 31, 2020; and

4.	To act upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
The Board of Directors asks for your proxy for each of the foregoing proposals, and in the case of Proposal 1, for each of the director nominees.
VOTING RIGHTS AND SOLICITATION
Voting
Only stockholders of record on March 4, 2020, the record date, will be entitled to notice of, and to vote at the annual meeting. As of the close of business on March 4, 2020, there were 28,493,151 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter presented at the meeting.
Quorum and Votes Required
A majority of the Corporation's voting power of all shares of common stock issued and outstanding and entitled to vote must be present in person or represented by proxy at the annual meeting in order to constitute a quorum.  Abstentions and broker non-votes (shares held of record by brokers for which the required voting instructions are not provided by the beneficial owners of those shares) are included in the number of shares present for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.  If a broker or other nominee holds shares in its name on behalf of a stockholder who is a beneficial owner of such shares, the broker or nominee is not permitted to vote those shares on Proposal 1 and Proposal 2 in the absence of voting instructions from that stockholder, and therefore broker non-votes will occur if no such instructions are given. The broker or nominee is permitted to vote on Proposal 3 in the absence of voting instructions from the stockholders who are beneficial owners of such shares, therefore the Corporation does not expect any broker non-votes for Proposal 3.

For Proposal 1, each director nominee is elected by a majority of the votes cast with respect to the director, i.e., the number of votes “for” the director exceeds the number of votes “against” the director. Our Amended and Restated Bylaws (the “Bylaws”) provide that any incumbent director who does not receive the required majority votes at the annual meeting will promptly tender his or her resignation to the Board, and the Board, after considering the recommendation of the Nomination & Governance Committee regarding such resignation, shall determine whether to accept or reject the resignation. For a more detailed description of the majority voting process, see "Proposal 1-Election of Directors-General." Abstentions and broker non-votes are not considered votes cast and will not be counted for Proposal 1.
Proposal 2 requires for approval the affirmative vote of a majority of stockholders present in person or represented by proxy at the meeting and entitled to vote. As a result, abstentions will have the same effect as voting against Proposal 2. For Proposal 2, broker non-votes will not be included in the calculation of votes because they are not considered as shares "entitled to vote" on the proposal. In addition, the stockholder vote on executive compensation in Proposal 2 is an advisory vote only, and it is not binding on the Corporation. Although the vote is non-binding, the Board of Directors and the Executive Compensation Committee will consider the outcome of the vote when making future compensation decisions affecting the Corporation’s named executive officers.
Proposal 3 requires for approval the affirmative vote of a majority of stockholders present in person or represented by proxy at the meeting and entitled to vote. As a result, abstentions will have the same effect as voting against Proposal 3. As discussed above, we do not expect broker non-votes in Proposal 3.
Voting Procedure
Stockholders of record may vote via the Internet, by telephone, by mailing a completed proxy card prior to the annual meeting, by delivering a completed proxy card at the annual meeting, or by voting in person at the annual meeting. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting facilities will close at 11:59 PM Eastern Time on April 28, 2020. If the enclosed form of proxy is properly signed, dated and returned, the shares represented thereby will be voted at the annual meeting in accordance with the instructions specified by the stockholder. If voting instructions are not specified on the proxy, the shares represented by that proxy (if that proxy is not revoked) will be voted at the annual meeting FOR the election of each of the director nominees listed in Proposal 1; FOR the advisory resolution to approve the compensation of the named executive officers as disclosed in this Proxy Statement in Proposal 2; and FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm as described in Proposal 3, and as the proxy holder may determine in his or her discretion with respect to any other matter that properly comes before the annual meeting or any adjournment or postponement thereof.
YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.
You may revoke your proxy at any time before it is actually voted at the meeting by:

•	Delivering written notice of revocation to the Corporate Secretary at SJW Group, 110 W. Taylor Street, San Jose, California 95110;

•	Submitting a later dated proxy; or

•	Attending the meeting and voting in person.
Your attendance at the meeting will not, by itself, constitute a revocation of your proxy.
You may also be represented by another person present at the meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in the stock transfer records of the Corporation. If you are a beneficial owner of shares, but those shares are held of record by another person such as a stock brokerage firm or bank, then you must provide voting instructions to the appropriate record holder so that such person can vote those shares. In the absence of such voting instructions from you, the record holder may not be entitled to vote those shares.

We intend to hold our annual meeting in person.  However, as part of our precautions regarding the coronavirus or COVID-19, we are considering the possibility that the annual meeting may be held by means of remote communication, including but not limited to, providing a webcast of the annual meeting or holding only a virtual meeting.  If we determine it is necessary or appropriate to take any additional steps regarding how we conduct our annual meeting, we will announce the decision to do so in advance, and details on how to participate in our annual meeting will be available at www.sjwgroup.com.  As always, we encourage you to vote your shares prior to the annual meeting.

Proxy Solicitation Costs
The Corporation will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional solicitation materials that the Corporation may provide to stockholders. Copies of solicitation materials will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. The Corporation will reimburse the brokerage firms, fiduciaries and custodians holding shares in their names for reasonable expenses incurred by them in sending solicitation materials to its beneficial stockholders. The solicitation of proxies will be made by regular or first class mail and may also be made by telephone, telegraph, facsimile, electronic mail or personally by directors, officers and employees of the Corporation who will receive no extra compensation for such services. In addition, the Corporation has retained Georgeson LLC to act as a proxy solicitor in conjunction with the annual meeting. The Corporation has agreed to pay that firm $8,500, plus expenses, for proxy solicitation services.

PROPOSAL 1
ELECTION OF DIRECTORS
General
Ten directors, which will constitute the entire Board of Directors (the "Board") following the annual meeting, are to be elected at the annual meeting to hold office until the next annual meeting or until a successor for such director is elected and qualified, or until the death, resignation or removal of such director. In connection with the closing of the merger with Connecticut Water Service, Inc. ("CTWS") in October 2019, the Board appointed Mary Ann Hanley, Heather Hunt and Carol P. Wallace as directors of the Corporation, and each of them is a nominee for director at the annual meeting. Douglas R. King, current member of the Board, was not nominated for reelection and his term will expire after the annual meeting.
The Corporation's Bylaws provide a majority voting standard for the election of directors in uncontested elections. The election of directors at the annual meeting is uncontested, therefore under the Bylaws, each of the ten nominees set forth in this Proxy Statement will be elected by the majority of the votes cast with respect to such nominee. If an incumbent director does not receive the required majority vote, the director shall promptly tender his or her resignation to the Board. Within 90 days after the annual meeting, the Nominating & Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the resignation. The Board will act by taking into account such committee’s recommendation. If the Board does not accept the resignation, the Board is required to publicly disclose its decision and the rationale behind the decision. For more detail about the majority voting standard, see our Bylaws which were filed with the Securities and Exchange Commission (the "SEC").
Unless individual stockholders specify otherwise, each returned proxy will be voted FOR the election of each of the ten nominees whose biographies are provided below, each of whom has been nominated by the existing Board of Directors upon the recommendation of the Nominating & Governance Committee.
Seven of the nominees are current directors of San Jose Water Company, a wholly owned subsidiary ("San Jose Water Company" or "SJWC") and SJW Land Company, another wholly owned subsidiary of the Corporation. SJW Group intends to appoint seven persons elected as directors of the Corporation at the annual meeting to be the directors of SJWC and a certain number as directors to be the directors of SJW Land Company for a concurrent term. It is anticipated that four of the individuals elected as directors of the Corporation at the annual meeting will also be appointed as directors of SJWTX, Inc., a wholly owned subsidiary of the Corporation, for a concurrent term. It is also anticipated that four of the individuals elected as directors of the Corporation at the annual meeting will also be appointed as directors of (i) SJWNE LLC, a wholly owned subsidiary of the Corporation, (ii) CTWS, a wholly owned subsidiary of SJWNE LLC, and (iii) as directors of certain subsidiaries of CTWS, for a concurrent term.
In the unanticipated event that a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee named by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, SJW Group is not aware of any nominee who is unable or will decline to serve as a director.
Key Experience, Qualifications, Attributes and Skills of Board Nominees
The following biographies describe the particular experience, qualifications, attributes and skills that led the Board of Directors to conclude that each continuing director and nominee should serve as a director of SJW Group at this time, in light of its business and structure (in addition to any past experience on the Board of Directors of SJW Group and its subsidiaries). No nominee or current director has any family relationship with any other current director, nominee or with any executive officer. Other than Eric W. Thornburg, whose employment relationships with SJW Group and its subsidiaries which are described below, no nominee is or has been employed by SJW Group or its subsidiaries during the past five years.

Katharine Armstrong

Position with the Corporation: Director

Business Experience

Chairman of the Advisory Board of Natural Resources Solutions (“NRS”) since 2017. Ms. Armstrong was the President of NRS from 2008 until 2017 and the President of Katharine Armstrong, Inc. from 2003 until 2014. Ms. Armstrong founded NRS in 2008, an Austin, Texas based company that works in partnership with universities, agencies of state and federal government, stakeholder groups and others to identify and implement positive solutions to environmental challenges created by regulatory mandates. Ms. Armstrong also served as a director of Uranium Energy Corp. from June 2012 until June 2014 and is a former Chairman of the Texas Parks and Wildlife Commission.

Age: 67	Committees
Director Since: 2009	● Executive Compensation Committee
● Nominating & Governance Committee (Chair)

Key Experience, Qualifications, Attributes and Skills
The principal experience, qualifications and skills that Ms. Armstrong brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry, its management of its water supply, its administration of executive officer compensation programs through the Executive Compensation Committee, and its commitment to community involvement. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

●	Chairman of the Armstrong Center for Energy and the Environment since 2009, a Texas public policy foundation
●	Chairman of the Advisory Board and Past President of Natural Resources Solutions, an environmental consulting company based in Austin, Texas
●	Former Chairman of the Texas Parks and Wildlife Commission
●	Extensive experience in a wide variety of natural resource regulatory policy, including water
●	Participated in the formulation of a Land and Water Resources Conservation Plan, a strategic plan mandated by the Texas Legislature
●	Past President and current Board member of Texan by Nature, a state-wide conservation initiative founded by Laura Bush, former First Lady of the United States
●	Active in the State of Texas where the Corporation conducts business operations through its wholly owned subsidiary, SJWTX, Inc.

Walter J. Bishop

Position with the Corporation: Director

Business Experience

Principal in Walter Bishop Consulting, a firm dedicated to utility management, leadership development, and strategic and business planning since 2010.  Mr. Bishop was the General Manager and acted as the Chief Executive Officer of the Contra Costa Water District (the "District") from September 1992 until 2010.  The District served 600,000 customers in Northern California’s Contra Costa County.  From 1983 until 1992, he worked for the East Bay Municipal Utility District in Northern California, including serving as its General Manager.  Mr. Bishop has served as a Board Member, Chairman and Officer of numerous water industry organizations dedicated to water supply and utility management.  Mr. Bishop is a registered civil engineer in the State of California, and holds a Bachelor of Science in Civil Engineering from Duke University and a Master’s Degree in Public Administration from Pepperdine University.

Age: 68	Committees
Director Since: 2012	● Executive Compensation Committee
● Finance Committee
● Nominating & Governance Committee
● Sustainability Committee (Chair)

Key Experience, Qualifications, Attributes and Skills
The principal experience, qualifications and skills that Mr. Bishop brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry, its management of its water supply, and its commitment to community involvement. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

●	Extensive experience leading and managing major water utilities in the United States with over one million customers
●	Nationally recognized leader and engineer in the water and wastewater industry for over 40 years and received awards from numerous organizations for his commitment to water issues and policy
●
Former member of the American Water Works Association's ("AWWA") Board of Directors and Executive Committee and served on the Water Utility Council, International Council and Strategic Planning Committee

●	Past Chair of the Water Research Foundation and member of the Board of Trustees for 12 years
●	Two-term member of the National Drinking Water Advisory Council which is chartered by Congress to advise the U.S. Environmental Protection Agency on national drinking water policy

Mary Ann Hanley

Position with the Corporation: Director

Business Experience

Ms. Hanley has been a director since 2019. Prior to that, she served as a director of CTWS since 1999. She currently serves as Director of the Valencia Society, the endowment fund for St. Francis Hospital and Medical Center, part of Trinity Health New England since 2015 and liaison for government and community alliances at Trinity Health since 1998. Ms. Hanley serves as the Chair of the Board of Oak Hill School since 2010, the largest private non-profit provider of services for people with disabilities in Connecticut. She has been a Director of Goodwin University since 2018 and a member of the Economic and Strategic Development Committee of the University since 2017. From January 1995 to February 1998, she was Legal Counsel to the Governor's Office, State of Connecticut and then Director of the State's Office for Workforce Competitiveness from 1999 to 2010. Ms. Hanley received a Bachelor of Arts from UCONN and a Master's in Public Policy from Trinity College and UCONN School of Law.

Age: 63	Committees
Director Since: 2019	● Audit Committee
● Nominating & Governance Committee

Key Experience, Qualifications, Attributes and Skills
The principal experience, qualifications and skills that Ms. Hanley brings to the Board of Directors contribute to the Board's oversight of the Corporation's governmental relations in New England, legal and risk management, corporate governance, and its commitment to community involvement. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

●	Over 10 years serving in State government both as a consultant and key government official in the offices of two Connecticut Governors
●	Over 15 years of direct interaction with the Connecticut General Assembly, executive branch agencies and the state's Congressional delegation
●	Negotiated legislative initiatives with members of the Connecticut General Assembly, business leaders and others, including the resolution of a State budget stalemate
●	Served as Secretary/Treasurer for over 10 years of CCEDA (Capitol City Economic Development Authority, now CRDA) overseeing a $1B investment in redeveloping downtown Hartford, Connecticut
●
Served as Director of the Office for Workforce Competiveness for the Connecticut Employment and Training Commission, the statewide workforce board responsible for recommending policy and planning guidance to the Governor and the legislature on workforce related strategies, investments, and programs

Heather Hunt

Position with the Corporation: Director

Business Experience

Ms. Hunt has been a director since 2019. Prior to that, she served as a director of CTWS since 2006. Ms. Hunt currently serves as an Executive Director of the New England States Committee on Electricity since January 2009. From October 2003 through December 2008 she was an attorney and had a regulatory law practice in Connecticut. From 2001 to 2003, Ms. Hunt was Director of State and Local Government Affairs at United Technologies Corporation and before that she was with the Southern Connecticut Gas Company in regulatory and public policy capacities, ultimately serving as Vice President. Ms. Hunt served as a Commissioner of the Maine Public Utility Commission from October 1995 through May 1998 and as a Commissioner of the Connecticut Department of Public Utility Control from October 1993 through July 1995. Ms. Hunt is serving a two-year term on the Living Donor Committee of the United Network for Organ Sharing, the non-profit organization that manages the nation's organ transplant system under contract with the federal government. Ms. Hunt received a Bachelor of Arts in Politics from Fairfield University and a Juris Doctor from Western New England College School of Law.

Age: 54	Committees
Director Since: 2019	● Executive Compensation Committee
● Nominating and Governance Committee

Key Experience, Qualifications, Attributes and Skills
The principal experience, qualifications and skills that Ms. Hunt brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry, legal and risk management, corporate governance, and its commitment to community involvement. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

●	Experience as a utility regulator in Connecticut and Maine overseeing the rates and services of water and other public utilities
●	Experience interacting with government officials at the state level
●	Served as Vice President for a Connecticut natural gas utility, representing the company's interests before public utility regulators, and managing its government relations activities
●	Served as Director of State and Local Government affairs for Connecticut's then-largest employer
●	Owned a regulatory law practice and represented private and quasi-public entities in utility-related regulatory matters
●	Currently serving as the Executive Director of New England's Regional State Committee ("NESCOE")
●	Founder and president of Live On Organ Donation, Inc., a non-profit organization

Gregory P. Landis

Position with the Corporation: Director

Business Experience

Counsel to Yarmuth, LLP since April 2016. Mr. Landis served as General Counsel and Senior Vice President of TerraPower, LLC from January 2013 until January 2015 and Senior Advisor from January 2015 until December 2018. Mr. Landis also served as a director of Unwired Planet, Inc. from 2013 to 2015. He was General Counsel and then Senior Legal Advisor of Intellectual Ventures from November 2007 until December 2012. Previously, Mr. Landis served as the General Counsel and Executive Vice President of Vulcan, Inc. from 2005 to 2007, and from 1995 to 2005 was the General Counsel of AT&T Wireless Services, Inc., where he also served as Executive Vice President and Corporate Secretary. From 1985 until 1995, Mr. Landis was a partner at the law firm McCutchen, Doyle, Brown & Enersen. Mr. Landis holds a Juris Doctor, cum laude, from Harvard Law School, and a Bachelor of Arts in Psychology, magna cum laude, from Yale University.

Age: 69	Committees
Director Since: 2016	● Audit Committee
● Executive Compensation Committee
● Finance Committee

Key Experience, Qualifications, Attributes and Skills
The principal experience, qualifications and skills that Mr. Landis brings to the Board of Directors contribute to the Board's oversight of the Corporation's reporting and compliance requirements, corporate governance, and consideration of potential acquisitions and dispositions by the Corporation. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

●
Legal, corporate governance, and mergers and acquisitions experience, including nearly 20 years of experience as chief legal officer for public and private corporations and over 18 years in commercial litigation

●	Utility regulatory experience before the California Public Utilities Commission and the Federal Energy Regulatory Commission
●	Leadership of government relations functions at public and private companies
●	Experience serving on the Board of Directors, chairing the Nomination and Governance Committee and serving on special committees of another publicly traded corporation
●	Service on various non-profit boards, including as Board Chair, Finance Committee Chair, and Strategic Planning Co-Chair
●	Service on various executive committees, including Compensation and Benefits, Business Ethics, and Recruiting

Debra C. Man

Position with the Corporation: Director

Business Experience

Retired as the Assistant General Manager and Chief Operating Officer at the Metropolitan Water District of Southern California (“Metropolitan”) in June 2017. She held such positions since December 2003.  Metropolitan is a wholesale water utility that provides water to a six-county service area in which over 19 million people reside.  She was responsible for managing the operational business functions of Metropolitan, including operations, engineering, water resource management, budget and regulatory compliance.  Ms. Man had been with Metropolitan since 1986.  Ms. Man is a registered engineer in California and Hawaii and holds a Bachelor of Science in Civil Engineering from University of Hawaii and a Master’s Degree in Civil Engineering from Stanford University.

Age: 66	Committees
Director Since: 2016	● Audit Committee
● Sustainability Committee

Key Experience, Qualifications, Attributes and Skills
The principal experience, qualifications and skills that Ms. Man brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry and its management of its water supply. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

●	Experience in managing utility operations and capital investments, including managing an annual budget of over $1.4 billion
●	Experience as an executive officer responsible for compliance with federal and state drinking water quality regulations and workforce safety laws
●	Experience in negotiating labor contracts
●	Experience in maintaining over 100,000 acres of properties for operational use by a utility

Daniel B. More

Position with the Corporation: Director

Business Experience

Retired as a Managing Director and Global Head of Utility Mergers & Acquisitions of the Investment Banking Division of Morgan Stanley in 2014. He held such position since 1996. Mr. More has been an investment banker since 1978 and has specialized in the utility sector since 1986. Mr. More currently serves as a Senior Advisor to Guggenheim Securities since November 2015 and as a director of Clearway Energy, Inc. since February 2019. He served as a director of Saeta Yield from February 2015 until July 2018 and served as a director of the New York Independent System Operator from April 2014 until February 2016. Mr. More holds a Bachelor of Arts in Economics from Colby College and a Master of Business Administration in Finance from the Wharton School at the University of Pennsylvania.

Age: 63	Committees
Director Since: 2015	● Audit Committee
● Executive Compensation Committee (Chair)
● Finance Committee (Chair)
● Sustainability Committee

Key Experience, Qualifications, Attributes and Skills
The principal experience, qualifications and skills that Mr. More brings to the Board of Directors contribute to the Board's oversight of the Corporation's financial reporting requirements and consideration of potential acquisitions and dispositions by the Corporation. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

●	Over 30 years of experience in investment banking, including capital raising, privatizations, and mergers and acquisitions with specialization in the utility sector since 1986
●	Experience and knowledge in business strategy, strategic initiatives, corporate governance, and executive recruiting
●	Experience and knowledge of utility regulation, cost of capital proceedings and the rate making process

Eric W. Thornburg

Position with the Corporation: President, Chief Executive Officer and Chairman of the Board

Business Experience

President and Chief Executive Officer of SJW Group and SJW Land Company and Chief Executive Officer of San Jose Water Company and SJWTX, Inc. since November 6, 2017, and Chairman of the Board of SJW Group, San Jose Water Company, SJW Land Company and SJWTX, Inc. since April 25, 2018. Since October 9, 2019, Mr. Thornburg has served as Chairman of the Board of SJWNE LLC and Connecticut Water Service, Inc. ("CTWS") and all of its subsidiaries. Prior to joining the Corporation, Mr. Thornburg served as President and Chief Executive Officer of CTWS since 2006 and Chairman of the Board of CTWS since 2007. Mr. Thornburg served as President of Missouri-American Water, a subsidiary of American Water Works Corporation from 2000 to 2004. From July 2004 to January 2006, he served as Central Region Vice President-External Affairs for American Water Works Corporation. Mr. Thornburg holds a Bachelor of Arts in Biology and Society from Cornell University and a Master’s Degree in Business Administration from Indiana Wesleyan University.

Age: 59
Director Since: 2017

Key Experience, Qualifications, Attributes and Skills
The principal experience, qualifications and skills that Mr. Thornburg brings to the Board of Directors contribute to the Board's oversight of the Corporation's operations in a heavily-regulated industry, its management of its water supply, and the Corporation's execution of its overall strategy. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

●
Over 30 years of leadership experience in the investor owned water utility profession across ten states and currently serving as the President, Chief Executive Officer, and Chairman of the Corporation with intimate knowledge and experience with our day-to-day operations

●	Served as President and Chief Executive Officer of another publicly traded water utility for over eleven years, including ten years as Board Chairman
●	Served as President of the National Association of Water Companies ("NAWC") in 2011 and as a Director for over a decade
●	Currently serving as a Trustee of the Water Research Foundation

Robert A. Van Valer

Position with the Corporation: Director

Business Experience

President of Roscoe Moss Manufacturing Company, manufacturer of water well casing and screen and water transmission pipe, since 1990. Mr. Van Valer served as Vice President from 1984 until 1990 and previously managed domestic and international water well construction projects since joining Roscoe Moss Manufacturing Company in 1977. Mr. Van Valer has served as a Director Emeritus of the American Ground Water Trust since 2005 and as a Director Emeritus of the Groundwater Resources Association of California since 2017. Mr. Van Valer holds a Bachelor of Science in Finance from the University of Arizona and a Master of International Management from the Thunderbird School of Global Management.

Age: 70	Committees
Director Since: 2006	● Nominating & Governance Committee

Key Experience, Qualifications, Attributes and Skills
The principal experience, qualifications and skills that Mr. Van Valer brings to the Board of Directors relate primarily to his substantial experience in the water industry that allows him to contribute to the Board's oversight of the Corporation's operations, through its wholly owned subsidiaries, San Jose Water Company and SJWTX, Inc. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

●
Over 40 years of water industry experience, including water well construction, domestic and foreign, and manufacturing operations and management for water well casing and screen and water transmission pipe

●	President since 1990 of Roscoe Moss Manufacturing Company, supplier to municipal, state and federal water projects and investor owned utilities in the western United States
●	Participation in several industry non-profit and educational organizations and groundwater associations

Carol P. Wallace

Position with the Corporation: Director

Business Experience

Ms. Wallace has been a director since 2019. Prior to that, she served as a director of CTWS since 2003, serving as Chairman since 2017 and as Lead Independent Director from 2012 until 2017. She has 24 years of experience from 1994 until 2018 as the Chief Executive Officer of Cooper-Atkins Corporation and as an employee from 1991, a manufacturer of temperature acquisition instruments prior to its new ownership. Ms. Wallace currently serves as a director of Sandstone Group, LLC since 2012. She served as a Board member of Middlesex Hospital, Middletown, Connecticut from 2013 until February 2018. Ms. Wallace served as a director of Zygo Corporation from 2005 until June 2014. Ms. Wallace received a Bachelor of Arts in Biology from Middlebury College.

Age: 65	Committees
Director Since: 2019	● Finance Committee
● Sustainability Committee

Key Experience, Qualifications, Attributes and Skills
The principal experience, qualifications and skills that Ms. Wallace brings to the Board of Directors contribute to the Board's oversight of the Corporation's executive leadership development, strategic planning, and customer and employee relations. In addition to the items listed in the biographical data above, such experience, qualifications and skills may be summarized as follows:

●
Served as CEO of Cooper-Atkins Corporation, a technology company that had $50M in annual sales, and had overall responsibility for all financial activity, audit, executive compensation, real estate, governance, management risk assessment, IT and strategic initiatives

●	Experience with executing acquisitions
●	Familiarity with and knowledge of regulatory activity related to the water industry
●	Past Chair of the Connecticut Business & Industry Association
●	Experience interacting with government officials at the state level

Director Independence
The Board of Directors has affirmatively determined that each of its directors who served during the 2019 fiscal year, current directors and nominees, other than Eric W. Thornburg, the Corporation's President, Chief Executive Officer and Chairman of the Board, is independent within the meaning of the New York Stock Exchange director independence standards, as currently in effect.
In connection with the determination of independence for Robert A. Van Valer, the Board of Directors considered the Corporation's relationship with Roscoe Moss Manufacturing Company ("RMMC"), a supplier of the Corporation and its subsidiaries. Mr. Van Valer is the President and a stockholder of RMMC. RMMC sold Rossum Sand Tester equipment to San Jose Water Company, the Corporation's wholly owned subsidiary, for an aggregate price of approximately $8,191 in 2017, $0 in 2018, and $1,030 in 2019. In addition, RMMC sold conductor casing, well casing and screen for water wells with an aggregate price of approximately $554,093 in 2017, $0 in 2018, and $0 in 2019 to contractors for use in San Jose Water Company's well replacement construction projects. The Board of Directors concluded that the Corporation's relationship with RMMC is not a material relationship and therefore would not impair the independence of Mr. Van Valer in light of the fact that the aggregate sales of RMMC to the Corporation and contractors for use in San Jose Water Company construction projects were less than two percent of RMMC's gross revenues in 2017, 2018, and 2019 and Mr. Van Valer expects that direct and indirect purchases of products from RMMC will be less than two percent of its revenue in future years.
The Board of Directors has determined that the members of the Audit Committee and the members of the Executive Compensation Committee also meet the additional independence criteria promulgated by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the New York Stock Exchange for Audit Committee membership and Executive Compensation Committee membership, respectively.
Board Leadership Structure
Board structures vary greatly among U.S. public corporations, and the Board does not believe that any one leadership structure is more effective at creating long-term stockholder value. The Board believes that an effective leadership structure could be achieved either by combining or separating the Chair and Chief Executive Officer positions, so long as the structure encourages the free and open dialogue of competing views and provides for strong checks and balances.
The position of Chairman is currently held by Eric W. Thornburg, President and Chief Executive Officer of SJW Group. The Board also appointed Robert A. Van Valer, an independent director, as the Lead Independent Director of the Board. The Board of Directors believes that combining the Chair and Chief Executive Officer positions and having a Lead Independent Director is the appropriate leadership structure for the Corporation at this time. Combining the Chair and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy and value creation. The Board believes that the Chief Executive Officer is in an optimal position to identify and to lead Board discussions on important matters related to business operations. The Board believes this leadership structure is particularly appropriate for the Corporation at this time given Mr. Thornburg's many years of experience in managing companies in the regulated water utility industry and his familiarity with the challenges and intricacies of the regulatory environment.
As the Lead Independent Director, Mr. Van Valer assumes the following duties and responsibilities:

i.	advise and consult with the Chair regarding the information provided to directors in connection with Board meetings;

ii.
ensure that independent directors have adequate opportunities to meet and discuss issues in executive sessions or at separate meetings without management being present and preside at such executive sessions and meetings;

iii.	serve as principal liaison between the independent directors and the Chair;

iv.	chair the meetings of the Board when the Chair is not present; and

v.	respond directly to stockholders and other stakeholder questions and comments that are directed to the Lead Independent Director or to the independent directors as a group.
The Board believes that this leadership structure provides strong, unified leadership of the Corporation while maintaining effective and independent oversight of management. Nevertheless, the Board will continue to consider from time to time whether this leadership structure should be maintained or modified.
Board's Role in Risk Oversight
The Corporation has implemented an internal risk assessment process that focuses on the principal risks that have been identified for the Corporation, including risks associated with the Corporation's regulatory environment, business operations and continuity, compliance requirements, its information technology and data storage and retrieval facilities, cyber risk, insurance coverage, liquidity, credit and other financial risks, internal controls over financial reporting, risks related to potential fraudulent activities and any material risks posed by the Corporation's compensation policies. Potential risks are reviewed and discussed by the Board of Directors on a regular basis. The Audit Committee, pursuant to its charter, meets periodically with employees to discuss identified risks and the measures taken to control, manage and mitigate those risks. On the basis of these meetings and discussions, the Chairman of the Audit Committee reports periodically to the full Board. In addition, the Executive Compensation Committee oversees risk management as it relates to the compensation plans, policies and practices for all employees, including executive officers, particularly whether the compensation programs may create incentives for employees to take excessive or inappropriate risks which could have a material adverse effect on the Corporation. The Nominating & Governance Committee monitors the effectiveness of the corporate governance guidelines and policies and manages risks associated with the independence of the Board of Directors and qualification of directors and nominees for directors.
Board Committees
The Board of Directors has a standing Audit Committee, Executive Compensation Committee, Nominating & Governance Committee, Finance Committee and Sustainability Committee. The Board has the authority to form additional committees, and has done so from time to time, to address matters specifically identified by the Board.
Audit Committee
The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial reports and other financial information provided by the Corporation to any governmental body or the public, the Corporation's compliance with legal and regulatory requirements, the Corporation's systems of internal controls, the qualifications and independence of the independent accountants, and the quality of the Corporation's accounting and financial reporting processes generally. The Audit Committee also reviews significant accounting policies and the financial results with management and the independent accountants. Mses. Hanley and Man and Messrs. King, Landis, and More are current Audit Committee members, and Mr. King serves as the Chair of the Audit Committee. Mr. King was not nominated for reelection for director and his term will expire after the annual meeting. Accordingly, Mr. King will not serve as a member and the Chair of the Audit Committee after the annual meeting. It is expected that Mr. More will serve as the Chair of the Audit Committee after the annual meeting.
These members are independent as such term is defined pursuant to the Exchange Act and the corporate governance listing standards of the New York Stock Exchange with respect to audit committee members. The Board of Directors has determined that each of Mr. King and Mr. More is an "audit committee financial expert" as defined in SEC rules and all committee members are financially literate. The Audit Committee held eight meetings during fiscal year 2019. The Audit Committee has a written charter which may be found at the Corporation's website at www.sjwgroup.com.
Executive Compensation Committee
The Executive Compensation Committee assists the Board of Directors in its responsibilities with respect to the compensation of the Corporation's executive officers and administers certain employee benefit plans, including the Corporation's Long-Term Incentive Plan, and other incentive plans that may be adopted by the Corporation. The Executive Compensation Committee is authorized to approve the compensation payable to the Corporation's executive officers, approve all perquisites, equity incentive awards and special cash payments made or paid to executive officers, and to approve severance packages with cash and/or equity components for the executive officers. Additionally, the Executive Compensation Committee reviews and recommends to the Board of Directors appropriate director compensation programs.
The Executive Compensation Committee retained Mercer (US), Inc. to serve as the committee's independent compensation consultant and provide advice on executive officer and director compensation for the 2019 fiscal year. The role of such consultant, the nature and scope of the consultant’s assignments and the material elements of the instructions or directions given to the consultant with respect to the performance of its duties are more fully set forth below in the section titled "Compensation Discussion and Analysis."
Mses. Armstrong and Hunt and Messrs. Bishop, Landis, and More are current members of the Executive Compensation Committee, and Mr. More serves as the Chair of the Executive Compensation Committee. Each of these members is independent as such term is defined pursuant to the Exchange Act and the corporate governance listing standards of the New York Stock Exchange with respect to compensation committee members. The Executive Compensation Committee held seven meetings during fiscal year 2019. The Executive Compensation Committee has a written charter which may be found at the Corporation's website at www.sjwgroup.com.
Nominating & Governance Committee
The Nominating & Governance Committee is charged by the Board of Directors with reviewing and proposing changes to the Corporation's corporate governance policies, developing criteria for evaluating performance of the Board of Directors, determining the requirements and qualifications for members of the Board of Directors and proposing to the Board of Directors nominees for the position of director of the Corporation. Mses. Armstrong, Hanley, and Hunt and Messrs. Bishop, King, and Van Valer are current Nominating & Governance Committee members, and Ms. Armstrong serves as the Chair of the Nominating & Governance Committee. Mr. King was not nominated for reelection for director and his term will expire after the annual meeting. Accordingly, Mr. King will not serve as a member of the Nominating & Governance Committee after the annual meeting. The Board of Directors has determined that all of the members of the Nominating & Governance Committee are independent as defined under the independence standards for nominating committee members in the listing standards for the New York Stock Exchange. The Nominating & Governance Committee held four meetings during fiscal year 2019. The Nominating & Governance Committee has a written charter which may be found at the Corporation's website at www.sjwgroup.com. Upon recommendation of the Nominating & Governance Committee, the Board approved Corporate Governance Policies that set forth additional principles and procedures regarding the functions, responsibilities and other governance matters of the Board and its committees and members. Such Corporate Governance Policies may be found at the Corporation's website at www.sjwgroup.com.
The Board of Directors has approved the "Policies and Procedures of the Nominating & Governance Committee for Nomination for Directors" (as amended, the "Policies and Procedures"). The Policies and Procedures specify director selection criteria for the Nominating & Governance Committee to consider and the procedures for identifying and evaluating director candidates for the Nominating & Governance Committee to follow when executing its duty to recommend director nominees at the annual meeting of stockholders. The Policies and Procedures also specify steps a stockholder must take in order to properly recommend director candidates which the Nominating & Governance Committee will consider. All candidates for director must generally meet the criteria set forth in the Policies and Procedures, a copy of which may be found at the Corporation's website at www.sjwgroup.com.
The criteria addresses the specific qualifications that the Nominating & Governance Committee believes must be met by each nominee prior to recommendation by the committee for a position on the Corporation's Board of Directors. In particular, the criteria addresses the specific qualities or skills that the Nominating & Governance Committee believes are necessary for one or more of the Corporation's directors to possess in order to fill Board, committee chair and other positions, and to provide the best combination of experience and knowledge on the Board and its committees. These criteria include: highest professional and personal ethical standards; absence of any interests that would materially impair his or her ability to exercise judgment or otherwise discharge the fiduciary duties; ability to contribute insight and direction to achieve the Corporation's goals; skills and expertise relative to the entire make-up of the Board; experience in effective oversight and decision-making, including experience on other boards; ability and willingness to serve a full term with consistent attendance; first-hand business experience and achievement in the industry; and independence as determined under the New York Stock Exchange and SEC rules and regulations. The Nominating & Governance Committee and the Board of Directors do take diversity into account when considering potential nominees for directors, such as differences of viewpoint, varied professional or governmental experience, education and advanced degrees, skill set and other individual qualities and attributes that are likely to contribute to board heterogeneity. However, SJW Group does not have a formal or other established policy in which one or more diversity factors have been specifically identified for application as a matter of ordinary course in the director nominee process.
The steps a stockholder must take in order to properly recommend director candidates which the Committee will consider include submission via mail to the attention of the Nominating & Governance

Committee at the address of the Corporate Secretary, SJW Group, 110 W. Taylor Street, San Jose, California 95110, of a completed "Stockholder Recommendation of Candidate for Director" form which can be found at the Corporation's website at www.sjwgroup.com or may be obtained by mailing a request for a copy of the form to the Corporate Secretary of the Corporation at the above address. A completed form must be submitted not earlier than 210 days prior and not later than 120 days prior to the one-year anniversary of the date the Proxy Statement for the preceding annual meeting was mailed to stockholders. In addition to or in lieu of making a director candidate recommendation via the completed recommendation form, stockholders may nominate directly a person for election as a director at the annual meeting by complying with the procedures set out in the Corporation's Bylaws and other applicable federal and state laws governing the election of directors and distribution of proxy statements. Under the Bylaws, a nominating stockholder must provide the Corporation with advance written notice of a proposed nomination no later than 90 days and no earlier than 120 days prior to the one-year anniversary of the preceding year's annual meeting. Such advance notice must include certain information and materials relating to the stockholder and the proposed nominee as prescribed under the Bylaws, including without limitation the name and qualification of the proposed nominee and other information typically required in a proxy statement filed under SEC proxy rules. For more information on the procedure and advance notice requirements for nominating a director, see the Corporation's Bylaws, a copy of which was filed with the SEC.
Finance Committee
The Finance Committee is charged with assisting the Board of Directors in overseeing the Corporation’s strategy and financing. The Finance Committee reviews and makes recommendations to the Board of Directors regarding the Corporation’s long-term growth strategy, public and private financing, any equity repurchase programs, dividend payments and other distributions of equity. The Finance Committee also reviews significant rating agency communications, the Corporation's rating, its debt ratings and business opportunities. The Finance Committee became a standing committee on October 24, 2018. Prior to this date, the Finance Committee was a special committee of the Board. Ms. Wallace and Messrs. Bishop, King, Landis and More are current Finance Committee members, and Mr. More serves as the Chair of the Finance Committee. Mr. King was not nominated for reelection for director and this term will expire after the annual meeting. Accordingly, Mr. King will not serve as a member of the Finance Committee after the annual meeting. The Finance Committee held four meetings during fiscal year 2019. The Finance Committee has a written charter which may be found at the Corporation's website at www.sjwgroup.com.
Sustainability Committee
The Sustainability Committee is charged with providing guidance to the Board of Directors regarding plans, programs, and activities related to the health and safety of employees, customers, business partners, and the public related to the Corporation’s operating subsidiaries. The Sustainability Committee also provides guidance to the Board of Directors on plans, programs, and activities related to environmental stewardship and sustainability, water supply and conservation, water quality, climate change, operational efficiency and the Corporation’s established water supply policies and any water supply projects. The Sustainability Committee became a standing committee on October 24, 2018. Prior to this date, the Sustainability Committee was a special committee named the Water Supply Committee. Mses. Man and Wallace and Messrs. Bishop and More are the current Sustainability Committee members, and Mr. Bishop serves as the Chair of the Sustainability Committee. The Sustainability Committee held four meetings during fiscal year 2019. The Sustainability Committee has a written charter which may be found at the Corporation's website at www.sjwgroup.com.
Evaluation of Board and Committee Performance
Annually, the Board and each of our Audit, Executive Compensation and Nominating & Governance Committees conduct a self-evaluation pursuant to our Corporate Governance Policies or applicable committee charters.  In addition, the Nominating & Governance Committee is responsible to report annually to the Board an assessment of the Board’s performance based on such evaluation, which includes a review of the Board’s overall effectiveness and the areas in which the Board or management believes the Board can make an impact on the Corporation.
Communications with the Board
Communications to the Board of Directors may be submitted by email to boardofdirectors@sjwater.com or by writing to SJW Group, Attention: Corporate Secretary, 110 W. Taylor Street, San Jose, California 95110. The Board of Directors relies upon the Corporate Secretary to forward written questions or comments to named directors or committees or the Lead Independent Director, as appropriate. General comments or inquiries from stockholders are forwarded to the appropriate individual within the Corporation, including the President, as appropriate.
Interested parties may make their concerns known to non-management directors or independent directors on a confidential and anonymous basis either online or by calling the Corporation's toll free hotline, 1-888-883-1499.
Code of Conduct
The Corporation has adopted a Code of Conduct (as amended, the "Code") that applies to the directors, officers and employees of the Corporation. A copy of the Code may be found at the Corporation's website at www.sjwgroup.com. In the event that we make any amendments to or grant any waivers of a provision of the Code that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefore, on our website at www.sjwgroup.com.
Board Meetings
During fiscal year 2019, there were four regular meetings and five special meetings (including one strategic planning meeting) of the Board of Directors of SJW Group. Each director attended or participated in 75 percent or more of the aggregate of: (i) the total number of regular and special meetings of the Board of Directors of SJW Group; and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2019 fiscal year. As the Lead Independent Director, Robert A. Van Valer presides at all executive sessions of non-management directors or independent directors.
Pursuant to the Corporation's Corporate Governance Policies, each member of the Board of Directors is strongly encouraged to attend the annual meetings of stockholders. All members of the Board who were nominated for election at the 2019 annual meeting attended such meeting.
Compensation of Directors
The following table sets forth certain information regarding the compensation of each non-employee member of the Board of Directors of SJW Group for the 2019 fiscal year:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)		Change in Pension Value ($)(2)	Total ($)
Katharine Armstrong	111,843	78,511	(3)	—	190,354
Walter J. Bishop	126,843	78,511	(3)	—	205,354
Mary Ann Hanley (4)	21,195	—		—	21,195
Heather Hunt (4)	22,695	—		—	22,695
Douglas R. King	118,985	78,511	(3)	63,000	260,496
Gregory P. Landis	111,485	78,511	(3)	—	189,996
Debra C. Man	101,985	78,511	(3)	—	180,496
Daniel B. More	138,985	78,511	(3)	—	217,496
Robert A. Van Valer	103,843	78,511	(3)	—	182,354
Carol P. Wallace (4)	19,695	—		—	19,695

(1)
Consists of the annual retainer and meeting fees for service as a member of the Board of Directors of the Corporation for the 2019 fiscal year and annual retainer and meeting fees for services as board members of San Jose Water Company, SJW Land Company, and SJWTX, Inc. earned prior to October 9, 2019, including amounts deferred under the Corporation’s Deferral Election Program for Non-Employee Board members. The respective dollar amounts of these fees are set forth in the table below. For further information concerning such fees, see the sections below entitled "Director Annual Retainer and Meeting Fees."

Name	2019 Retainer ($)	2019 Meeting Fees ($)	Total Annual Service Fees ($)
Katharine Armstrong	72,843	39,000	111,843
Walter J. Bishop	72,843	54,000	126,843
Mary Ann Hanley	15,195	6,000	21,195
Heather Hunt	15,195	7,500	22,695
Douglas R. King	76,485	42,500	118,985
Gregory P. Landis	61,485	50,000	111,485
Debra C. Man	61,485	40,500	101,985
Daniel B. More	78,985	60,000	138,985
Robert A. Van Valer	75,343	28,500	103,843
Carol P. Wallace	15,195	4,500	19,695

(2)
Represents the increase in the aggregate benefit payable to Mr. King under the Director Pension Plan as a result of the increase in the annual retainer in effect for Mr. King from December 31, 2018 to December 31, 2019. For further information concerning the pension benefit, see the section below entitled “Director Pension Plan.”

(3)
Represents the grant-date fair value of the restricted stock unit award for 1,302 shares made to the non-employee director on April 24, 2019. The applicable grant-date fair value of each award was calculated in accordance with FASB ASC Topic 718 and accordingly determined on the basis of the closing selling price per share of SJW Group’s common stock on the award date as appropriately discounted to reflect the lack of dividend equivalent rights. The reported grant-date value does not take into account any estimated forfeitures related to service-vesting conditions. In addition to the restricted stock units, as of December 31, 2019, Messrs. King and Van Valer held deferred stock awards covering 9,294 and 2,705 shares of SJW Group's common stock, respectively, attributable to the director's prior participation in certain deferred compensation programs implemented under the Corporation's Long-Term Incentive Plan. The awards no longer accrue dividend equivalent rights. Their last dividend equivalent right conversion into deferred stock occurred on January 2, 2018 (for the 2017 fiscal year). For further information concerning those programs, see the sections below entitled "Deferral Election Program for Non-Employee Board Members" and "Deferred Restricted Stock Program."

(4)	Appointed as a member of the Board of Directors of the Corporation on October 9, 2019.
Director Annual Retainer and Meeting Fees
Our non-employee Board members receive an annual retainer and meeting fees under the Director Compensation and Expense Reimbursement Policies which were amended and restated on January 1, 2019 and again on October 9, 2019. A copy of the Director Compensation and Expense Reimbursement Policies amended and restated effective January 1, 2019, is attached as Exhibit 10.50 to the Form 10-K filed for the year ended December 31, 2018. A copy of the Director Compensation and Expense Reimbursement Policies amended and restated on October 9, 2019, is attached as Exhibit 10.2 to the Form 8-K filed on October 9, 2019.
The following table sets forth the 2019 annual retainer fees for the non-employee Board members of SJW Group, San Jose Water Company, SJW Land Company, and SJWTX, Inc. under the Director Compensation and Expense Reimbursement Policies as in effect from January 1, 2019 to October 8, 2019 and from October 9, 2019 to December 31, 2019. Beginning on October 9, 2019, the annual retainer for non-employee Board members of SJW Group was increased and the non-employee Board members of San Jose Water Company, SJW Land Company, and SJWTX, Inc., including non-employee Board members of SJW Group serving on such Boards, are no longer entitled to receive annual retainer fees for board services on the boards of those subsidiaries.

	2019 Annual Retainer ($)
	January 1 - October 8	October 9 - December 31
SJW Group
Chair	30,000	100,000
Other Board Members	5,000	66,500
Additional Fee for Lead Independent Director	10,000	10,000
Audit Committee Chair	15,000	15,000
Executive Compensation Committee Chair	10,000	10,000
All other Committee Chairs	7,500	7,500
San Jose Water Company
Chair	60,000	—
Other Board Members	50,000	—
SJW Land Company
Chair	10,000	—
Other Board Members	5,000	—
SJWTX, Inc.
Chair	5,000	—
Other Board Members	5,000	—

The following table sets forth the 2019 per meeting Board and Committee fees for the non-employee Board members of SJW Group, San Jose Water Company, SJW Land Company, and SJWTX, Inc. effective under the amended and restated Director Compensation and Expense Reimbursement Policies as in effect from January 1, 2019 to October 8, 2019 and from October 9, 2019 to December 31, 2019. Beginning on October 9, 2019, the fees for strategic planning meetings of the SJW Group Board was reduced and non-employee Board members of San Jose Water Company, SJW Land Company, and SJWTX, Inc., including non-employee Board members of SJW Group serving on such Boards, are no longer entitled to receive fees for attendance at the board meetings of those subsidiaries.

	Per Meeting Fee (1)($)
	January 1 - October 8	October 9 - December 31
SJW Group
Chair and Other Board Members	1,500	1,500
Strategic Planning Meeting	2,500	1,500
SJW Group Committees
Chair and other members	1,500	1,500
San Jose Water Company
Chair and Other Board Members	1,500	—
SJW Land Company
Chair and Other Board Members	500	—
SJWTX, Inc.
Chair	2,500	—
Other Board Members	500	—

The meeting fees are the same for attending Board and Committee meetings held telephonically.
In the event a non-employee director attends an in-person Board or Committee meeting by telephone, he or she will be entitled to receive the applicable per meeting fee for the first meeting attended by telephone in a calendar year, and half of such meeting fee for each subsequent meeting attended by telephone in the same calendar year.
Non-employee directors may also receive fees determined on a case-by-case basis by SJW Group's Executive Compensation Committee and ratified by the Board of Directors for attending additional meetings other than Board or Committee meetings, such as Board retreats, strategic planning meetings, or other programs organized by SJW Group or its subsidiaries.
Deferral Election Program for Non-Employee Board Members
Pursuant to the Deferral Election Program, each non-employee member of the Corporation's Board of Directors has the opportunity to defer: (i) either 50 percent or 100 percent of his or her annual retainer fees for serving on the Corporation's Board and the Board of one or more subsidiaries; and (ii) 100 percent of his or her fees for attending pre-scheduled meetings of such Boards or any committees of such Boards on which he or she serves. The deferral election is irrevocable and must be made prior to the start of the year for which the fees are to be earned.
The fees which a non-employee Board member elects to defer under such program for the fiscal year are credited to a deferral election account pursuant to one of the following alternatives selected by the Executive Compensation Committee: (i) in a lump sum on the first business day of that calendar year or as soon as administratively practicable thereafter; or (ii) periodically when the fees would otherwise become due and payable during such calendar year in the absence of his or her deferral election for that calendar year in which case the amounts credited shall be fully vested on crediting. In the event of such lump sum credit, the non-employee Board members will vest in the portion of their account attributable to each Board or Board committee on which they serve during a calendar year in a series of 12 equal monthly installments upon their completion of each calendar month of service on that Board or Board committee during such calendar year. For the deferral election accounts established for the 2019 calendar year, the periodic credit alternative was utilized.
The deferral election account will be credited with a fixed rate of interest, compounded semi-annually, set at the start of each calendar year at the lower of (i) the then current 30-year long-term borrowing cost of funds to San Jose Water Company (or the equivalent thereof), as measured as of the start of such calendar year, or (ii) 120 percent of the long-term Applicable Federal Rate determined as of the start of such calendar year and based on semi-annual compounding.
Distribution of the vested balance credited to each Board member's deferral election account will be made or commence on the 30th day following his or her cessation of Board service either in a lump sum or through a series of up to 10 annual installments in accordance with the Board member's payment election.
Mr. More elected to defer all of his 2019 annual retainer fees and pre-scheduled 2019 meeting fees, Mr. King elected to defer all of his 2019 pre-scheduled meeting fees, Ms. Man elected to defer all of her 2019 annual retainer fees, and Mr. Bishop elected to defer 50 percent of his 2019 annual retainer fees.
Deferred Restricted Stock Program
Prior to the 2008 fiscal year, the non-employee directors were able to receive awards of deferred stock, either through the conversion of their deferred Board and Committee fees under the Deferral Election Program into deferred shares of SJW Group common stock or through their participation in the Deferred Restricted Stock Program. Both of those deferred stock programs were implemented under the Corporation's Long-Term Incentive Plan (the "LTIP").
The principal features of the Deferred Restricted Stock Program may be summarized as follows: each non-employee director who commenced Board service on or after April 29, 2003 was granted: (i) a deferred stock award on the first business day of January following his or her completion of at least six months of service as a Board member; and (ii) annual grants of deferred stock on the first business day of January in each succeeding calendar year through the close of the 2007 calendar year, provided he or she remained a non-employee member of the Board through such date. The number of shares of the Corporation's common stock underlying each annual deferred stock award was determined by dividing (i) the aggregate dollar amount of the annual retainer fees, at the levels in effect as of the date of grant, for service on the Board and for service on the Boards of Directors of the Corporation's subsidiaries for the calendar year in which the grant was made by (ii) the fair market value per share of the Corporation's common stock on the grant date. Prior to 2018, dividend equivalent rights ("DER") accrued on the outstanding deferred stock awards, but no additional DERs are accrued as of January 1, 2018. The shares subject to each deferred stock award are fully vested and will be issued from the LTIP on a distribution commencement date tied to the director's cessation of Board service. The shares may be issued either in a single lump sum or in up to 10 annual installments, as elected by the director in accordance with the Deferred Stock Program.
Restricted Stock Units and the Formulaic Equity Award Program for Non-Employee Board Members
The Company has implemented a Formulaic Equity Award Program for Non-Employee Board Members ("Formulaic Program") under the LTIP which provides that at the close of business on the date of each annual stockholder meeting, each individual who is elected or re-elected to serve as a non-employee Board member will automatically be granted restricted stock units covering that number of shares of common stock (rounded up to the next whole share) determined by dividing the Applicable Annual Amount by the fair market value per share on such date. The Applicable Annual Amount was increased from $60,000 to $80,000 for 2019. Each restricted unit awarded entitles the non-employee Board member to one share of common stock on the applicable vesting date of that unit. Each restricted stock unit award will vest in full upon the non-employee Board member's continuation of Board service through the day immediately preceding the date of the first annual stockholder meeting following the annual stockholder meeting at which that restricted stock unit award was made subject to accelerated vesting following a change in control or cessation of Board service by reason of death or permanent disability prior to such vesting date. Each non-employee Board member must retain beneficial ownership of at least 50 percent of the shares of common stock issued in connection with the vesting of such restricted stock units until such time as such individual is in compliance with the equity ownership guidelines that the Corporation from time to time establishes for its non-employee Board members.
Pursuant to the Formulaic Program, on April 24, 2019, each non-employee Board member elected at the 2019 annual stockholder meeting received an award of restricted stock units covering 1,302 shares of common stock.
Director Pension Plan
Mr. King continues to participate in the Director Pension Plan. Under such plan, Mr. King will receive a benefit equal to one half of the aggregate annual retainer for service on the Board of SJW Group, and the Boards of San Jose Water Company and SJW Land Company, following his cessation of service as a director. This benefit will be paid to Mr. King, his beneficiary or his estate, for four years. These payments will be made with the same frequency as the ongoing retainers. Directors who elected to convert their accumulated Director Pension Plan benefits into deferred restricted stock in 2003 and non-employee directors who commenced Board service on or after April 29, 2003, are not eligible to participate in the Director Pension Plan.
Expense Reimbursement Policies
Under the Corporation's Director Compensation and Expense Reimbursement Policies, each non-employee director will be reimbursed for all reasonable expenses incurred in connection with his or her attendance at Board or committee meetings of SJW Group or its subsidiaries as well as his or her attendance at certain other meetings held by such companies. Expenses subject to reimbursement for fiscal year 2019 include the expense of traveling first class for any travel within the United States.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends that stockholders vote FOR the election of the ten nominees listed on pages 5-14. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR each of the ten nominees.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
General
Pursuant to Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Corporation's stockholders are entitled to vote at the annual meeting to approve the compensation of the Corporation's named executive officers, as disclosed in this Proxy Statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. However, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Corporation or the Corporation's Board of Directors or the Executive Compensation Committee of the Board.
Although the vote is non-binding, the Corporation's Board of Directors and the Executive Compensation Committee value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions affecting the Corporation's executive officers.
In deciding how to vote on this proposal, the Board encourages you to read the "Compensation Discussion and Analysis" section beginning on page 30 and "Summary Compensation Table" beginning on page 49. The Executive Compensation Committee has made numerous enhancements in recent years to better align our executive compensation programs with our strategic objectives, and to respond to changes in the marketplace and feedback received from stockholders and stockholder advisory groups as discussed in the Compensation Discussion and Analysis section of this Proxy Statement.
Resolution
The Corporation's stockholders are being asked to approve by advisory vote the following resolution relating to the compensation of the named executive officers in this Proxy Statement:
"Resolved that the Corporation's stockholders hereby approve the compensation paid to the Corporation's executive officers named in the Summary Compensation Table of this Proxy Statement, as that compensation is disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion included in this Proxy Statement."
The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of the Corporation's named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends an advisory vote FOR the resolution to approve the compensation of the named executive officers as disclosed in this Proxy Statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the approval of such resolution.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED ACCOUNTING FIRM
General
The Audit Committee of the Board of Directors has appointed KPMG LLP as the Corporation's independent registered public accounting firm (the "independent accountants") for the fiscal year ending December 31, 2020. At the annual meeting, stockholders are being asked to ratify the appointment of KPMG LLP as the Corporation's independent registered public accounting firm for fiscal year 2020. In the event the stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee will reconsider its selection.
Representatives of KPMG LLP are expected to be present at the annual meeting. They have been offered the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Principal Independent Accountants' Fees and Services
The following table sets forth the approximate aggregate fees billed to the Corporation during or for fiscal years 2018 and 2019:

	2019	2018
Audit Fees (1)	2,031,333	1,052,361
Audit-Related Fees (2)	—	—
Tax Fees (3)	—	89,000
All Other Fees (4)	—	235,000
Total Fees	$2,031,333	$1,376,361

(1)
Audit Fees: This category consists of the fees billed for those fiscal years for the audit of annual financial statements, review of the financial statements included in the annual report on Form 10-K and quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)
Audit-Related Fees: This category consists of fees billed in those fiscal years with respect to assurance and related services by the independent accountants that are reasonably related to the performance of the audit and review of financial statements and are not reported under "Audit Fees."

(3)
Tax Fees: This category consists of fees billed in those fiscal years with respect to professional services rendered by the independent accountants for tax compliance, tax advice and tax planning. All tax fees, if any, were pre-approved by the Audit Committee. Fees for fiscal year 2018 include fees paid for tax advice relating to the merger with Connecticut Water Service, Inc. (CTWS") and related activities.

(4)
All Other Fees: This category consists of fees billed in those fiscal years which are not covered by "Audit Fees," "Audit-Related Fees" and "Tax Fees." Fees for fiscal year 2018 include fees paid for services provided by KPMG LLP related to the then proposed merger with CTWS and related activities.

The Audit Committee has considered and concluded that the provision of services described above is compatible with maintaining the independence of KPMG LLP.
The Audit Committee has adopted a pre-approval policy regarding the rendering of audit, audit-related and non-audit services by KPMG LLP. In general, audit fees are reviewed and approved by the Audit Committee annually. Audit-related and non-audit services are pre-approved by the Audit Committee. The Audit Committee has delegated authority to its Chairman to pre-approve specific services to be rendered by KPMG LLP subject to ratification by the Audit Committee when it next convenes a meeting.
Recommendation of the Board of Directors
The Board of Directors unanimously recommends a vote FOR the adoption of the proposal to ratify the appointment of KPMG LLP as SJW Group's independent registered public accounting firm for fiscal year 2020. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR this Proposal.

OWNERSHIP OF SECURITIES
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires the executive officers and directors of the Corporation, and persons who own more than 10 percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. These persons are required to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no other reports were required during 2019, the Corporation believes that all Section 16(a) reporting obligations were met during 2019 except that Ms. Wendy Avila-Walker did not file a Form 3 timely and was late in reporting 16 transactions that should have been reported on Forms 4, all due to the Corporation’s failure to timely inform Ms. Avila-Walker that she was subject to Section 16(a) reporting requirement as a result of her serving as the principle accounting officer of the Corporation.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth, as of March 4, 2020, certain information concerning beneficial ownership of shares of SJW Group common stock by each director of the Corporation, nominee for director, the Corporation's Chief Executive Officer, the Corporation's Chief Financial Officer and each of the Corporation's other executive officers named in the Summary Compensation Table below (the "named executive officers"), all directors, nominees and executive officers as a group, and any beneficial owner of five percent or more of outstanding shares of common stock of SJW Group.
Unless otherwise indicated, the beneficial ownership consists of sole voting and investment power with respect to the shares indicated, except to the extent that spouses share authority under applicable law. None of the shares reported as beneficially owned by the named executive officers, directors and nominees for director have been pledged as security for any loan or indebtedness.
Unless otherwise indicated, the principal address of each of the stockholders below is c/o SJW Group, 110 W. Taylor Street, San Jose, California 95110. The calculations in the table below are based on 28,493,151 shares of common stock issued and outstanding as of March 4, 2020. In addition, shares of common stock that may be acquired by the person shown in the table within 60 days of March 4, 2020, are deemed to be outstanding for the purpose of computing the percentage of ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person shown in the table.

Name	Shares Beneficially Owned	Percent of Class
Directors and Nominees for Directors:
Katharine Armstrong (1)	11,855	*
Walter J. Bishop (2)	11,665	*
Mary Ann Hanley	345	*
Heather Hunt	—	*
Douglas R. King (3)	11,805	*
Gregory P. Landis (4)	3,512	*
Debra C. Man (5)	4,469	*
Daniel B. More (6)	5,638	*
Eric W. Thornburg, President, Chief Executive Officer and Chairman of the Board (7)	9,674	*
Robert A. Van Valer (8)	2,228,292	7.8%
Carol P. Wallace	—	*
Named Executive Officers not listed above:
David C. Benoit, former President of CTWS (9)	—	*
Andrew R. Gere, President and Chief Operating Officer of SJWC (10)	17,477	*
Palle L. Jensen, former Executive Vice President of SJWC (11)	11,984	*
James P. Lynch, Chief Financial Officer and Treasurer (12)	21,606	*
Maureen P. Westbrook, President of CTWS (13)	—	*
All directors, nominees and executive officers as a group (17 individuals) (14)	2,351,888	8.3%
Beneficial owners of five percent or more not listed above:
BlackRock, Inc. and Certain Subsidiaries (15) 55 East 52nd Street, New York, NY 10055	2,027,284	7.1%
The Vanguard Group (16) 100 Vanguard Blvd., Malvern, PA 19355	1,777,791	6.2%
T. Rowe Price Associates Inc. (17) 100 E. Pratt Street, Baltimore MD 21202	1,779,859	6.2%

*	Represents less than one percent of the outstanding shares of SJW Group's common stock.

(1)
Includes (i) 2,550 shares of common stock held in a joint account with spouse and for which Katharine Armstrong and her spouse share voting and investment power, (ii) 1,000 shares of common stock held under an IRA account, (iii) 7,003 shares of common stock held by the Katharine Armstrong Love Exempt Trust U/A/D 6/30/2009, for which Katharine Armstrong is the sole trustee, and (iv) 1,302 shares of common stock subject to a restricted stock unit award which will vest in full upon continuation of board service through the day immediately preceding the date of the annual stockholder meeting to be held on April 29, 2020.

(2)
Includes (i) 10,363 shares of common stock held by the Bishop Family Trust, for which Walter Bishop and his spouse are co-trustees and shared voting and investment powers with respect to such shares, and (ii) 1,302 shares of common stock subject to a restricted stock unit award which will vest in full upon continuation of board service through the day immediately preceding the date of the annual stockholder meeting to be held on April 29, 2020.

(3)
Includes (i) 10,503 shares of common stock held by the King Family Trust dated June 6, 2005 of which Mr. King and Melinda King are trustees and have shared voting and investment powers with respect to such shares, and (ii) 1,302 shares of common stock subject to a restricted stock unit award which will vest in full upon continuation of board service through the day immediately preceding the date of the next annual stockholder meeting to be held on April 29, 2020. Excludes 9,294 shares of the Corporation's common stock underlying deferred stock awards which will be issued in one or more installments following Mr. King's cessation of Board service.

(4)
Includes 1,302 shares of common stock subject to a restricted stock unit award which will vest in full upon continuation of board service through the day immediately preceding the date of the annual stockholder meeting to be held on April 29, 2020.

(5)
Includes 1,302 shares of common stock subject to a restricted stock unit award which will vest in full upon continuation of board service through the day immediately preceding the date of the annual stockholder meeting to be held on April 29, 2020.

(6)
Includes (i) 4,336 shares of common stock held by the Daniel B. More Revocable Trust, of which Mr. More is the sole trustee, and (ii) 1,302 shares of common stock subject to a restricted stock unit award which will vest in full upon continuation of board service through the day immediately preceding the date of the annual stockholder meeting to be held on April 29, 2020.

(7)
Excludes 43,027 shares of the Corporation's common stock issuable pursuant to restricted stock unit awards that are subject to various performance-vesting and service-vesting schedule requirements. The shares that actually vest under those awards will be issued in accordance with the applicable issuance schedule in effect for those shares.

(8)
Includes (i) 89,122 share of common stock, (ii) 1,302 shares of common stock subject to a restricted stock unit award which will vest in full upon continuation of board service through the day immediately preceding the date of the annual stockholder meeting to be held on April 29, 2020, (iii) 1,937,226 shares of common stock held under the Non Exempt Bypass Trust created under the Roscoe Moss Jr Revocable Trust dated March 24, 1982 for which Mr. Van Valer has sole voting and dispositive powers, and (iv) 200,642 shares of common stock held under an Exempt Bypass Trust created under the Roscoe Moss Jr Revocable Trust dated March 24, 1982 for which Mr. Van Valer has sole voting and dispositive powers. Excludes 2,705 shares of the Corporation's common stock underlying deferred stock awards which will be issued in one or more installments following Mr. Van Valer's cessation of Board service. The address for Robert A. Van Valer is 4360 Worth Street, Los Angeles, California 90063.

(9)
Excludes 31,461 shares of the Corporation's common stock underlying deferred stock unit awards that are vested and will be settled in accordance with the election previously made by Mr. Benoit. Excludes 3,564 shares of the Corporation's common stock issuable pursuant to a restricted stock unit award including dividend equivalent rights that vested on December 31, 2019 and will be settled in accordance with the terms of the award. Mr. Benoit retired from CTWS effective as of December 31, 2019.

(10)
Includes (i) 400 shares of common stock held in a Uniform Transfer to Minors Act (UTMA) account for the benefit of Jillian Gere, and (ii) 100 shares of common stock held in a UTMA for the benefit of Robert Gere. The shares held in both UTMA accounts have shared voting and dispositive power. Excludes 8,434 shares of the Corporation's common stock issuable pursuant to restricted stock unit awards that are subject to various performance-vesting and service-vesting schedule requirements. The shares that actually vest under those awards will be issued in accordance with the applicable issuance schedule in effect for those shares.

(11)	Mr. Jensen retired from SJWC effective as of February 21, 2020.

(12)
Includes (i) 4,533 shares of common stock, (ii) 2,500 shares of common stock held under a Roth IRA, and (iii) 14,573 shares of common stock held by Mr. Lynch and his spouse in joint tenancy. Mr. Lynch has shared voting and investment powers with respect to 14,573 shares. Excludes 10,113 shares of the Corporation's common stock issuable pursuant to restricted stock unit awards that are subject to various performance-vesting and service-vesting schedule requirements. The shares that actually vest under those awards will be issued in accordance with the applicable issuance schedule in effect for those shares.

(13)
Excludes 19,209 shares of the Corporation's common stock issuable pursuant to restricted stock unit awards that will vest and become issuable in accordance with their terms. Excludes 24,485 shares of the Corporation's common stock subject to deferred share units that are vested and will be settled in accordance with an election previously made by Ms. Westbrook.

(14)
Includes an aggregate of 9,114 shares of common stock subject to restricted stock unit awards held by non-employee Board members which will vest in full upon continuation of board service through the day immediately preceding the date of the annual stockholder meeting to be held on April 29, 2020.

(15)
Pursuant to Schedule 13G/A filed with the SEC on February 6, 2020, BlackRock, Inc. had sole power to vote or to direct the vote of 1,978,015 shares of common stock and sole power to dispose or to direct the disposition of 2,027,284 shares of common stock.

(16)
Pursuant to Schedule 13G/A filed with the SEC on February 12, 2020, The Vanguard Group had sole power to vote or to direct the vote of 51,417 shares of common stock and sole power to dispose or to direct the disposition of 1,721,902 shares of common stock, and had shared power to vote or to direct the vote of 14,466 shares of common stock and shared power to dispose or to direct the disposition of 55,889 shares of common stock.

(17)
Pursuant to Schedule 13G/A filed with the SEC on February 14, 2020, T. Rowe Price Associates Inc. had sole power to vote or to direct the vote of 361,245 shares of common stock and sole power to dispose or to direct the disposition of 1,779,859 shares of common stock.

For further information concerning such restricted stock unit and deferred stock awards, please see the following sections of this Proxy Statement: "Compensation of Directors," "Summary Compensation Table" and "Grants of Plan-Based Awards."

Policy Governing Hedging and Pledging of Common Stock
The Corporation has adopted policies that preclude Board members, executive officers and certain employees, and other individuals, including family members residing in the same household, and entities owned and controlled by the above persons, from engaging in hedging or monetization transactions in the Corporation's common stock such as put and call options and short sales and from pledging the Corporation's common stock or holding such stock in margin accounts. Accordingly, such individuals bear the full risk of economic loss, like any other stockholder, with respect to their equity holdings, whether in the form of actual shares of the Corporation's common stock or restricted stock units that will convert into such shares following the satisfaction of the applicable vesting and payment requirements.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the principles underlying our executive officer compensation policies and discusses the decisions relating to the named executive officer compensation for the 2019 fiscal year. The Executive Compensation Committee (the "Committee") of the Board of Directors is responsible for reviewing and approving the compensation payable to our executive officers.
Merger with Connecticut Water Service, Inc.
On October 9, 2019 (the “Closing Date”), the Corporation completed its previously announced merger (the “Merger”) with Connecticut Water Service, Inc., a Connecticut corporation (“CTWS”) contemplated by the Second Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 5, 2018. The Merger resulted in CTWS surviving as a wholly owned subsidiary of the Corporation. A further description of the Merger can be found in the current report on Form 8-K filed by the Corporation on October 9, 2019.
In connection with the Merger, the Corporation appointed three new executive officers who were formerly executive officers of CTWS. Two of the newly-appointed executive officers, David C. Benoit and Maureen P. Westbrook are named executive officers of the Corporation for the 2019 fiscal year and are referred to in the Proxy Statement as the “New Executive Officers.” Prior to the Merger, decisions about CTWS’s executive compensation program (including the compensation of Mr. Benoit and Ms. Westbrook) were made by the CTWS Compensation Committee. In connection with Ms. Westbrook’s appointment as an executive officer and a subsequent promotion, the Committee approved certain amendments to her compensation arrangement as more fully described below in the section titled “Discussion and Analysis - 2019 Compensation for Mr. Benoit and Ms. Westbrook.” Mr. Benoit’s compensation, which remained unchanged following the Merger, is also more fully described below in the section titled “Discussion and Analysis - 2019 Compensation for Mr. Benoit and Ms. Westbrook.”
Also, as provided in the Merger Agreement, the Corporation assumed certain outstanding incentive awards granted by CTWS prior to the Closing Date including awards held by Mr. Benoit and Ms. Westbrook as more fully described in the section titled “Discussion and Analysis - 2019 Compensation for Mr. Benoit and Ms. Westbrook.” In connection with such assumption, the awards were modified to provide for accelerated vesting upon termination without cause within 12 months following closing of the Merger.
This Compensation Discussion and Analysis generally describes the actions taken and decisions made by the Committee prior to and following the Merger with respect to our named executive officers, other than the New Executive Officers, and describes the compensation of the New Executive Officers as assumed or amended by the Corporation following the Merger.

Named Executive Officers
Our named executive officers for 2019 are listed below:

Name	Title
Eric W. Thornburg	President, Chief Executive Officer and Chairman of the Board of SJW Group
David C. Benoit	President of CTWS until December 1, 2019 (1)
Andrew R. Gere	President and Chief Operating Officer of San Jose Water Company ("SJWC")
Palle L. Jensen	Executive Vice President of SJWC (2)
James P. Lynch	Chief Financial Officer and Treasurer of SJW Group
Maureen P. Westbrook	President of CTWS beginning December 1, 2019 (3)

(1)	From the Closing Date until December 1, 2019, Mr. Benoit served as President of CTWS. Mr. Benoit retired from CTWS effective as of December 31, 2019.

(2)	Mr. Jensen retired from SJWC effective as of February 21, 2020.

(3)	Ms. Westbrook was appointed President of CTWS effective December 1, 2019. From the Closing Date until Dec. 1, 2019, Ms. Westbrook served as Vice President, Customer and Regulatory Affairs of CTWS.

EXECUTIVE SUMMARY
This executive summary relates to the compensation of our named executive officers (other than the New Executive Officers).
Executive Compensation Highlights
In fiscal year 2019, we continued our strong commitment to pay for performance by aligning a significant portion of executive compensation with performance. In furtherance of this goal, we adjusted the pay mix for our named executive officers other than Mr. Thornburg, our President and Chief Executive Officer ("CEO"), towards more variable compensation as compared to 2018. In particular, the short-term incentive compensation for such named executive officers was changed from 25% to 28% of base salary and we reduced the weighting of service-based equity awards under the long-term incentives from 50% to 40% and correspondingly increased the weighting of performance-based equity awards. For fiscal year 2019, earnings per share was introduced as a short-term incentive performance metric to ensure an appropriate focus on corporate earnings, within the context of a balance of financial, operational and strategic goals. Long-term return on equity goals were introduced for the long-term equity incentive program to ensure a focus on absolute levels of long-term financial returns, in combination with relative total shareholder return performance goals. The increase made to the weighting of performance-based equity awards and changes made to the short-term and long-term incentive program financial metrics for 2019 help to align executive officer compensation with corporate objectives and peer practices.
As indicated in the charts below, the 2019 performance-based and long-term incentive compensation for Mr. Thornburg constituted 61 percent of his annual total target direct compensation, and the 2019 performance-based and long-term incentive compensation for our other named executive officers, other than the New Executive Officers, as a group, constituted 41 percent of the officers' annual total target direct compensation. These allocations are generally consistent with the average for our peer group as set forth in the charts below. Accordingly, a significant portion of our named executive officers' compensation is "at risk."
Our compensation program for the named executive officers consisted primarily of base salary, a cash incentive program and an equity incentive program in the form of performance-based and service-based restricted stock units ("RSU"). The cash and equity incentive programs are driven by metrics that align with the Corporation’s business, short-term strategic operating goals and long-term growth strategy. The only fixed component of pay is base salary. For the 2019 fiscal year, 75 percent of the target performance-based cash incentive award for the executive officers, including the CEO, was based on performance goals tied to diluted earnings per share, capital additions, water quality compliance and several key operational goals measuring the successful operation of the business and 25 percent of the target performance-based cash incentive award was based on strategic objectives. For the performance-based RSUs, which are aligned with the long-term interests of our stockholders, the goals included total shareholder return and return on equity.

TARGET PAY MIX

(1) The chart does not include the New Executive Officers.

Executive Compensation Practices and Governance Highlights

WHAT WE DO
✓	Align our executive pay with performance	✓	Include a "clawback" provision in our performance stock awards
✓	Provide an appropriate balance of annual and long-term incentives and include multiple measures of performance that are tied to our strategies, goals and stock price performance	✓	Prohibit hedging and pledging of the Corporation's common stock
✓	Provide change in control payments under the Executive Severance Plan only on a double trigger	✓	Maintain a meaningful equity ownership policy for the executive officers
✓	Include caps on individual payouts in short-term and long-term incentive plans	✓	The Executive Compensation Committee has retained independent compensation consultants
✓	Hold an annual "say-on-pay" advisory vote	✓	Regularly evaluate our peer group and pay positioning
✓	Annually assess risks in our compensation programs

WHAT WE DON'T DO
✗	Pay dividends on unvested equity awards	✗	Provide excessive perquisites
✗	Provide excise tax gross-up to the CEO or tax gross-up to any NEOs on perquisites	✗	Allow short sales or purchases of equity derivatives of our common stock by officers or directors
✗	Time the release of material non-public information to affect the value of executive compensation
COMPENSATION OBJECTIVES AND PHILOSOPHY
The Committee seeks to maintain an overarching pay-for-performance compensation philosophy through the use of compensation programs for the Corporation's executive officers that are designed to attain the following objectives:

•	Recruit, motivate and retain executives capable of meeting the Corporation's strategic objectives;

•	Provide incentives to achieve superior executive performance and successful operation and financial results for the Corporation; and

•	Align the interests of executives with the long-term interests of stockholders.
The Committee seeks to achieve these objectives by:

•	Establishing a compensation structure that is both market competitive and internally fair;

•	Linking a substantial portion of compensation to the Corporation's operational and financial performance and the individual's contribution to that performance;

•	Maintaining a compensation structure that is designed to provide below-target compensation for underachievement and upward leverage for exceptional performance; and

•	Providing long-term equity-based incentives and requiring direct stock ownership by executive officers.

The Committee is not authorized to delegate any of its authority with respect to executive officer compensation, other than with respect to routine administrative functions. However, the Committee may from time to time consult with other independent Board members regarding executive compensation matters and is authorized to hire independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Corporation's executive officers and other key employees.
DISCUSSION AND ANALYSIS
This section provides detailed information about our named executive officers' 2019 compensation and the Committee's decision making process.
Components of Compensation
The following sections relate to the compensation of our named executive officers other than the New Executive Officers. The compensation of our New Executive Officers is discussed below in the section titled “2019 Compensation for Mr. Benoit and Ms. Westbrook.”
For the 2019 fiscal year, the principal components of the Corporation's executive compensation program were as follows:

•	Base salary;

•	Annual short-term cash incentives;

•	Long-term equity incentive awards; and

•	Retirement benefit accruals.
In setting the 2019 compensation of the executive officers, the Committee intended to provide a consistent mix of fixed (salary) and variable short-term incentive cash compensation by defining the target STI as 50 percent of salary for the CEO and 28 percent of salary for the other named executive officers. However, there is no policy for the allocation of compensation between cash and non-cash (equity) components or between short-term and long-term components, and there are no pre-established ratios between the CEO's compensation and that of the other named executive officers.
The named executive officers are also provided with market competitive benefits and perquisites and are entitled to certain severance benefits in the event their employment terminates under certain defined circumstances, as more fully set forth below in this section and in the section entitled "Employment Agreements, Offer Letters, Termination of Employment and Change in Control Arrangements" that appears later in this Proxy Statement.
Base Salary
It is the Committee's objective to set a competitive annual rate of base salary for each executive officer. The Committee believes that such competitive base salaries are necessary to attract and retain top quality executives.
2019 Base Salary for the CEO: Pursuant to Mr. Thornburg's employment agreement, his base salary for calendar year 2017 was set at $700,000. No adjustment was made to his salary in 2018 and the Committee determined to make no adjustments to his salary for 2019. See section titled “Target Pay Positioning” below for a discussion of the Committee’s decision regarding the CEO’s pay.
2019 Base Salary of the Other Named Executive Officers: In setting the 2019 fiscal year base salaries for the other named executive officers, the Committee considered each executive officer's tenure and responsibilities with the Corporation, competitive market data for the officer's position, the cost of living, internal pay equity considerations, and the other components of the officer's total direct compensation for the year. The Committee approved salary adjustments that ranged from 3.0 to 5.9 percent increases for such named executive officers.
Accordingly, the base salary levels in effect for the 2018 and 2019 fiscal years for each named executive officer and the applicable percentage increases for the 2019 fiscal year are as follows:

Name	2018 Salary ($)	2019 Salary ($)	Increase (%)
Eric W. Thornburg	700,000	700,000	0.0
Andrew R. Gere	461,000	475,000	3.0
Palle L. Jensen	389,000	401,000	3.1
James P. Lynch	441,000	467,000	5.9
Annual Cash Incentive Compensation
The annual cash incentive awards are designed to reward superior corporate and executive performance while reinforcing the Corporation's short-term strategic operating goals.
Target Incentive Amounts
Each year, the Committee establishes target annual incentive cash compensation for each named executive officer (tied to either a percentage of base salary or a specific dollar amount). Pursuant to Mr. Thornburg’s employment agreement, his 2019 target annual cash incentive must be no less than 50% of his base salary. For 2019, the Committee determined to make no changes to his target cash incentive. See section titled “Target Pay Positioning” below for a discussion of the Committee’s decision regarding the CEO’s pay.
With respect to the other named executive officers, the Committee increased the target annual incentive cash compensation from 25% to 28% of base salary in order to move the pay mix towards more variable compensation. For fiscal year 2019, the increased target percentage for the other named executive officers as described above is applied to the increased base salaries. The target annual cash incentive compensation levels in effect for the 2018 and 2019 fiscal years for each named executive officer and the applicable percentage increases for the 2019 fiscal year are shown in the table below.

	Annual Incentive Cash Compensation
Name	2018 Target ($)	2019 Target ($)	Increase (%)
Eric W. Thornburg	350,000	350,000	0.0
Andrew R. Gere	115,000	133,000	15.7
Palle L. Jensen	97,000	112,000	15.5
James P. Lynch	110,000	131,000	19.1
Performance Goals
As discussed above, for the 2019 fiscal year, earnings per share ("EPS") was introduced as a short-term incentive performance metric to ensure an appropriate focus on corporate earnings within the context of a balance of financial, operational and strategic goals. The performance goals set by the Committee for the 2019 fiscal year, together with the portion of target annual cash incentive compensation allocated to each goal, were as set forth below.

Performance Criteria	Allocation (%)
SJW Group Diluted EPS (1)	25
San Jose Water Company 2019 Capital Additions (2)	20
San Jose Water Company Water Quality Compliance (3)	15
San Jose Water Company Key Operational Goals (4)	15
Strategic Objectives (5)	25

(1)	Diluted EPS as reported in the 2019 Annual Report adjusted for certain compensation-related, non-recurring items and merger related costs. Target goal is $2.20 per diluted share.

(2)	Represents San Jose Water Company's capital expenditures made in 2019, including the cost to retire facilities. Target goal is $104,900,000.

(3)
Target is achieved if San Jose Water Company does not receive a citation during the performance period from the California Division of Drinking Water (DDW) (i) for violating health-related drinking water standards and treatment techniques specified in the U.S. National Primary Drinking Water Regulations and California Code of Regulations Title 22, Chapter 15; or (ii) for violating secondary maximum contaminant criteria.

(4)
San Jose Water Company annually establishes quantitative key operational goals that are designed to align management's operating objectives with the primary goals of the company's strategic plan. The operational goals represent a mix of quantitative goals covering key business objectives used to manage the business that are critical to achieving and maintaining superior performance in the public utilities industry. For the 2019 fiscal year, the operational goals were comprised of 6 key performance indicators related to customer service, workplace safety, distribution system operations, and employee engagement.

(5)
The strategic objectives listed below were established for all the executive officers, including for the CEO. The goals are measured against the 2019 Strategic Objectives established by the Board. The level of achievement of the objectives by the CEO and other named executive officers is determined by the Committee.

◦	Develop an integration plan for Connecticut Water Service, Inc. if the acquisition is consummated by September 30, 2019;

◦	Improve the ISS Environmental Quality Score from rating of 9 to between 1 and 8: and

◦	Conduct a San Jose Water Company 2019 Public Official Satisfaction Survey and develop outreach plan.

The actual annual cash incentive compensation attributable to each performance goal could have ranged from 0 to 150 percent of the portion of the target annual cash incentive compensation amount allocated to that goal with up to an additional 50 percent of target annual cash compensation for the executive officers other than the CEO based on exceptional individual performance. If the actual level of attainment of any such performance goal was between two of the designated levels, then the annual cash incentive compensation potential with respect to that goal would be interpolated on a straight-line basis.
2019 Fiscal Year Payout
In February 2020, the Committee determined, on the basis of the Corporation's performance in relation to the performance criteria listed above and the executive officer's individual performance, that the cash incentive compensation for the 2019 fiscal year should be paid to the named executive officers in the amount of 112 percent of target based on reaching 65 to 150 percent of the target allocated to the performance goals described above. The table below sets forth the fiscal year 2019 cash incentive compensation targets and actual cash incentive compensation payout amounts for each of the named executive officers on the basis of the performance criteria listed above.

	2019 Incentive Cash Compensation
Name	Target ($)	Actual ($)	Actual (% Target)
Eric W. Thornburg	350,000	392,000	112
Andrew R. Gere	133,000	148,960	112
Palle L. Jensen	112,000	125,440	112
James P. Lynch	131,000	146,720	112
Equity Compensation
A significant portion of each named executive officer's compensation is provided in the form of long-term incentive equity awards under the Corporation's Long-Term Incentive Plan ("LTIP"). Long-term incentive awards are typically made to executive officers in the form of service-based RSUs and leveraged performance-based RSUs covering shares of the Corporation's common stock.
The service-based RSUs granted to date have vesting schedules that provide a meaningful incentive for the executive officer to remain in the Corporation's service. Leveraged performance-based RSUs are also used to payout at increasing rates based on the level of attainment of the specified performance goals. None of the RSU awards granted in 2019 to the named executive officers include dividend equivalent rights.

2019 Fiscal Year Grants to the CEO: The 2019 target long-term incentive amount for the CEO was retained at the same level as his target 2018 long-term incentive amount. See section titled “Target Pay Positioning” below for a discussion of the Committee’s decision regarding the CEO’s pay. The Committee also determined that the allocation of the award at 30% for service-based RSUs and 70% for performance-based awards was appropriate. In 2018, the performance metrics for the performance-based RSUs were EPS and total shareholder return (“TSR”). For 2019, the Committee replaced EPS as a performance metric under the performance-based RSUs with long-term return on equity (“ROE”) goals and changed the weighting between the performance-based awards so that the TSR award is 57 percent of the total performance-based awards and the ROE award is 43 percent of the total performance-based awards. As discussed above, EPS is now a performance metric for the short-term incentive program. The high allocation to performance-based RSUs and the reallocation of weighting between performance-based awards ensure appropriate stockholder alignment and focus on stockholder value creation.
On January 2, 2019, Mr. Thornburg was granted a service-based RSU award covering 4,367 shares that vests in three equal installments on each of December 31, 2019, December 31, 2020 and December 31, 2021.
On January 29, 2019, Mr. Thornburg was granted a performance-based RSU award covering 4,958 target shares that vests based on relative TSR over the performance period measured from January 1, 2019 to December 31, 2021 and a performance-based RSU award covering 4,100 target shares that vests based on the level of attainment of ROE over the performance period measured from January 1, 2019 through December 31, 2021 and Mr. Thornburg's continued service through December 31, 2021. The number of shares issuable under such TSR award and ROE award will range between 0 to 200 percent and 0 to 150 percent, respectively, of the target number of shares under such awards based on the level of actual attainment of the specified performance goals. The awards provide that in the event of certain involuntary terminations or retirement during the performance period, Mr. Thornburg will vest in the awards, earned based on performance, on a pro-rata basis for the period of service completed during the performance period.
2019 Fiscal Year Grants to the Other Named Executive Officers: In fiscal 2019, the Committee made the following changes to the long-term incentive awards for the other named executive officer to emphasize performance-based compensation and better align with the long-term incentive awards for the CEO:

•	Reduced the weighting of service-based RSUs from 50% to 40% of target.

•	Introduced three-year TSR based awards instead of three year EPS awards; EPS was used as a performance metric under the short-term incentive program instead.

•	Changed the performance period for ROE awards from one-year to three years.
On January 2, 2019, Messrs. Gere, Jensen, and Lynch were each granted an RSU award covering an aggregate number of shares of the Corporation's common stock specified in the table below that vest in three equal annual installments upon completion of each year of service over the three year period measured from the grant date.
On January 29, 2019, Messrs. Gere, Jensen, and Lynch were each granted the following performance-based RSU awards covering the target number of shares specified in the chart below:

•
TSR Award: The TSR award vests based on relative TSR over the performance period measured from January 1, 2019 to December 31, 2021 and the officer's continued service through December 31, 2021. The number of shares issuable under such TSR award will range between 0 to 200 percent of the target number of shares based on the level of actual attainment of the specified performance goals.

•
ROE Award: The ROE award vests based on the level of attainment of the Corporation’s ROE over the performance period measured from January 1, 2019 through December 31, 2021 and the officer’s continued service through December 31, 2021. For purposes of the ROE awards, including the Transition ROE Award described below, the attainment of the ROE goal for any fiscal year in the performance period is based on adjusted net income for the year, as measured in accordance with U.S. generally accepted accounting principles, adjusted to exclude certain compensation-related, non-recurring items and merger related costs.

•
Transition ROE Award: In order to facilitate the transition from an award based on annual ROE performance to a three-year ROE performance period, the Committee granted a special transition award comprised of two tranches with 50% of the target shares subject to the award allocated to each tranche. The first tranche (the "1-Year ROE Award") will vest with respect to the target shares allocated to such tranche based on the level of attainment of the Corporation’s ROE over the one-year performance period measured from January 1, 2019 through December 31, 2019 (the “1-Year ROE Measurement Period”) and continued service through December 31, 2019. For the 1-Year ROE Measurement Period, the ROE goals for the awards at threshold, target and maximum levels were 8.45 percent, 9.51 percent and 10.56 percent, respectively. The second tranche will vest with respect to the target shares allocated to such tranche based on the level of attainment of the Corporation’s ROE over the two-year period measured from January 1, 2019 through December 31, 2020 and continued service through December 31, 2020.

The corresponding number of shares issuable to an individual under each such ROE performance-based award is 50 percent, 100 percent, and 150 percent of the target number of shares specified for such individual at threshold, target and maximum levels of performance, respectively, and no shares would be issuable if the minimum threshold level of performance is not attained.
The TSR, ROE and Transition ROE awards each provide that in the event of certain involuntary terminations or retirement during the performance period, the officer will vest in the award, earned based on performance, on a pro-rata basis for the period of service completed during the performance period.
The table below indicates the number of shares of the Corporation's common stock underlying the RSU awards granted to Messrs. Gere, Jensen, and Lynch in January 2019.

Name	Number of Shares subject to Service RSU Award (1)	Target Number of Shares for TSR RSU Award (2)	Target Number of Shares for ROE RSU Award (3)	Target Number of Shares for Transition ROE RSU Award (4)
Andrew R. Gere	1,462	927	1,030	2,059
Palle L. Jensen	1,352	858	944	1,887
James P. Lynch	1,535	978	1,081	2,162

(1)
The aggregate number of shares was determined by dividing a designated dollar amount by $54.74, the closing selling price of the Corporation's common stock on the January 2, 2019 grant date. The designated dollar amount was $80,000 for Mr. Gere, $74,000 for Mr. Jensen, and $84,000 for Mr. Lynch.

(2)
The target number of shares was determined by dividing a designated dollar amount by $58.30, the closing selling price of the Corporation's common stock on the January 29, 2019 grant date. The designated dollar amount was $54,000 for Mr. Gere, $50,000 for Mr. Jensen, and $57,000 for Mr. Lynch.

(3)
The target number of shares was determined by dividing a designated dollar amount by $58.30, the closing selling price of the Corporation's common stock on the January 29, 2019 grant date. The designated dollar amount was $60,000 for Mr. Gere, $55,000 for Mr. Jensen, and $63,000 for Mr. Lynch.

(4)
The target number of shares was determined by dividing a designated dollar amount by $58.30, the closing selling price of the Corporation's common stock on the January 29, 2019 grant date. The designated dollar amount was $120,000 for Mr. Gere, $110,000 for Mr. Jensen, and $126,000 for Mr. Lynch.

The Committee believes the TSR and ROE goals for the performance-based RSU awards are challenging and difficult to achieve, but attainable with significant skill and effort on the part of the executive team.
2019 ROE Awards Earned: In February 2020, the Committee determined, on the basis of an adjusted ROE of 8.56 percent for calendar year 2019 that Messrs. Gere, Jensen, and Lynch vested in 568, 521, and 597 shares of common stock, respectively, under the 1-Year ROE Awards. In accordance with the terms of the awards, in determining the level of ROE, the Committee adjusted the 2019 net income for costs and expenses incurred in 2019 in connection with the merger with CTWS and related activities.
2017 EPS Awards Earned: In January 2017, the Committee granted Messrs. Gere, Jensen and Lynch a performance-based RSU award covering 615, 517 and 591 target shares, respectively, vesting based on EPS for the 2019 fiscal year and continued service through December 31, 2019. The number of shares issuable under such EPS awards ranged between 0 to 150 percent of the target number of shares based on the level of actual attainment of the specified performance goals, and the target EPS was $2.36. The actual EPS for 2019 was significantly affected by the Merger which was not contemplated at the time the performance goals established and the 2017 EPS awards were granted. Accordingly, in February 2020, the Committee adjusted the EPS to exclude costs and expenses incurred in connection with the Merger and determined, on the basis of an adjusted EPS of $2.34 for calendar year 2019 that Messrs. Gere, Jensen, and Lynch vested in 584, 491, and 561 shares of common stock, respectively, under the 2017 EPS awards.
Executive Benefits and Perquisites
The named executive officers are provided with certain market competitive benefits and perquisites. It is the Committee's belief that such benefits are necessary for the Corporation to remain competitive and to attract and retain top caliber executive officers, since such benefits are commonly provided by peer group companies.
Retirement Benefits: Executive officers employed by San Jose Water Company are eligible to receive retirement benefits under San Jose Water Company's Retirement Plan, a tax-qualified defined benefit plan covering a broad spectrum of the company's employees. Executive officers hired by San Jose Water Company before March 31, 2008 are eligible to receive additional retirement benefits under the Executive Supplemental Retirement Plan ("SERP"), and executive officers hired by San Jose Water Company on or after March 31, 2008 are eligible to receive additional retirement benefits under the Cash Balance Executive Supplemental Retirement Plan ("Cash Balance SERP"). Both of the plans are non-qualified plans in which only senior officers and other designated members of management may participate, and such individuals remain general creditors of San Jose Water Company with respect to their accrued benefits under the plans until the benefits are paid. A description of the plans and the benefits payable to each named executive officer upon retirement is set forth in the Pension Benefits table and the accompanying narrative that appears later in this Proxy Statement.
The pension benefits payable to Messrs. Gere and Jensen under the SERP increase in correlation with increases in their compensation levels and years of service. However, the present value of each executive officer's accrued pension benefit under the SERP will not only reflect such increases, but will also fluctuate from year to year based on the mortality tables and the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase.
Messrs. Lynch and Thornburg commenced employment with the Corporation after March 31, 2008 and accordingly participate in the Cash Balance SERP. Under that plan, each participant will receive compensation credits and interest credits on a quarterly basis to the book account maintained for him or her under the plan. The amount of the compensation credit each quarter will be tied to his or her compensation for that quarter and his or her years of credited service, and the percentage of compensation to be credited on such quarterly basis will increase as the participant's years of credited service increase. For Mr. Thornburg, (i) the percentage of compensation credited to his Cash Balance SERP account each quarter until the quarter he turns 65 will be at 39 percent of his quarterly compensation in lieu of the lower percentage levels in effect for other participants, (ii) the special sign-on bonus specified in his employment agreement will be included in his compensation for the plan quarter in which it was paid, and (iii) he will vest in his accrued benefit under such plan once he turns 65 instead of the regular 10-year vesting schedule in effect for the other participants. As of December 31, 2019, Mr. Thornburg had not vested in his accrued benefit under such plan. For Mr. Lynch, the percentage of compensation credited to his Cash Balance SERP account for the first 20 years of credited service will be at 15 percent of his quarterly compensation in lieu of the lower percentage levels in effect for other participants. Mr. Lynch vested in his accrued benefit under such plan after three years of service.

For further information concerning the SERP and the Cash Balance SERP, please see the section entitled "Pension Benefits" that appears later in this Proxy Statement.
Broad-Based Employee Benefit Plans: Executive officers are also eligible to participate in San Jose Water Company's Salary Deferral Plan, a tax-qualified 401(k) defined contribution plan. San Jose Water Company matches up to four percent of each participant's contributions, subject to certain statutory limits. Such plan is open to all employees and officers under the same terms and conditions.
Elective Deferral: The named executive officers employed by San Jose Water Company and certain other highly compensated San Jose Water Company employees may participate in San Jose Water Company's Special Deferral Election Plan pursuant to which eligible participants may defer up to 50 percent of their base salary and up to 100 percent of their cash incentive compensation. The deferred amounts are credited with a fixed rate of interest, compounded semi-annually and reset at the beginning of each calendar year at the lower of (i) the then current 30-year long-term borrowing cost of funds to San Jose Water Company (or the equivalent thereof), as measured as of the start of such calendar year, or (ii) 120 percent of the long-term Applicable Federal Rate determined as of the start of such calendar year and based on semi-annual compounding.
Other Benefits and Perquisites: All administrative employees, including executive officers, are eligible to receive standard health care, disability, life and travel insurance, professional development benefits, and time off with pay for vacation and sick leave. In addition, the Corporation provides certain executives from time to time with (i) vehicles for business use and personal commutes, and (ii) club memberships. The Corporation also purchases season tickets to sporting and cultural events which the executive officers and personnel of the Corporation may use for non-business purposes on occasions. Mr. Thornburg is reimbursed for reasonable business related personal expenses approved by the Chair of the Committee of up to $40,000 per calendar year.
The Corporation does not provide tax gross-ups for any imputed income in connection with providing those particular benefits and perquisites.
2019 Compensation for Mr. Benoit and Ms. Westbrook
The following is a summary of the compensation of the New Executive Officers as in effect on the Closing Date of the Merger and a discussion of the subsequent amendment to Ms. Westbrook’s compensation.
The 2019 compensation for Mr. Benoit and Ms. Westbrook was established by the CTWS Compensation Committee. Each of Mr. Benoit and Ms. Westbrook had entered into an employment agreement (the “CTWS Employment Agreement”) with CTWS and Connecticut Water Company (“CWC”) to become effective upon the Closing Date of the Merger. Each such CTWS Employment Agreement provided for severance benefits and the right to terminate employment for any reason within 13 months following the closing of the Merger which would trigger the severance benefits. There were no changes made to Mr. Benoit’s CTWS Employment Agreement following the Merger; he terminated his employment effective December 31, 2019 and received severance benefits in accordance with his CTWS Employment Agreement. Ms. Westbrook’s CTWS Employment Agreement was amended and restated upon the closing of the Merger to establish her compensation arrangement for her continued service post-Merger in her position as Vice President, Customer Service and Regulatory Affairs of CTWS and CWC. In establishing her compensation, the Committee took into consideration the severance benefits she could receive under her CTWS Employment Agreement if she exercised her right to terminate her employment and market compensation for her position as an executive officer of the Corporation. Ms. Westbrook’s base salary was further adjusted effective December 1, 2019 in connection with her promotion to President of CTWS and CWC.
Base Salary: Mr. Benoit’s base salary for 2019 was $445,050 and no changes were made following the Merger. Ms. Westbrook’s base salary was established at $340,000 effective October 9, 2019 and then increased to $390,000 effective December 1, 2019 in connection with her promotion to President of CTWS and CWC.

2019 Short-Term Incentive Awards: In January 2019, Mr. Benoit was awarded a short-term performance-based incentive award by CTWS, which he elected to receive in cash, with a target amount of $235,850 and Ms. Westbrook was awarded a short-term performance-based incentive award by CTWS, which she elected to receive in cash, with a target amount of $82,004. In connection with the Merger, each award was assumed by the Corporation at target without regard to performance and converted into a service-based award. Each award was to vest in March 2020 subject to continued employment and accelerated vesting upon certain terminations. In accordance with the terms of his CTWS Employment Agreement, Mr. Benoit vested in his award upon his termination of employment on December 31, 2019. Ms. Westbrook will vest in $82,004 on March 15, 2020 and in accordance with her prior deferral election, $65,603 will be deferred to the 2017 Connecticut Water Company Deferred Compensation Plan (the “CTWS Deferred Compensation Plan”) and $16,401 will be paid out.
2019 Long-Term Incentive Awards: In January 2019, Mr. Benoit was awarded a long-term performance-based incentive award by CTWS, which he elected to receive in cash, with a target amount of $353,775 and Ms. Westbrook was awarded a long-term performance-based incentive award by CTWS, which she elected to receive in cash, with a target amount of $82,004. In connection with the Merger, each award was assumed by the Corporation at target without regard to performance and converted into a service-based award. Each award was to vest in three equal annual installments in March of 2020, 2021 and 2022, subject to continued employment and accelerated vesting upon certain terminations. In accordance with the terms of his CTWS Employment Agreement, Mr. Benoit vested in the award in full upon his termination of employment on December 31, 2019. Ms. Westbrook will vest in $27,334 on March 15, 2020 and in accordance with her prior deferral election, $20,501 will be deferred to the CTWS Deferred Compensation Plan and $6,833 will be paid out. The remaining $54,670 under Ms. Westbrook’s 2019 long-term incentive award will vest in 2021 and 2022 subject to continued employment.
Special Retention Grant for Ms. Westbrook: On October 9, 2019, Ms. Westbrook was granted a special retention RSU award covering 17,701 shares of the Corporation’s common stock determined by dividing $1,250,000 by the closing price per share of the common stock on the grant date, rounded to the nearest whole number of shares. The retention RSU award will vest in three equal installments on each of the first, second and third anniversaries of the grant date, subject to her continued employment with the Corporation on the respective vesting dates and accelerated vesting upon certain terminations. Such award does not include dividend equivalent rights.
2018 and 2017 Long-Term Incentive Awards: At the time of closing of the Merger, Mr. Benoit and Ms. Westbrook held unvested long-term incentive awards granted by CTWS in 2018 and in 2017 which were assumed by the Corporation in connection with the Merger as set forth below.
Mr. Benoit held a 2018 RSU award covering 3,549 shares of the Corporation’s common stock, as assumed by the Corporation, subject to vesting in two equal installments on March 14, 2020 and March 14, 2021 and accelerated vesting upon certain terminations. In accordance with the terms of the award, dividend equivalent rights accrue under the award upon payment of dividends by the Corporation on shares of its common stock. Mr. Benoit also held a 2018 cash-settled RSU award covering 3,361 shares of the Corporation’s common stock, as assumed by the Corporation, subject to vesting on March 7, 2021 and accelerated vesting upon certain terminations. In accordance with the terms of his CTWS Employment Agreement, the 2018 awards, together with accrued dividend equivalent rights, vested in full upon Mr. Benoit’s termination on December 31, 2019 and will be paid pursuant to the terms of the awards.
Ms. Westbrook held a 2018 cash incentive award of $48,077 subject to vesting in two equal installments on March 14, 2020 and March 14, 2021 and a 2017 cash incentive award of $23,248 subject to vesting on March 10, 2020, in each case, subject to continued service through the vesting date and accelerated vesting upon certain terminations. Ms. Westbrook will vest in $24,039 on March 14, 2020 under the 2018 award and in $23,248 on March 10, 2020 under the 2017 award. In accordance with her prior deferral elections, the payments will be deferred to the CTWS 2017 Deferred Compensation Plan. Ms. Westbrook also held a 2017 cash-settled RSU award covering 1,039 shares of the Corporation’s common stock (as assumed by the Corporation) subject to vesting on December 8, 2020 and accelerated vesting upon certain terminations.

Retirement Benefits: Mr. Benoit and Ms. Westbrook are eligible to receive retirement benefits under The Connecticut Water Company Employees’ Retirement Plan, a tax-qualified defined benefit plan covering a broad spectrum of the company's employees. They are also eligible to receive additional retirement benefits under the terms of Supplemental Executive Retirement Agreements entered into between the executives and Connecticut Water Company ("CWC SERP Agreements"). The CWC SERP Agreements provide non-qualified retirement benefits. The benefits under the CWC SERP Agreements are unfunded and the executives remain general creditors of CWC with respect to their accrued benefits under the plan until the benefits are paid. A description of the retirement plan and agreements and the benefits payable to each named executive officer upon retirement is set forth in the Pension Benefits table and the accompanying narrative that appears later in this Proxy Statement.
The retirement benefits payable to Mr. Benoit and Ms. Westbrook under the CWC SERP Agreements increase in correlation with increases in their compensation levels and years of service. However, the present value of each executive officer's accrued pension benefit under the CWC SERP Agreement will not only reflect such increases, but will also fluctuate from year to year based on the mortality tables and the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase.
Broad-Based Employee Benefit Plans: Mr. Benoit and Ms. Westbrook, as employees of CWC, are eligible to participate in the Savings Plan of Connecticut Water Company, a tax-qualified 401(k) defined contribution plan. CWC makes a non-elective contribution equal to 3% of eligible compensation for each year, subject to certain statutory limits. This plan is open to all employees and officers under the same terms and conditions.
Elective Deferral: Mr. Benoit and Ms. Westbrook and certain other highly compensated and management employees of CWC were eligible to participate in the 2017 Connecticut Water Company Deferred Compensation Plan and under specific frozen deferred compensation agreements (the "Deferred Compensation Plan II”) in 2019. Both of these arrangements are non-qualified plans in which only senior officers and other designated members of management may participate, and such individuals remain general creditors of CWC with respect to their accrued benefits under the plan until the benefits are paid. Eligible employees may elect to defer up to 50 percent of base salary and 100 percent of cash incentive pay under the 2017 Connecticut Water Deferred Compensation Plan. The deferred amounts are credited with earnings based on the participant’s notional investments among six index funds and a fixed rate alternative currently crediting 2.75 percent. The Deferred Compensation Plan II is closed to new contributions, but participants continue to have their accounts credited each January 1 and July 1 with earnings equal to 50 percent of the product of (i) the recent AAA Corporate Bond Yield Average published by Moodys, plus four percentage points and (ii) the participant’s existing deferred compensation account balance.
Other Benefits and Perquisites: All full-time employees of CWC are eligible to participate in employee benefits including health, dental, short-term disability, long-term disability, group term life insurance coverage, time off with pay for vacation and sick leave. In addition to such benefits, CWC maintains supplemental long-term disability policies for Mr. Benoit and Ms. Westbrook that when combined with the standard long-term disability policy benefit provided to other employees, such policies provide a benefit to Mr. Benoit and Ms. Westbrook equal to 60 percent of their base compensation in the event that they become disabled. There are no tax gross-ups provided for any imputed income in connection with these particular benefits and perquisites.
Setting Executive Compensation for 2019
This section relates generally to the setting of the 2019 compensation of the named executive officers other than the New Executive Officers, except where reference is made specifically to Ms. Westbrook. The principal factors that the Committee considered when setting the 2019 fiscal year compensation levels for the named executive officers were as follows:

•	Competitive benchmarking;

•	Long-term retention;

•	CEO's recommendations;

•	Advice from the Committee's independent compensation consultant and other compensation advisors;

•	Results of the last "say-on-pay" proposal;

•	Feedback from stockholders and stockholder advisory groups;

•	Comparison of the Corporation's performance against certain operational and qualitative goals identified in the Corporation's strategic plan;

•	Individual performance as assessed by the Committee, with input from the CEO as to the named executive officers other than himself;

•	The cost of living and cost of labor; and

•	Tenure, future potential, and internal pay equity.
Major compensation decisions for each fiscal year, including base salary adjustments, the determination of target annual incentive cash compensation opportunities and the determination of the size of long-term equity incentive awards, are generally made by the Committee during the last quarter of the prior year or during the first quarter of the current year.
Benchmarking: The Committee made a number of decisions regarding 2019 fiscal year compensation for the named executive officers on the basis of the executive compensation benchmarking reports prepared by Mercer (US), Inc. ("Mercer") in October 2018. The reports benchmarked the compensation paid by the peer group (as described below) to their executive officers.
Target Pay Positioning: For the 2019 fiscal year, the Committee targeted total annual direct compensation between the median and the 75th percentile of the peer group in light of the highly competitive talent market and the higher cost of living and cost of labor for the Corporation as compared to its peers. The Committee uses the peer group compensation as just one of the factors in its pay decisions. Individual positioning relative to market data also gives consideration to tenure, performance, potential and internal equity. In 2017, in response to feedback from stockholder advisory groups, the Committee reviewed the target pay positioning policy described above. Mercer provided the Committee with an analysis of the cost of living and cost of labor for peer companies based on their corporate headquarters location, with the cost of labor focused on positions with compensation levels in a similar range to the Corporation's executive officers. Based on the findings of this analysis, the Committee decided to continue to target compensation for executive officers between the median and the 75th percentile, subject to the additional considerations of tenure, potential and internal equity. The Committee generally applied the same compensation philosophy in setting Ms. Westbrook’s compensation under her amended and restated employment agreement and in connection with her promotion.
Mr. Thornburg’s 2018 compensation was negotiated under his employment agreement which provided for a base salary of $700,000 and target incentive bonus of at least 50% of base salary. Based on Mercer’s review of competitive data, Mr. Thornburg’s short-term and long-term incentive compensation were below the peer group median. It is the Committee’s intent to better align Mr. Thornburg’s compensation with its compensation philosophy and make his compensation more competitive. However, given the timing of compensation decisions relative to key events in relation to the Merger, it was determined by the Committee, and as suggested by Mr. Thornburg, not to make any changes to his target total compensation for 2019, but to reassess in 2019 for 2020 compensation when the Committee would have a better perspective on the impact of the Merger. Accordingly, Mr. Thornburg’s target compensation remained unchanged resulting in his 2019 target total direct compensation at approximately 22% below peer group median.
The table below shows the projected market positioning of the target 2019 total direct compensation for our named executive officers, other than the New Executive Officers, relative to the peer group based on data as was provided by Mercer to the Committee in October 2018.

Name	Title	Percentile Level of Total Target Direct Compensation for 2019 Fiscal Year
Eric W. Thornburg	President, Chief Executive Officer and Chairman of the Board	38th
Andrew R. Gere	President and Chief Operating Officer of SJWC	60th
Palle L. Jensen	Executive Vice President of SJWC	66th
James P. Lynch	Chief Financial Officer and Treasurer	54th

Peer Group: Each year, the Committee works with its independent compensation consultant to determine the appropriate peer group for benchmarking our executive compensation program. The peer group is generally comprised of companies that are U.S. publicly traded utility companies of similar size and companies that are identified externally as the Corporation's peers.  Based on recommendations from Mercer in July 2018, the Committee approved the peer group set forth below which included two new peers, Black Hills Corporation and NorthWestern Corporation and such peer group was used in establishing the executive officers' 2019 compensation. The Committee believed that all of the peer companies continued to represent primary competitors for executive talent and investment capital.

Peer Group
American States Water	Aqua America	Artesian Resources	Avista Corp.
Black Hills Corporation	California Water Service Group	Chesapeake Utilities	Connecticut Water Service
El Paso Electric	Middlesex Water	MGE Energy	NorthWestern Corporation
Northwest Natural Gas	PNM Resources Inc.	South Jersey Industries	Unitil
York Water

Role of External Advisors: The Committee engaged Mercer, a global human resource consulting firm with extensive expertise and experience providing executive compensation consulting services, to serve as the Committee's independent compensation consultant. Mercer provided the following services:

•	Advised the Committee in selecting a peer group to be used for benchmarking compensation;

•	Conducted a competitive review of officer compensation levels and practices relative to the peer group;

•
Advised the Committee in determining the appropriate base salary, annual incentive and equity compensation terms for the named executive officers, including Mr. Thornburg, and other executive officers;

•	Advised the Committee regarding short and long-term incentive compensation design changes; and

•	Confirmed the competitiveness of director compensation relative to the peer group.
Representatives of Mercer attended certain Committee meetings and provided guidance and expertise on competitive pay practices and plan designs consistent with the Corporation's key objectives.
Mercer also provided Merger related advice to the Committee including but not limited to developing competitive data and recommendations in establishing base salary, target cash incentive compensation, equity awards and severance terms for Ms. Westbrook under her amended and restated employment agreement and subsequent promotion to President of CTWS.

The Committee determined that Mercer was independent and that its work did not raise any conflict of interest. The Committee made such determinations primarily on the basis of the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Rule 10C-1(b)(4) under the Securities Exchange Act of 1934. The Committee will apply the same factors, together with any factors identified by the New York Stock Exchange and any other factors the Committee may deem relevant under the circumstances, in determining whether any other persons from whom the Committee seeks advice relating to executive compensation matters is independent or whether any potential conflicts exist.
Role of Management: Mr. Thornburg provided the Committee with recommendations regarding 2019 fiscal year compensation levels for each of the named executive officers other than himself. Such recommendations included base salary adjustments, target annual incentive cash compensation opportunities and payout levels, and the size of long-term incentive awards. Mr. Thornburg provided the Committee with his assessment of the individual performance of each of the other named executive officers.
OTHER COMPENSATION MATTERS
Impact of 2019 "Say-on-Pay" Vote
We held our last "say-on-pay" vote in 2019 and over 95% of the votes cast on such proposal were in favor of the compensation of the named executive officers.
The Committee will continue to take into account future stockholder advisory votes on executive compensation and other relevant market developments affecting executive officer compensation in order to determine whether any subsequent changes to our programs and policies are warranted to reflect stockholder concerns or to address market developments.
Risk Assessment
The Committee, with the input and assistance of the Corporation's Human Resources Department, reviewed the various compensation programs maintained by the Corporation and its subsidiaries to determine whether any of those programs, including those maintained for the named executive officers, encouraged excess risk taking that would create a material risk to the Corporation's economic viability. Based on that review and the fact that the Corporation operates in a heavily-regulated environment, the Committee concluded it was not reasonably likely that any of the Corporation's compensation programs, including the executive officer compensation programs, would have a material adverse effect upon the Corporation. For further information concerning the overall compensation risk assessment process, please see the section to this Proxy Statement entitled "Executive Compensation and Related Information - Risk Assessment of Compensation Policies and Practices," which appears later in this Proxy Statement.
Other Key Executive Arrangements
Employment Agreements
The Corporation has entered into an employment agreement with Mr. Thornburg which is described more fully in the section titled "Employment Agreements, Offer Letters, Termination of Employment and Change in Control Arrangements."
CTWS and CWC had previously entered into an employment agreement with Mr. Benoit which became effective upon closing of the Merger and which is described more fully in the section titled "Employment Agreements, Offer Letters, Termination of Employment and Change in Control Arrangements."
CTWS and CWC entered into an amended and restated employment agreement with Ms. Westbrook upon closing of the Merger which is described more fully in the section titled "Employment Agreements, Offer Letters, Termination of Employment and Change in Control Arrangements."

Executive Severance Plan and Severance Programs
Executive Severance Plan: The Corporation maintains an Executive Severance Plan under which Mr. Thornburg and the other named executive officers, other than the New Executive Officers, will become entitled to certain severance benefits on a double trigger basis in the event their employment were to terminate under certain defined circumstances in connection with a change in control of the Corporation. Accordingly, such benefits would be triggered in connection with such a change in control only if the executive officer's employment is terminated by the Corporation other than for good cause or such executive officer resigns in connection with (i) a significantly adverse change in the nature or the scope of his or her authority or overall working environment, (ii) the assignment of duties materially inconsistent with his or her present duties, responsibilities or status, (iii) a reduction in the sum of his or her base salary and target annual incentive cash compensation, or (iv) a relocation of his or her principal place of employment by 55 miles or more.
The Executive Severance Plan is designed to serve two primary purposes: (i) encourage the executive officers to remain in the Corporation's employ in the event of an actual or potential change in control transaction; and (ii) align the interests of the Corporation's executive officers with those of the stockholders by enabling the executive officers to consider transactions that are in the best interests of the stockholders and provide opportunities for the creation of substantial stockholder value without undue concern over whether those transactions may jeopardize their employment or their existing compensation arrangements.
The Executive Severance Plan also allows the Corporation to maintain a standard set of severance benefits for new and existing executive officers and limit the instances where one-off arrangements will be negotiated with individual executive officers.
Based on the foregoing considerations and the many years of service that most of the executive officers have rendered to the Corporation, the Committee believes that the benefits provided under the Executive Severance Plan, including any tax gross-up payment to cover the parachute payment taxes the executive officers (except for Mr. Thornburg) may incur under the federal tax laws with respect to one or more severance benefits provided under the plan, have been set at a fair and reasonable level and appropriately balance the respective interests of the various stakeholders.
Mr. Benoit and Ms. Westbrook do not participate in the Executive Severance Plan.
For further information regarding the Executive Severance Plan and the severance benefits provided thereunder, please see the section entitled "Employment Agreements, Offer Letters, Termination of Employment and Change in Control Arrangements" that appears later in this Proxy Statement.
Severance Benefits for Messrs. Thornburg and Lynch: Pursuant to the terms of his employment agreement, Mr. Thornburg will become entitled to severance benefits should his employment terminate under certain defined circumstances in the absence of a change in control. Mr. Lynch will, as part of his negotiated compensation package with the Corporation, become entitled to severance benefits should his employment terminate under certain defined circumstances in the absence of a change of control. The Committee believes that such protections are typical for chief executive officers and chief financial officers in the peer group companies. For further information concerning Messrs. Thornburg's and Lynch's potential severance benefits, see the section titled "Employment Agreements, Offer Letters, Termination of Employment and Change in Control Arrangements" that appears later in this Proxy Statement.
Severance Benefits for Mr. Benoit and Ms. Westbrook: Pursuant to the terms of his CTWS Employment Agreement, Mr. Benoit is entitled to severance benefits which became payable upon his termination of employment on December 31, 2019. Ms. Westbrook will become entitled to severance benefits under her amended and restated employment agreement should her employment terminate under certain defined circumstances. For further information concerning Mr. Benoit’s severance benefits and Ms. Westbrook’s potential severance benefits, see the section titled "Employment Agreements, Offer Letters, Termination of Employment and Change in Control Arrangements" that appears later in this Proxy Statement.

Executive Officer Stock Ownership Guidelines
In 2006, the Committee established a policy requiring executive officers to achieve specific security ownership guidelines within five years. The Committee believes that such a policy is consistent with its philosophy of encouraging executive officer stock ownership and will serve to further align the interests of the executive officers with those of stockholders. Pursuant to the policy, executive officers are expected to own shares of the Corporation's common stock with an aggregate value equal to two times the annual base salary for the CEO and one times the annual base salary for the other named executive officers. Shares of the Corporation's common stock owned outright, shares underlying RSUs, and shares underlying deferred stock units, including deferred shares resulting from dividend equivalent rights, all count as shares owned for purposes of the guidelines. Until the guideline is met, each executive is required to hold any shares of the Corporation's common stock issued upon the vesting of RSUs (net of any shares withheld or sold to cover statutory withholding taxes and other applicable taxes. As of December 31, 2019, all the named executive officers had complied with the policy. The following table shows each named executive officer's stock ownership as of December 31, 2019:

Name	Title	Security Ownership ($)(1)	Security Ownership Guideline ($)(2)
Eric W. Thornburg	President, Chief Executive Officer and Chairman of the Board	1,495,813	1,400,000
David C. Benoit	Former President of CTWS	2,717,192	445,050
Andrew R. Gere	President and Chief Operating Officer of SJWC	1,268,208	475,000
Palle L. Jensen	Executive Vice President of SJWC	934,013	401,000
James P. Lynch	Chief Financial Officer and Treasurer	1,742,462	467,000
Maureen P. Westbrook	President of CTWS	2,996,245	390,000

(1)
This amount is calculated by multiplying (i) the sum of the shares of the Corporation's common stock actually owned, the shares underlying RSUs and any shares underlying deferred stock units, by (ii) $71.06, the closing selling price of the common stock on December 31, 2019.

(2)	This amount is equal to two times the base salary in effect for Mr. Thornburg for the 2019 fiscal year and one times the base salary in effect for the other named executive officers for such year.

IRC Section 162(m) Compliance
For years prior to 2018, Section 162(m) of the Internal Revenue Code generally disallowed a federal income tax deduction for publicly-traded companies such as the Corporation for compensation paid to the CEO and the three other highest paid executive officers (other than the chief financial officer) to the extent that such compensation exceeded one million dollars per officer in any one year and did not otherwise qualify as performance-based compensation.
The exemption for qualified performance-based compensation has been repealed and the class of affected executives has been expanded effective for taxable years beginning after December 31, 2017 such that compensation paid to our covered executive officers in excess of one million dollars will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Because of the uncertainties as to the scope and application of the transition relief, no assurances can be given that compensation intended to satisfy the requirements for exemption under Section 162(m) will in fact be fully deductible.

Summary Compensation Table
The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Corporation and its subsidiaries for the fiscal years ended December 31, 2017, December 31, 2018, and December 31, 2019 by the Corporation's Chief Executive Officer, the Corporation's Chief Financial Officer, the Corporation's other three most highly compensated executive officers whose total compensation for the 2019 fiscal year was in excess of $100,000 and who were serving as executive officers at the end of the 2019 fiscal year and one former executive officer who would have otherwise been includable in such table on the basis of total compensation for the 2019 fiscal year but was not serving as an executive officer at the end of the 2019 fiscal year. The listed individuals are herein referred to as the "named executive officers."

Name and Principal Position (1)	Year	Salary ($)(2)	Bonus ($)(2)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compen-sation ($)(2)(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)		All Other Compen- sation ($)(6)	Total ($)
Eric W. Thornburg President, Chief Executive Officer and Chairman of the Board of SJW Group	2019	700,000	—	798,174	392,000	700,204	(7)(8)	19,041	2,609,419
	2018	700,000	310,000	760,210	506,625	432,108	(9)	83,294	2,792,237
	2017	80,769	—	863,079	—	41,045	(9)	35,120	1,020,013
David C. Benoit Former President of CTWS	2019	99,280	353,775	227,447	—	1,181,695	(8)	5,882,011	7,744,208

Andrew R. Gere President and Chief Operating Officer of San Jose Water Company	2019	475,000	—	313,207	148,960	1,660,828	(7)(8)	24,735	2,622,730
	2018	461,000	40,000	156,217	166,463	464,208	(9)	23,469	1,311,357
	2017	448,000	30,500	151,073	122,501	901,230	(9)	17,007	1,670,311
Palle L. Jensen Executive Vice President of San Jose Water Company	2019	401,000	—	288,263	125,440	1,039,317	(7)(8)	21,598	1,875,618
	2018	389,000	40,000	149,472	140,408	27,932	(9)	14,823	761,635
	2017	378,000	26,250	126,992	103,906	871,934	(9)	12,652	1,519,734
James P. Lynch Chief Financial Officer and Treasurer of SJW Group	2019	467,000	—	329,167	146,720	256,260	(7)(8)	37,657	1,236,804
	2018	441,000	40,000	170,641	159,225	69,386	(9)	23,005	903,257
	2017	428,000	29,250	145,310	117,031	106,420	(9)	22,699	848,710
Maureen P. Westbrook President of CTWS	2019	75,958	156,625	1,234,682	—	671,473	(8)	2,361	2,141,099

(1)
Mr. Thornburg joined the Corporation on November 6, 2017. In connection with the merger (the "Merger") with Connecticut Water Service, Inc. ("CTWS"), Mr. Benoit and Ms. Westbrook were appointed executive officers of the Corporation on October 9, 2019. From the closing date of the Merger until December 1, 2019, Mr. Benoit served as President of CTWS. Ms. Westbrook was appointed President of CTWS effective December 1, 2019. Mr. Benoit retired from CTWS effective as of December 31, 2019. Mr. Jensen retired from SJWC effective as of February 21, 2020.

(2)
Includes (for all but the New Executive Officers) amounts deferred under (i) San Jose Water Company's Special Deferral Election Plan, a non-qualified deferred compensation plan for officers and other select management personnel, and (ii) San Jose Water Company's Salary Deferral Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code. For Mr. Benoit and Ms. Westbrook, disclosure is limited to amounts earned or payable after October 9, 2019 in accordance with SEC rules and includes amounts deferred under (i) the CTWS 2017 Deferred Compensation Plan, a non-qualified deferred compensation plan for officers and other select management employees, and (ii) the Savings Plan of the Connecticut Water Company, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(3)
The amount of the 2019 annual cash incentive compensation payable based on attainment of the corporate performance goals is reported in the "Non-Equity Incentive Compensation" column. For 2019, the amounts for Mr. Benoit and Ms. Westbrook represent the 2019 short-term cash incentive award and the portion of the 2019 long-term cash incentive award that were subject to vesting on March 15, 2020 and for Ms. Westbrook the portions of the 2018 and 2017 long-term cash incentive awards that were subject to vesting on March 14, 2020 and March 10, 2020, respectively; the vesting of Mr. Benoit’s awards was accelerated in connection with his termination on December 31, 2019. For 2018, the amount disclosed represents a sign-on bonus in the amount of $310,000 paid in February 2018 to Mr. Thornburg in accordance with his employment agreement and a special bonus in the amount of $40,000 for exceptional individual performance for each of Messrs. Gere, Jensen, and Lynch for the 2018 fiscal year. For 2017, represents the portion of the annual cash incentive compensation paid to Messrs. Gere, Jensen, and Lynch at the discretion of the Committee based on a subjective assessment of individual performance goals for the 2017 fiscal year. The portion of Mr. Benoit’s 2018 long-term cash incentive award that was subject to vesting in March 2021 and accelerated upon his termination of employment is reported in the “All Other Compensation” column.

(4)
Except for Mr. Benoit and Ms. Westbrook, the dollar amount reported in the Stock Awards column is equal to the aggregate grant-date fair value of the service-based and performance-based restricted stock unit awards made during each reported fiscal year, calculated in accordance with FASB ASC Topic 718, without taking into account any estimated forfeitures related to service-vesting conditions. The assumptions used in the calculation of the FASB ASC Topic 718 grant-date fair value of each such award are set forth in Note 2 to the Corporation's consolidated financial statements included in its quarterly report on Form 10-Q for the quarter ended March 31, 2019 and in Note 2 to the Corporation's consolidated financial statements included in its annual report on Form 10-K for the 2019 fiscal year. For service-based restricted stock unit awards, the grant date fair value was determined using the closing share price of the Corporation's common stock on the date of grant, as appropriately discounted to reflect the lack of dividend equivalent rights. For the performance-based restricted stock unit awards that vest based on return on equity or earnings per share, the total grant-date fair value is calculated using the probable outcome of the attainment of the pre-established performance objectives as of the grant date at 100% of target, as appropriately discounted to reflect the lack of dividend equivalent rights. The grant date fair value of performance-based restricted stock unit awards that vest based on relative total shareholder return was estimated utilizing the Monte Carlo valuation model, using the fair value of the Corporation's common stock with the effect of market conditions and no dividend yield on the date of grant, and assumes the performance goals will be attained. The grant-date fair values of the 2019 performance-based restricted stock unit awards assuming maximum attainment of the performance goals are as follows:

Grant Date Fair Value at Maximum Attainment ($)
Eric W. Thornburg	1,036,047
Andrew R. Gere	390,017
Palle L. Jensen	358,630
James P. Lynch	410,138
For further information concerning the service-based and performance-based restricted stock unit awards, see the section below entitled "Grants of Plan-Based Awards."
For Mr. Benoit and Ms. Westbrook, the dollar amount reported in the Stock Awards column is the incremental fair value recognized by the Corporation in connection with the assumed CTWS restricted stock unit awards that were modified at the time of assumption to provide for accelerated vesting on a termination without cause within 12 months following the Merger.

(5)
Represents the portion of the annual cash incentive compensation which is based on the level of attainment of corporate performance goals. The 2019 cash incentive awards granted by CTWS to Mr. Benoit and Ms. Westbrook were converted into service-based awards in connection with the assumption of the awards and the portions of such assumed cash incentive awards scheduled vest in 2020 are reported in the "Bonus" column. Mr. Thornburg was not eligible to receive incentive cash compensation for the 2017 fiscal year.

(6)
Consists of the following benefits: (i) club memberships for Messrs. Gere and Lynch; (ii) personal use of company vehicle for all named executive officers other than Mr. Benoit and Ms. Westbrook; (iii) 401(k) employer match made on such individual's behalf for all named executive officers, other than Mr. Benoit; (iv) supplemental long-term disability policy premiums for Mr. Benoit and Ms. Westbrook; (v) supplemental life policy premiums for Mr. Benoit; and (iv) severance payments payable to Mr. Benoit in connection with his termination of employment on December 31, 2019.

For the Year Ended December 31, 2019
Description	Thornburg	Gere	Jensen	Lynch	Benoit	Westbrook
Club Memberships	—	491	—	9,585	—	—
Personal Use of Company Vehicle	7,841	13,044	10,398	16,872	—	—
401(k) Employer Match	11,200	11,200	11,200	11,200	—	1,960
Severance	—	—	—	—	4,366,319	—
280G Excise Tax Gross	—	—	—	—	1,514,915	—
Supplemental Long-Term Disability Policy Premium	—	—	—	—	593	401
Supplemental Life Insurance Policy Premium	—	—	—	—	184	—
Total	$19,041	$24,735	$21,598	$37,657	$5,882,011	$2,361

The severance benefits for Mr. Benoit in connection with his termination on December 31, 2019 are summarized in the section below entitled “Employment Agreements, Offer Letters, Termination of Employment and Change in Control Arrangements - Mr. Benoit’s Employment Agreement.”

(7)
Consists solely of the change in the actuarial present value of each named executive officer's accrued pension benefits recorded for the 2019 fiscal year. The present value increased for each of Messrs. Thornburg, Gere, Jensen, and Lynch above the present value at the close of fiscal year 2018. The present value for each of the accrued pension benefit fluctuates from year-to-year based on additional years of service, changes in compensation and increased age. In addition, such fluctuations may also occur due to the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase. The table below footnote 8 indicates the actuarial present value of the pension benefits accrued as of the close of the 2019 and 2018 fiscal years, respectively, by each named executive officer. For the 2019 fiscal year calculations, the discount rates applied were 3.13% for the Retirement Plan and 3.05% for the Executive Supplemental Retirement Plan ("SERP") and Cash Balance Executive Supplemental Retirement Plan ("Cash Balance SERP"). For the 2018 fiscal year calculations the discount rates applied were 4.16% for the Retirement Plan and 4.09% for the SERP and Cash Balance SERP. The mortality rate tables, all published by the Society of Actuaries, used for the 2019 fiscal year are described as follows: for the Retirement Plan, the Pri-2012 Total Dataset Amount-Weighted Mortality with MP-2019 Mortality Improvement Scale, and for the 2018 fiscal year the RP-2014 Total Dataset Mortality Table adjusted to 2006 with MP-2018 Mortality Improvement Scale. For the SERP and Cash Balance SERP, the Pri-2012 White Collar Amount-Weighted Mortality with MP-2019 Mortality Improvement Scale, and for the 2018 fiscal year the RP-2014 Mortality Table basis adjusted to 2006 with MP-2018 Mortality Improvement Scale. Messrs. Thornburg's and Lynch's Cash Balance SERP benefit is based on a contribution rate of 39% and 15%, respectively, of their quarterly compensation (as defined in the plan), offset by their accrued benefit under the Retirement Plan.

(8)
Consists of the change in the actuarial present value of the named executive officer’s accrued pension benefits recorded for the 2019 fiscal year plus the above-market earnings on non-qualified deferred compensation plans in accordance with SEC rules. The present value of their pension accruals under the Connecticut Water Company Employees’ Retirement Plan increased above the present value at the close of fiscal year 2018. The present value for each of the accrued pension benefits fluctuates from year-to-year based on additional years of service, changes in compensation and increased age. In addition, such fluctuations may also occur due to the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase. The table below indicates the actuarial present value of the pension benefits accrued as of the close of the 2019 and 2018 fiscal years, respectively, by each named executive officer. For the 2019 fiscal year calculations, the discount rates applied were 3.23% for the Connecticut Water Company Employees’ Retirement Plan and 3.15% for the Supplemental Executive Retirement Agreements ("CWC SERP Agreements").

Actuarial Present Value of Retirement Benefits	Thornburg	Gere	Jensen	Lynch	Benoit	Westbrook
Accrued as of the close of the 2019 fiscal year	1,173,357	4,714,968	5,102,749	1,000,803	4,882,883	3,177,806
Accrued as of the close of the 2018 fiscal year	473,153	3,054,140	4,063,432	744,543	3,745,271	2,517,067
Change in Pension Value	$700,204	$1,660,828	$1,039,317	$256,260	$1,181,695	$671,473
The above-market earnings included for Mr. Benoit and Ms. Westbrook are $44,083 and $10,734, respectively.

(9)
Consists solely of the change in the actuarial present value of each named executive officer's accrued pension benefits recorded for each of the 2018 and 2017 fiscal years. For further information concerning the pension benefits, see the section entitled "Pension Benefits" which appears later in this Proxy Statement.

Grants of Plan-Based Awards
The following table provides certain summary information concerning each grant of an award made to a named executive officer in the 2019 fiscal year under a compensation plan:

Name	Grant Date	Date of Pre- Authori- zation	Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		Grant Date Value ($)(3)
			Thre- shold ($)	Target ($)	Maxi- mum ($)	Thre- shold (#)	Target (#)	Maxi- mum (#)
Eric W. Thornburg	—	—	175,000	350,000	525,000	—	—	—		—		—
	1/2/2019	10/23/2018	—	—	—	—	—	—		4,367	(4)	223,940
	1/29/2019	—	—	—	—	2,050	4,100	6,150	(5)	—		224,844
	1/29/2019	—	—	—	—	2,479	4,958	9,916	(6)	—		349,390
David C. Benoit	—	—	—	—	—	—	—	—		—
	10/9/2019	—	—	—	—	—	—	—		3,549	(8)	105,760
	10/9/2019	—	—	—	—	—	—	—		31,328	(9)	20,050
	10/9/2019	—	—	—	—	—	—	—		3,361	(10)	101,637
Andrew R. Gere	—	—	66,500	133,000	199,500	—	—	—		—		—
	1/2/2019	10/23/2018	—	—	—	—	—	—		1,462	(4)	74,971
	1/29/2019	—	—	—	—	463	927	1,854	(6)	—		65,326
	1/29/2019	—	—	—	—	515	1,030	1,545	(5)	—		56,485
	1/29/2019	—	—	—	—	1,029	2,059	3,088	(7)	—		116,425
Palle L. Jensen	—	—	56,000	112,000	168,000	—	—	—		—		—
	1/2/2019	10/23/2018	—	—	—	—	—	—		1,352	(4)	69,331
	1/29/2019	—	—	—	—	429	858	1,716	(6)	—		60,463
	1/29/2019	—	—	—	—	472	944	1,416	(5)	—		51,769
	1/29/2019	—	—	—	—	943	1,887	2,830	(7)	—		106,700
James P. Lynch	—	—	65,500	131,000	196,500	—	—	—		—		—
	1/2/2019	10/23/2018	—	—	—	—	—	—		1,535	(4)	78,715
	1/29/2019	—	—	—	—	489	978	1,956	(6)	—		68,920
	1/29/2019	—	—	—	—	540	1,081	1,621	(5)	—		59,282
	1/29/2019	—	—	—	—	1,080	2,162	3,242	(7)	—		122,250
Maureen P. Westbrook	—	—	—	—	—	—	—	—		—
	10/9/2019	—	—	—	—	—	—	—		17,701	(11)	1,187,737
	10/9/2019	—	—	—	—	—	—	—		24,258	(12)	15,526
	10/9/2019	—	—	—	—	—	—	—		1,039	(13)	31,419

(1)
For named executive officers other than Mr. Benoit and Ms. Westbrook, reflects potential payouts under the annual cash incentive compensation program tied to attainment of corporate performance goals; the entire cash incentive compensation for all of the named executive officers was tied to the attainment of these goals. Each potential level of payout based on the corporate performance goals was tied to the attained level of the performance goals for the 2019 fiscal year established by the Executive Compensation Committee. The goals were tied to a SJW Group diluted earnings per share objective, a capital additions objective, water quality compliance, designated operational goals based on key water industry objectives, and strategic objectives. The diluted earnings per share was attained at between the threshold and target levels, the capital additions objective was attained at the maximum level, the water quality compliance goal was attained at the maximum level, the operational goals were attained between the threshold and maximum levels, and the strategic objectives were attained at target level, resulting in an actual cash incentive compensation to Messrs. Thornburg, Gere, Jensen, and Lynch, in the dollar amount of $392,000, $148,960, $125,440, and $146,720, respectively, representing 112% of their target cash incentive compensation for 2019. These amounts are reported in the Non-Equity Incentive Compensation column in the Summary Compensation Table. Mr. Benoit and Ms. Westbrook were not eligible for the Corporation's annual cash incentive compensation program. 2019 short-term and long-term cash incentive awards granted by CTWS to Mr. Benoit and Ms. Westbrook were converted into service-based awards in connection with the assumption of the awards and the amounts thereunder that vest in March 2020 are reported in the Bonus column in the Summary Compensation Table.

(2)
Except for the assumed awards described below, reflects grants of restricted stock units under the Corporation's Long-Term Incentive Plan as more fully described in the footnotes below. The restricted stock units (other than the assumed awards described below) do not include dividend equivalent rights. A portion of the vested shares which become issuable under the units will be withheld by the Corporation to cover the applicable withholding taxes.

(3)
Except for the assumed awards for Mr. Benoit and Ms. Westbrook, the grant-date value is calculated in accordance with FASB ASC Topic 718, and accordingly determined on the basis of the closing selling price per share of the Corporation's common stock on the applicable grant date, as appropriately discounted to reflect the lack of dividend equivalent rights. For the performance-based restricted stock unit awards that vest based on return on equity ("ROE"), the total grant-date fair value is calculated using the probable outcome of the attainment of the pre-established performance objectives as of the grant date at 100% of target, as appropriately discounted to reflect the lack of dividend equivalent rights. The grant date fair value of the performance-based restricted stock unit awards for Messrs. Thornburg, Gere, Jensen, and Lynch that vest based on relative total shareholder return ("TSR") were estimated utilizing the Monte Carlo valuation model, using the fair value of the Corporation's common stock with the effect of market conditions and no dividend yield on the date of grant, and assumes the performance goals will be attained. The reported grant-date value does not take into account any estimated forfeitures relating to service-vesting conditions. For the assumed CTWS restricted stock units awards held by Mr. Benoit and Ms. Westbrook that were modified in connection with the assumption, the disclosed amount represents the incremental fair value of the modified award (fair value of the modified award minus the fair value of the original award, each as of the modification date).

(4)
On January 2, 2019, Messrs. Thornburg, Gere, Jensen, and Lynch were each awarded service-based restricted stock units covering 4,367, 1,462, 1,352, and 1,535 shares of the Corporation's common stock, respectively. Each restricted unit entitles the officer to receive one share of the Corporation's common stock on the applicable vesting date of that unit. For Mr. Thornburg, the restricted stock units vest in a series of three successive equal annual installments on each of December 31, 2019, December 31, 2020, and December 31, 2021, subject to continued service. For Messrs. Gere, Jensen, and Lynch, the restricted stock units vest in a series of three successive equal annual installments upon each such officer's completion of each year of service with the Corporation over the three-year period measured from the grant date. The units will vest in full, and the underlying shares will become immediately issuable, on an accelerated basis if (i) the officer's service terminates by reason of death or disability; or (ii) the officer is involuntarily terminated other than for good cause, or resigns for good reason, within 24 months after a change in control. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect.

(5)
On January 29, 2019, Messrs. Thornburg, Gere, Jensen, and Lynch were each granted performance-based restricted stock units covering the target number of shares specified in the table. Each such performance-based award will vest based on the level of achievement of a performance goal based on ROE over the period measured from January 1, 2019 to December 31, 2021. The maximum number of shares issuable to an individual under each such performance-based award is 150% of the target number of shares specified for such individual and no shares would have been issued if the minimum threshold level of performance was not attained. If the officer’s employment terminates prior to the completion of the performance period by reason of death or disability or retirement or if the officer is involuntarily terminated other than for good cause or resigns for good reason, then following completion of the performance period the officer will vest in the number of shares the officer would have vested based on actual performance pro-rated based on the number of months of service (rounded up) completed during the performance period. In the event a change in control occurs during the performance period the award will vest with respect to the target number of shares (i) upon the change in control if the award is not assumed, replaced or converted; or (ii) at the end of the performance period if the award is assumed, replaced or continued, subject to accelerated vesting on an earlier termination by reason of death or disability or involuntary termination other than for good cause or resignation for good reason.

(6)
On January 29, 2019, Messrs. Thornburg, Gere, Jensen, and Lynch were each granted performed-based restricted stock units covering the target number of shares specified in the table. Each such award will vest based on the level of achievement of a performance goal based on relative TSR performance over the period measured from January 1, 2019 to December 31, 2021. The number of shares issuable under such award will range between 0 to 200 percent of the target number of shares and will vest based on the level of actual attainment of the specified performance goal. If the officer’s employment terminates prior to the completion of the performance period by reason of death or disability or retirement or if the officer is involuntarily terminated other than for good cause or resigns for good reason, then following completion of the performance period the officer will vest in the number of shares the officer would have vested in based on actual performance pro-rated based on the number of months of service (rounded up) completed during the performance period. In the event a change in control occurs during the performance period the award will vest with respect to the target number of shares (i) upon the change in control if the award is not assumed, replaced or converted; or (ii) at the end of the performance period if the award is assumed, replaced or continued, subject to accelerated vesting on an earlier termination by reason of death or disability or involuntary termination other than for good cause or resignation for good reason.

(7)
On January 29, 2019, Messrs. Gere, Jensen, and Lynch were each granted performance-based restricted stock units covering the target number of shares specified in the table. Each award is comprised of two tranches with 50% of the target shares subject to the award allocated to each tranche. The maximum number of shares issuable to an individual under each such tranche is 150% of the target number of shares specified for such tranche. The first tranche will vest based on the level of achievement of a performance goal based on ROE measured over the 2019 calendar year period. The ROE goals for the first tranche at threshold, target, and maximum levels were 8.45%, 9.51% and 10.56%, respectively. Based on an adjusted ROE of 8.56% for the 2019 calendar year, 568, 521, and 597 shares were issued to Messrs. Gere, Jensen, and Lynch respectively, on February 28, 2020 (a portion of which were withheld to cover applicable withholding taxes). The second tranche will vest based on the level of achievement of a performance goal based on ROE over the period measured from January 1, 2019 to December 31, 2020. If the officer’s employment terminates prior to the completion of the performance period by reason of death or disability or retirement or if the officer is involuntarily terminated other than for good cause or resigns for good reason, then following completion of the performance period the officer will vest in the number of shares the officer would have vested in under the second tranche based on actual performance pro-rated based on the number of months of service (rounded up) completed during the performance period. In the event a change in control occurs during the performance period the award will vest with respect to the target number of shares (i) upon the change in control if the award is not assumed, replaced or converted; or (ii) at the end of the performance period if the award is assumed, replaced or continued, subject to accelerated vesting on an earlier termination by reason of death or disability or involuntary termination other than for good cause or resignation for good reason.

(8)
In connection with the Merger, the Corporation assumed restricted stock unit awards previously granted by CTWS to Mr. Benoit as performance-based awards and converted to service-based awards in connection with the assumption which vest in two equal installments on March 14, 2020 and March 14, 2021 and which were modified at the time of the assumption to provide for accelerated vesting upon certain terminations. The assumed awards include dividend equivalent rights.

(9)
In connection with the Merger, the Corporation assumed deferred stock unit awards ("DSU") that are vested and will be settled in accordance with a deferral election previously made by Mr. Benoit. Each DSU will entitle Mr. Benoit to one share of common stock of the Corporation upon settlement. The DSU awards include dividend equivalent rights.

(10)
In connection with the Merger, the Corporation assumed a restricted stock unit award previously granted by CTWS to Mr. Benoit which will vest on the third anniversary of the date of grant and which was modified at the time of the assumption to provide for accelerated vesting upon certain terminations. Each restricted stock unit entitles Mr. Benoit to a cash amount equal to one share of common stock of the Corporation on the vesting date.

(11)
On October 9, 2019, Ms. Westbrook was granted a service-based restricted stock unit award covering 17,701 shares. Each restricted unit entitles her to receive one share of the Corporation's common stock on the applicable vesting date of that unit. The restricted stock units vest in a series of three successive equal annual installments upon Ms. Westbrook's completion of each year of service with the Corporation over the three-year period measured from the grant date. The units will vest in full, and the underlying shares will become immediately issuable, on an accelerated basis if (i) Ms. Westbrook's service terminates by reason of death or disability; or (ii) Ms. Westbrook is involuntarily terminated other than for good cause, or resigns for good reason, within 24 months after a change in control. Immediate vesting will also occur in the event there is a change in control of the Corporation in which the units are not assumed or otherwise continued in effect. In addition, if Ms. Westbrook is involuntarily terminated other than for good cause or for good reason, in either case not in connection with a change in control, then the units that would have vested if Ms. Westbrook had remained in service for an additional period of 12 months following such termination will vest and the underlying shares will be issued, on the date of Ms. Westbrook's termination of service.

(12)
In connection with the Merger, the Corporation assumed deferred stock unit awards ("DSU") that are vested and will be settled in accordance with a deferral election previously made by Ms. Westbrook. Each DSU will entitle Ms. Westbrook to one share of common stock of the Corporation upon settlement. The DSU awards include dividend equivalent rights.

(13)
In connection with the Merger, the Corporation assumed a restricted stock unit award previously granted by CTWS to Ms. Westbrook under certain stock programs of CTWS. Each restricted stock unit which will vest on the third anniversary of the date of grant and which was modified at the time of the assumption to provide for accelerated vesting upon certain terminations. Each restricted stock unit entitles Ms. Westbrook to a cash amount equal to one share of common stock of the Corporation on the vesting date.

2019 Incentive Cash Compensation Program
This summary relates to the incentive cash compensation program for our named executive officers, other than the New Executive Officers.
In January 2019, the Executive Compensation Committee set the cash incentive compensation potential for the named executive officers for the 2019 fiscal year. Seventy-five percent of the target cash incentive award for the named executive officers was based on performance goals tied to SJW Group diluted earnings per share, capital additions, water quality compliance and several key operational goals measuring the successful operation of the business and 25 percent of the target award was based on strategic objectives.
At threshold level attainment, Mr. Thornburg's cash incentive compensation potential was set at $175,000 (25 percent of base salary); for target level attainment, the cash incentive compensation potential was $350,000 (50 percent of base salary); and at above-target level attainment, the applicable cash incentive compensation potential was $525,000 (75 percent of base salary). The actual cash incentive compensation amount could accordingly vary from 0 to 150 percent of the target amount based on the level at which the various performance goals were attained.

The actual cash incentive compensation amount that any other named executive officer could have earned for the 2019 fiscal year ranged from 0 to 200 percent of the officer's target amount based on the Corporation's performance and the Committee's assessment of the named executive officer's individual performance for such year. The actual percentage within that range was to be determined as follows: (i) up to 150 percent of the target amount could be earned, weighted 75 percent based on performance goals tied to SJW Group diluted earnings per share, capital additions, water quality compliance and several key operational goals measuring the successful operation of the business and 25 percent based on strategic objectives; and (ii) up to 50 percent of target could be earned for exceptional individual performance.
Further information concerning the cash incentive compensation program established for Mr. Thornburg and the other named executive officers is set forth in the "Compensation Discussion and Analysis" section that appears earlier in this Proxy Statement.
The 2019 short-term incentive program for Mr. Benoit and Ms. Westbrook was set by CTWS and is described in the "Compensation Discussion and Analysis" section that appears earlier in this Proxy Statement.
Risk Assessment of Compensation Policies and Practices
The Executive Compensation Committee, with input and assistance from the Human Resources Department, annually assesses the various compensation programs, policies and practices maintained by the Corporation and its subsidiaries for the executive officers and other employees throughout the organization to determine whether any of those programs, policies and practices encouraged excess risk taking that would create a material risk to the Corporation's economic viability. As part of that process for the 2019 fiscal year, in January 2019, the Executive Compensation Committee reviewed a detailed inventory of the Corporation's compensation plans and programs prepared by the Human Resources Department summarizing the principal features of each plan, the potential risk factors (if any) associated with each plan and the mitigation factors designed to address those risks. Based on that review and the fact that as public utilities the Corporation's wholly owned subsidiaries operate in a heavily-regulated environment, the Executive Compensation Committee concluded it was not reasonably likely that any of the compensation programs, policies and practices of the Corporation or its subsidiaries, whether individually or in the aggregate, would have a material adverse effect upon the Corporation. In reaching such conclusion, the Executive Compensation Committee took into account the following factors, including factors specifically analyzed in terms of the compensation programs, policies and practices for the Corporation's executive officers:

•
The overall compensation structure is applied uniformly throughout the Corporation and its subsidiaries, with the only major exception relating to the equity component of that compensation structure. Neither the Corporation nor its subsidiaries have any material compensation arrangements that are unique to any business unit or that otherwise depart significantly from the general uniformity of the overall compensation structure throughout the organization.

•
For most of the employee base, compensation is primarily in the form of base salary. Certain employees are also eligible to receive cash incentive compensation tied to both financial and non-financial metrics and individual performance, with a maximum payout potential of up to $39,600 for employees, other than officers of the Corporation or its subsidiaries, for the 2019 fiscal year.

•	The compensation program for officers provides a balanced mix of cash and equity and annual and long-term incentives designed to align the interests of our officers with our long-term interests.

•
We use different performance measures for our annual cash incentive programs and our long-term incentive plans and we set performance goals that we believe are challenging but attainable without taking excessive risks.

•
Under the cash incentive compensation program for officers, we use a number of different financial and operational performance measures as well as individual goals with meaningful caps on the potential pay-outs; we believe this structure mitigates any tendency for an officer to focus exclusively on the specific financial metrics.

•
Each of the officers, including the executive officers, receives equity compensation in the form of restricted stock unit awards that derive their value from the market price of the Corporation's common stock, and the value of those awards increases as the price of the common stock appreciates and stockholder value is thereby created. Accordingly, the equity component is structured to encourage long-term growth and appreciation in the value of the Corporation's business and stock price.

•
The Corporation uses restricted stock unit awards (service-based and performance-based) rather than stock options because they provide varying levels of compensation as the market price of the Corporation's common stock fluctuates over time (and retain value even if the stock price declines) which should reduce the incentive for excessive risk taking.

•
The service-based restricted stock unit awards vest over a period of years and this vesting element encourages the recipients of those awards to focus on sustaining the Corporation's long-term performance. The performance-based restricted stock unit awards are tied to financial performance measured over one to three years with a payout capped at 200 percent of target shares. Because such awards are made annually, the officers always have unvested awards outstanding that could decrease significantly in value if the business of the Corporation and its subsidiaries is not managed for the long term.

•
Pursuant to the terms of Mr. Thornburg's employment agreement, his compensation is subject to recoupment as required under applicable law and regulations. In addition, any shares, cash or other property issued to the other executive officers pursuant to their performance-based restricted stock unit awards is subject to recoupment as required under applicable laws and regulations.

•
The Corporation maintains two tax-qualified retirement plans that are sponsored by San Jose Water Company and that provide benefits for all San Jose Water Company employees who meet minimum service requirements. One of the San Jose Water Company-sponsored plans is a defined benefit pension plan and the other is a defined contribution 401(k) plan. The defined benefit plan has two benefit formulas, one for employees hired on or after March 31, 2008 and one for employees hired before March 31, 2008. Each plan is designed and operated in accordance with applicable federal laws that impose coverage, vesting, and funding requirements and maximum dollar limitations on the annual retirement benefit that can be accrued under such plan. The plan sponsor regularly monitors the administration, including the funding, of these plans.

•
The Corporation also maintains two executive supplemental retirement plans for certain officers and other selected executives of San Jose Water Company. These plans supplement the eligible executive’s retirement benefits under the applicable tax-qualified defined benefit plan. Each eligible officer and other selected employees participate in only one of the plans. The benefit formula under each plan generally follows the applicable tax-qualified pension plan benefit formula but without application of compensation limits. Benefits payable under the supplemental retirement plan are offset by the benefits payable under the tax-qualified pension plan. Unlike the qualified retirement plan benefits, participants in these two supplemental retirement plans are general creditors of the Corporation who would lose substantially all of their accrued benefits under the supplemental plans were the Corporation to become insolvent.

•
The Corporation has also instituted stock ownership guidelines which require the executive officers to maintain a substantial ownership interest in the Corporation. By requiring that a meaningful amount of their personal wealth be tied to long-term holdings in the Corporation's common stock, the Corporation has further aligned their interests with those of the stockholders and mitigated the risk of excessive risk taking.

•
Finally, the Corporation has adopted policies that preclude certain employees and other individuals, including officers and family members residing in the same household, from engaging in hedging or monetization transactions in the Corporation's stock such as put and call options and from pledging the Corporation's stock or holding such stock in margin accounts. Accordingly, the executive officers bear the full risk of economic loss, like any other stockholder, with respect to their equity holdings, whether in the form of actual shares of the Corporation's common stock or restricted stock units that will convert into such shares following the satisfaction of the applicable vesting requirements.

For the foregoing reasons, the Executive Compensation Committee concluded that it was not reasonably likely that the overall employee compensation structure of the Corporation and its subsidiaries, as in effect in January 2019, when analyzed either in terms of its organization-wide application or its specific application to various major business units, would have any material adverse effect upon the Corporation.
On October 9, 2019, we completed the acquisition of Connecticut Water Service, Inc. ("CTWS"), which became our wholly owned subsidiary. The compensation programs, practices and policies maintained by CTWS for its executive officers and other employees for fiscal year 2019 were established by the CTWS Compensation Committee in December 2018 and March 2019. In connection with the review of the compensation programs, policies and practices maintained by the Corporation and its subsidiaries, including CTWS, conducted in January 2020 for fiscal year 2020, the Executive Compensation Committee assessed and considered the risks associated with programs, policies and practices maintained by CTWS. The risk assessment conducted for fiscal year 2020 will be discussed in the Proxy Statement for the 2021 annual shareholders meeting.

Outstanding Equity Awards at Fiscal Year-End
The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2019:

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Eric W. Thornburg	4,851	(2)	344,712	3,805	(3)	270,383
	1,182	(4)	83,993	3,171	(5)	225,331
	2,912	(6)	206,927	6,150	(7)	437,019
				9,916	(8)	704,631
David C. Benoit	—		—	—		—
Andrew R. Gere	475	(9)	33,754	828	(3)	58,838
	857	(10)	60,898	1,545	(7)	109,788
	1,462	(6)	103,890	1,543	(11)	109,646
				1,854	(8)	131,745
Palle L. Jensen	399	(9)	28,353	792	(3)	56,280
	820	(10)	58,269	1,416	(7)	100,621
	1,352	(6)	96,073	1,414	(11)	100,479
				1,716	(8)	121,939
James P. Lynch	457	(9)	32,474	904	(3)	64,238
	936	(10)	66,512	1,621	(7)	115,188
	1,535	(6)	109,077	1,621	(11)	115,188
				1,956	(8)	138,993
Maureen P. Westbrook	17,701	(12)	1,257,833	—		—
	1,039	(13)	73,831	—		—

(1)
The reported market value of the shares underlying the unvested units is based on the $71.06 closing selling price of the Corporation's common stock on December 31, 2019, the last trading day in the 2019 fiscal year.

(2)
Represents restricted stock units granted on November 6, 2017 and covering 14,552 shares. The underlying shares vest and become issuable in three successive equal annual installments on each of December 31, 2018, December 31, 2019, and December 31, 2020. As of December 31, 2019, one third of the units were unvested.

(3)
Represents performance-based restricted stock units granted on January 30, 2018, covering a target number of shares: 2,537 for Mr. Thornburg; 552 for Mr. Gere; 528 for Mr. Jensen; and 603 for Mr. Lynch. The underlying shares vest based on the EPS for the 2020 fiscal year and continued service through December 31, 2020. The number of shares issuable under such awards will range between 0 to 150 percent of the target number of shares based on the level of actual attainment of the specified performance goals. The reported number and market value of the shares underlying those unvested units assumes attainment at maximum level.

(4)
Represents restricted stock units granted on January 2, 2018, covering 3,545 shares. The restricted stock units vest in a series of three successive equal annual installments on each of December 31, 2018, December 31, 2019, and December 31, 2020 subject to continued service. As of December 31, 2019, one third of the units were unvested.

(5)
Represents performance-based restricted stock units granted on January 30, 2018, covering a target number of 6,342 shares for Mr. Thornburg which vest based on the TSR for the 2020 fiscal year and continued service through December 31, 2020. The number of shares issuable under such awards will range between 0 to 200 percent of the target number of shares based on the level of actual attainment of the specified performance goals. The reported number and market value of the shares underlying those unvested units assumes attainment at threshold level.

(6)
Represents restricted stock units granted on January 2, 2019, covering: 4,367 shares for Mr. Thornburg; 1,462 shares for Mr. Gere; 1,352 shares for Mr. Jensen; and 1,535 shares for Mr. Lynch. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2019, two thirds of the units were unvested for Mr. Thornburg, and all of the units were unvested for Messrs. Gere, Jensen, and Lynch.

(7)
Represents performance-based restricted stock units granted on January 29, 2019, covering a target number of shares: 4,100 for Mr. Thornburg; 1,030 for Mr. Gere; 944 for Mr. Jensen; and 1,081 for Mr. Lynch. The underlying shares vest based on the level of achievement of a performance goal based on ROE over the period measured from January 1, 2019 to December 31, 2021. The number of shares issuable under such awards will range between 0 to 150 percent of the target number of shares based on the level of actual attainment of the specified performance goals. The reported number and market value of the shares underlying those unvested units assumes attainment at maximum level.

(8)
Represents performance-based restricted stock units granted on January 29, 2019, covering a target number of shares: 4,958 for Mr. Thornburg; 927 for Mr. Gere; 858 for Mr. Jensen; and 978 for Mr. Lynch. The underlying shares vest based on the level of achievement of a performance goal based on relative TSR performance over the period measured from January 1, 2019 to December 31, 2021. The number of shares issuable under such awards will range between 0 to 200 percent of the target number of shares based on the level of actual attainment of the specified performance goals. The reported number and market value of the shares underlying those unvested units assumes attainment at maximum level.

(9)
Represents restricted stock units granted on January 3, 2017 and covering: 1,424 shares for Mr. Gere; 1,197 shares for Mr. Jensen; and 1,370 shares for Mr. Lynch. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2019, one third of the units were unvested.

(10)
Represents restricted stock units granted on January 2, 2018 and covering: 1,285 shares for Mr. Gere; 1,229 shares for Mr. Jensen; and 1,403 shares for Mr. Lynch. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2019, two thirds of the units were unvested.

(11)
Represents the unvested portion of performance-based restricted stock units granted on January 29, 2019, covering a target number of shares: 2,059 for Mr. Gere; 1,887 for Mr. Jensen; and 2,162 for Mr. Lynch. The underlying shares vest in two tranches with 50% of the target shares subject to the award allocated to each tranche. The number of shares issuable under each such tranche will range between 0 to 150 percent of the target number of shares based on the level of actual attainment of the specified performance goals. The first tranche vested based on the level of achievement of a performance goal based on ROE measured over the 2019 calendar year period. The second tranche will vest based on the level of achievement of a performance goal based on ROE over the period measured from January 1, 2019 to December 31, 2020. The reported number and market value of the shares underlying those unvested units assumes attainment at maximum level.

(12)
Represents restricted stock units granted on October 9, 2019. The underlying shares vest and become issuable in three successive equal annual installments over the three-year period of service measured from the date of grant. As of December 31, 2019, all of the units were unvested.

(13)
Represents restricted stock units previously granted to Ms. Westbrook that were assumed by the Corporation in connection with the Merger and that continue to be subject to service-based vesting. Each restricted stock unit will vest on December 8, 2020 and entitles Ms. Westbrook to a cash amount equal to one share of common stock of the Corporation on the vesting date. As of December 31, 2019, all of the units were unvested.

Option Exercises and Stock Vested
The following table sets forth, for each of the named executive officers, the number and value of shares of the Corporation's common stock subject to each deferred restricted stock or restricted stock unit award that vested during the year ended December 31, 2019. No option or stock appreciation rights were exercised by the named executive officers during the 2019 fiscal year, and none of such officers held any option or stock appreciation rights as of December 31, 2019.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Eric W. Thornburg	4,851		344,712
	1,182		83,993
	1,455		103,392
David C. Benoit	3,564	(2)	253,258
	3,361	(3)	238,833
	574	(4)	37,489
Andrew R. Gere	428		23,429
	475		26,149
	953		54,159
	589	(5)	40,735
	568	(6)	39,283
Palle L. Jensen	409		22,389
	399		21,965
	953		54,159
	547	(5)	37,831
	521	(6)	36,032
James P. Lynch	467		25,564
	457		25,158
	1,016		57,739
	566	(5)	39,145
	597	(6)	41,289
Maureen P. Westbrook	442	(4)	28,840

(1)	The value realized is determined by multiplying (i) the market price of the Corporation's common stock on the applicable vesting date by (ii) the number of shares which vested on such date.

(2)
Represents restricted stock units and dividend equivalent rights that accrued on such units that vested upon Mr. Benoit's termination of employment on December 31, 2019. Such restricted stock units were previously granted to Mr. Benoit under certain stock programs of CTWS and assumed by the Corporation in connection with the Merger.

(3)
Represents cash-settled restricted stock units that vested upon Mr. Benoit's retirement from CTWS. Such restricted stock units were previously granted to Mr. Benoit under certain stock programs of CTWS and assumed by the Corporation in connection with the Merger.

(4)
Represents deferred shares subject to deferred stock units ("DSU") pursuant to dividend equivalent rights accrued on outstanding DSUs granted by CTWS and assumed by the Corporation in connection with the Merger.

(5)
Represents performance-based restricted stock units granted on January 24, 2017 that vested based on an adjusted EPS of $2.34 for the calendar year 2019 and each officer's continued service through December 31, 2019.

(6)
Represents awards of restricted stock units under granted on January 29, 2019 covering 1,030, 944, and 1,081, target shares of the Corporation's common stock that vested based on an adjusted ROE of 8.56% measured over the 2019 calendar year period and continued service through December 31, 2019.

Pension Benefits
The Corporation maintains three defined benefit plans for employees of San Jose Water Company: San Jose Water Company's Retirement Plan, a tax-qualified pension plan (the "Retirement Plan"); the Executive Supplemental Retirement Plan, a non-qualified supplemental pension plan (the "SERP"); and the Cash Balance Executive Supplemental Retirement Plan, a non-qualified pension plan (the "Cash Balance SERP"). Two separate defined benefit plans are maintained for employees of Connecticut Water Company: The Connecticut Water Company Employees’ Retirement Plan, a tax-qualified pension plan and individual supplemental executive retirement agreements with certain executives (“CWC SERP Agreements”) that provide non-qualified supplemental pension benefits.
The following table sets forth as of December 31, 2019, for each plan or agreement that provides for payments or other benefits in connection with the retirement of each of the named executive officers, the number of years of service credited to the named executive officer under the plan, the actuarial present value of the named executive officer's accumulated benefit under each applicable plan, and the dollar amount of any payments and benefits paid to the named executive officer during the Corporation's last completed fiscal year.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Eric W. Thornburg	San Jose Water Company Retirement Plan	2	38,138	—
	San Jose Water Company Cash Balance SERP	2	1,135,219	—
David C. Benoit	Connecticut Water Company Employees' Retirement Plan	24	1,511,210	—
	CWC SERP Agreement	24	3,371,673	—
Andrew R. Gere	San Jose Water Company Retirement Plan	24	1,667,356	—
	San Jose Water Company SERP	24	3,047,612	—
Palle L. Jensen	San Jose Water Company Retirement Plan	25	2,049,664	—
	San Jose Water Company SERP	25	3,053,085	—
James P. Lynch	San Jose Water Company Retirement Plan	9	177,731	—
	San Jose Water Company Cash Balance SERP	9	823,072	—
Maureen P. Westbrook	Connecticut Water Company Employees' Retirement Plan	31	1,929,377	—
	CWC SERP Agreement	31	1,248,429	—

(1)	The number of years of credited service has been rounded to the nearest whole number. The present value of accumulated benefits is based on the actual period of service credited.

The pension benefits payable to the executive officers increase in correlation with increases in salary and years of service. The present value of the accrued pension benefit will also fluctuate from year-to-year based on the age of the participant and the interest rate used to discount anticipated future payments so that when interest rates decrease for example, the present value associated with the underlying benefit may increase.
The actuarial and economic assumptions used above to value the pension plan benefits under plans that cover employees of San Jose Water Company are as follows: For the 2019 fiscal year calculations, the discount rates applied were 3.13% for the Retirement Plan and 3.05% for the Executive Supplemental Retirement Plan ("SERP") and Cash Balance Executive Supplemental Retirement Plan ("Cash Balance SERP"). For the 2018 fiscal year calculations the discount rates applied were 4.16% for the Retirement Plan and 4.09% for the SERP and the Cash Balance SERP. The mortality rate tables, all published by the Society of Actuaries, used for the 2019 fiscal year are described as follows: for the Retirement Plan, the Pri-2012 Total Dataset Amount-Weighted Mortality with MP-2019 Mortality Improvement Scale, and for the 2018 fiscal year, the RP-2014 Total Dataset Mortality Table adjusted to 2006 with MP-2018 Mortality Improvement Scale; for the SERP and the Cash Balance SERP, Pri-2012 White Collar Amount-Weighted Mortality with MP-2019 Mortality Improvement Scale for the 2019 fiscal year, and for the 2018 fiscal year the RP-2014 Mortality Table basis adjusted to 2006 with MP-2018 Mortality Improvement Scale.
There is no assumption for pre-retirement mortality or cessation of service, and retirement is assumed to occur at the earliest age at which each named executive officer can receive the pension benefits without actuarial reductions. For further information concerning such actuarial assumptions, please see Note 9 to the Corporation's consolidated financial statements included in its annual report on Form 10-K for the 2019 fiscal year.
The actuarial and economic assumptions under plans that cover employees of Connecticut Water Company are as follows: Pri-2012 Private Retirement Plans Amount Weighted Mortality Tables, projected using Scale MP 2019 for annuities, and IRS Applicable Mortality Table for lump sums for the Connecticut Water Company Employees’ Retirement Plan, and Pri-2012 Private Retirement Plans White Collar Amount-Weighted Mortality Tables, projected using Scale MP 2019 for the CWC SERP Agreements. For the 2019 fiscal year calculations shown above, discount rates of 3.23% for the Connecticut Water Company Employees’ Retirement Plan and 3.15% for the CWC SERP Agreements were applied.
San Jose Water Company Retirement Plan Benefit
Benefit accruals under the Retirement Plan of San Jose Water Company differ depending on whether an employee first commenced status as an employee with San Jose Water Company (i) before March 31, 2008 or (ii) on or after March 31, 2008. All the named executive officers employed by San Jose Water Company, except for Messrs. Lynch and Thornburg, commenced service before March 31, 2008.
The monthly retirement benefit under the Retirement Plan payable at age 65 (the plan's normal retirement age) to each named executive officer who commenced employee status before March 31, 2008 will be equal to 1.6 percent of his average monthly compensation (as determined in the manner indicated below) for each year of service completed after January 1, 1978. However, the Retirement Plan provides a minimum benefit to each participant with at least 30 years of service equal to 50 percent of his or her average monthly compensation, less 50 percent of his or her monthly old-age insurance benefit under Section 202 of the Social Security Act. For participants with less than 30 years of service, the minimum benefit described in the preceding sentence will be reduced 1/30 for each year by which their years of service are less than 30 years (adjusted to give credit for partial years of service).
For participants who commenced employee status before March 31, 2008, the Retirement Plan also contains a special benefit calculation when their combined age and service equals or exceeds 75. The combined age and years of service for each named executive officer equals or exceeds 75. Accordingly, the special benefit for each of those named executive officers who commenced employee status before March 31, 2008 and completed at least 30 years of service will be equal to 60 percent of his or her average monthly compensation, less 50 percent of his or her monthly old-age insurance benefit under Section 202 of the Social Security Act. For named executive officers with less than 30 years of service, the special benefit described in the preceding sentence will be reduced one-thirtieth for each year by which their years of service are less than 30 years (adjusted to give credit for partial years of service).
For purposes of the applicable benefit calculation under the Retirement Plan, (i) a participant's average monthly compensation will be determined on the basis of his or her three highest years of compensation (whether or not consecutive) prior to attainment of age 65 (or earlier retirement or termination) and will generally be based upon the amount reported on his or her Form W-2 for federal income tax purposes for each year included in such calculation, plus amounts deferred under the 401(k) plan and certain other limited deferrals, and (ii) the annual compensation taken into account for benefit accrual purposes for each such year may not exceed the annual compensation limit for that year determined in accordance with the Internal Revenue Code. No lump sum payment of accumulated retirement benefits is provided under the Retirement Plan for employees who first commenced status as an employee before March 31, 2008, except that a lump sum distribution may become payable to the surviving beneficiary of a deceased participant under certain circumstances. In-service distributions are allowed for: (i) a participant who has attained age 70 and a half years; and (ii) a participant who commenced status as an employee before March 31, 2008 if such participant has attained age 65 and his or her age and years of service equal at least 100; provided, if such a participant was not employed by the Company on December 31, 2013 and is subsequently re-hired on or after January 1, 2014, he or she will not be entitled to an in-service distribution.
The retirement benefits accrued by San Jose Water Company employees who first commence service on or after March 31, 2008, including Messrs. Lynch and Thornburg, are determined under the cash balance portion of the Retirement Plan and will be based upon the compensation credits and interest credits made to a hypothetical bookkeeping account established for each such participant. Compensation credits will be made on behalf of each participant each plan quarter in which the participant is an eligible employee with at least one hour of service for that quarter. The amount of the compensation credit for that quarter will be based on the compensation paid to the participant for that quarter and his or her years of credited service, as determined in accordance with the following schedule:

Years of Credited Service	Percent of Compensation (%)
Less than 5	5
5 but less than 10	6
10 but less than 15	7
15 but less than 20	9
20 or more	11
For purposes of determining the amount of each participant's compensation credit, (i) compensation is generally based upon the amount that would otherwise be reported on the participant's Form W-2 for federal income tax purposes during the quarter, plus amounts deferred for that quarter under the 401(k) plan and certain other limited deferrals and (ii) the annual compensation taken into account may not exceed the annual compensation limit determined in accordance with the Internal Revenue Code ("Code").
Interest credits are also generally made on behalf of each participant each plan quarter. The amount of each interest credit is determined by multiplying the balance of the participant's account as of the last day of that plan quarter by the lesser of: (i) the greater of one quarter of (a) the minimum three and a quarter percent annual interest rate or (b) the annual yield on 30-year Treasury bonds, determined as of the month of October preceding the first day of the plan year; and (ii) one quarter of the six percent maximum annual interest rate.
Benefits accrued under the Retirement Plan may be paid as (i) a fixed monthly pension for life, (ii) a reduced monthly benefit payable for life but with a minimum payment period of 10 years for the participant or his or her designated beneficiary, or (iii) a reduced joint and survivor annuity for the participant and his or her surviving spouse. For participants who commence employee status on or after March 31, 2008, the accrued benefits may be paid in a lump sum, or pursuant to any of the forms described above, following attainment of the applicable age and service requirements.
Mr. Gere is not currently eligible to receive early retirement benefits. Messrs. Lynch and Thornburg joined the Corporation after March 30, 2008 and participate in the cash balance portion of the Retirement Plan which does not provide early retirement benefits. Participants who are credited with an hour of service on or after March 31, 2008, will become fully vested following the earlier of three years of service or age 65. As of December 31, 2019, all the named executive officers employed by San Jose Water Company, except for Mr. Thornburg, are vested under the Retirement Plan.

The Connecticut Water Company Employees’ Retirement Plan
All employees of The Connecticut Water Company hired prior to January 1, 2009, including Mr. Benoit and Ms. Westbrook, participate in the Connecticut Water Company Employees’ Retirement Plan, a noncontributory qualified defined benefit plan. The plan also covers eligible employees of certain subsidiaries hired before March 1, 2012. Retirement benefits for eligible employees of the Connecticut Water Company are based on the employee’s years of credited service and average earnings, which is defined to mean the highest average annual regular basis compensation received by an individual from the Connecticut Water Company during any 60 consecutive months. Different retirement benefits apply to certain legacy groups. Participants are eligible for normal retirement as of the first day of the month coinciding with or following attainment of age 65. An early retirement benefit, based on the normal retirement benefit subject to reduction factors for retirement before age 62, may be taken upon attainment of age 55 and completion of 10 years of credited service.
The monthly retirement benefit under the Connecticut Water Company Employees’ Retirement Plan is equal to one half of the greatest of (i) 1.6 percent of the participant’s average earnings multiplied by years of credited service and (ii) $1,000 per year of credited service proportionally reduced for less than 10 year of credited service, but in no event shall the benefit be less than the benefit accrued as of December 31, 2000. The benefit is not reduced for old-age insurance benefits under Section 202 of the Social Security Act. Benefits vest with five years of service. Mr. Benoit and Ms. Westbrook are fully vested in their benefits under the Connecticut Water Company Employee’s Retirement Plan.
San Jose Water Company SERP Benefit
The SERP provides participants with a monthly pension benefit that supplements the pension they earn under the Retirement Plan of San Jose Water Company. Each officer of the Corporation employed by San Jose Water Company who commenced employee status before March 31, 2008 is eligible for participation under the SERP. Eligible employees selected for SERP participation by the Executive Compensation Committee of the SJW Group Board of Directors (the "Committee") will become a participant on the first day of the first calendar month next following his or her selection date or such later date as the Committee may specify. All of the named executive officers employed by San Jose Water Company other than Messrs. Lynch and Thornburg participate in the SERP.
The SERP is designed to supplement the retirement income by providing an additional monthly pension in excess of the pension benefit under the Retirement Plan. Effective as of January 1, 2010, the dollar amount of that monthly pension for each participant credited with an hour of service on or after January 1, 2010 is determined on the basis of the following normal retirement benefit payable as a single-life annuity commencing at age 65: 2.2 percent of final average monthly compensation multiplied by the years of service, up to a total monthly retirement benefit not to exceed 60 percent of final average monthly compensation (as determined in the manner indicated below), less the monthly retirement benefit payable to such individual under the Retirement Plan as a single-life annuity commencing at normal retirement age. Accordingly, the maximum retirement benefit is limited to 60 percent of final average compensation, less a participant's normal retirement benefit under the Retirement Plan.
For purposes of such calculation, participants receive credit for partial years of service, and each participant's final average monthly compensation will be his or her average monthly compensation for the consecutive 36-month period within his or her last 10 years of service with the Corporation for which such average monthly compensation is the highest. A participant's average monthly compensation is calculated on the basis of his or her earned salary for that month and the amount of the annual cash incentive compensation that is actually paid to him or her during that month or that would have been paid at that time in the absence of a deferral election.
The SERP benefit will commence following the later of (i) the participant's separation from service with the Corporation or (ii) his or her attainment of age 55, unless the participant makes a timely election of a later attained age. SERP benefits which commence prior to the participant's attainment of age 65 will be subject to actuarial reduction for the early commencement date, except under prescribed circumstances. No lump sum benefit distributions are provided under the SERP.

SERP participants may, for purposes of their benefit calculations, receive special age and service credits under the Executive Severance Plan should their employment terminate under certain circumstances following a change in control. See the discussion of the Executive Severance Plan in the section below entitled "Employment Agreements, Offer Letters, Termination of Employment and Change in Control Arrangements" for further information.
The accrued SERP retirement benefit for Mr. Jensen was not reduced and for Mr. Gere will not be reduced for early commencement if such commencement occurs on or after their attainment of (i) age 60 or (ii) a combined age and years of service equal to 85.
A participant will vest in his or her SERP benefit upon completion of 10 years of service or in the event the participant becomes entitled to a severance benefit under the Executive Severance Plan by reason of a qualifying termination. As of December 31, 2019, each of the named executive officers who participates in the SERP is vested in his or her SERP benefit.
San Jose Water Company Cash Balance SERP Benefit
The Cash Balance SERP is a supplemental retirement benefit plan for executive officers and other key management personnel employed by San Jose Water Company who commence employment on or after March 31, 2008 and are accordingly ineligible to participate in the SERP. The actual participants are selected from time to time by the Committee. Eligible employees selected for Cash Balance SERP participation by the Committee will become a participant on the first day of the first quarter next following the date of his or her selection date or such later date as the Committee may specify, except that the plan was amended to allow Mr. Thornburg to become a participant in the plan as of November 6, 2017, his first day of employment with the company.
An account balance will be maintained for each participant in the Cash Balance SERP and will be periodically credited with a percentage of his or her compensation for the applicable period based on his or her years of credited service. The plan was amended effective October 24, 2018 granting the Committee the discretion to designate a different formula (as to years of credited service and/or percent of compensation) for any participant, provided no such action shall reduce any accrued benefit as of the date of such action. Except for Messrs. Lynch and Thornburg, compensation credits are made in accordance with the following formula:

Years of Credited Service	Percent of Compensation (%)
Less than 5	10
5 but less than 10	11
10 but less than 15	12
15 but less than 20	14
20 or more	16
The account balance will also be credited periodically with interest pursuant to a pre-established formula. The benefit accrued under the Cash Balance SERP will be offset by a portion of the participant's benefit accrued under the Retirement Plan. Accordingly, at such time as the participant becomes entitled to receive his or her retirement benefit under the Cash Balance SERP, a portion of his or her accrued benefit under the Retirement Plan will be applied as an offset to his or her vested accrued benefit under the Cash Balance SERP.
A participant's accrued benefit for plan quarters ending before January 1, 2014 and associated interest credits accrued after December 31, 2013 shall be paid in a single lump sum beginning on the first day of the seventh month following the participant's separation from service. Pursuant to the Cash Balance SERP amended as of October 30, 2013, a participant's accrued benefit for plan quarters ending after January 1, 2014 and all associated interest credits shall be paid in a single lump sum beginning on the first day of the seventh month following the participant's separation from service unless a timely election is made by the participant to receive his or her benefit in annual installments over a 10-year period beginning on the first business day of the seventh month following his or her separation from service. Mr. Lynch elected to receive his accrued benefit for plan quarters ending after January 1, 2014 and all associated interest credits in annual installments over a 10-year period.
The Cash Balance SERP also provides a death benefit should the participant die with a vested accrued benefit. The amount of the death benefit will be calculated in the same manner as if the participant had survived and will be payable in a lump sum to his or her beneficiary.
A participant will vest in his or her Cash Balance SERP benefit upon completion of 10 years of service or in the event the participant becomes entitled to a severance benefit under the Executive Severance Plan by reason of a qualifying termination. At the time of Mr. Lynch's entry into the plan, the plan was amended to provide him with (i) a higher rate of company contributions during his first 20 years of service equal to 15 percent of his quarterly compensation during that period and (ii) full vesting of his accrued benefit under the plan upon completion of three years of service. The plan was amended effective November 6, 2017 for Mr. Thornburg to provide that (i) the percentage of compensation credited to his Cash Balance SERP account each quarter until the quarter he turns 65 shall be 39 percent of his quarterly compensation, (ii) the special sign-on bonus specified in his employment agreement will be included in his compensation for the plan quarter in which it is paid, and (iii) he will vest in his accrued benefit under such plan once he turns 65. As of December 31, 2019, each of the named executive officers who participates in the Cash Balance SERP, except for Mr. Thornburg, is vested in the Cash Balance SERP benefit.
CWC SERP AGREEMENTS
The CWC SERP Agreements are designed to supplement the executive’s retirement income by providing retirement benefits in excess of the pension benefit under the Connecticut Water Company Employees’ Retirement Plan Retirement Plan. If the executive meets the age and any applicable service requirements the CWC SERP Agreements provide the covered executive with a retirement benefit equal to approximately 60% of the participant’s average earnings, as defined under the Connecticut Water Company Employees Retirement Plan but without the compensation limit under the Code, offset by his or her benefit payable under the Connecticut Water Company Employees Retirement Plan. Mr. Benoit’s CWC SERP Agreement benefit is further reduced by benefits payable under the retirement plan of a prior employer. If benefits commence prior to the executive’s attainment of age 62, benefits are reduced by 4% for each complete year by which such benefit commencement precedes the executive’s attainment of age 62. If the participant retires after attaining age 62, average earnings also include the value of cash units, restricted stock, and performance share units awarded under the CTWS 1994 (as amended and restated in 2002), 2004 or 2014 Performance Stock Programs. If the executive undergoes a “separation from service” with the Connecticut Water Company either without cause (as defined in each participant’s employment agreement) or due to death or disability at any time before the attainment of age 62, the participant’s supplemental retirement benefit under the CWC SERP Agreement will generally be treated as if the “separation from service” occurred after the participant attained age 62 in two respects: (1) the executive’s supplemental retirement benefit will not be reduced by an early retirement factor and (2) the components of compensation used to calculate average earnings for purposes of the supplemental retirement benefit will be consistent with the components used following a “separation from service” after attaining age 62. Both Mr. Benoit and Ms. Westbrook have attained age 62 and are fully vested in their CWC SERP Agreement benefits.
Non-Qualified Deferred Compensation
None of the named executive officers, other than Mr. Benoit and Ms. Westbrook, have deferred any compensation or have any deferred shares with respect to the 2019 fiscal year or any prior year. Mr. Benoit and Ms. Westbrook have deferred compensation under the 2017 Connecticut Water Deferred Compensation Plan and the Deferred Compensation Plan II and hold deferred share units of the Corporation’s common stock.
The following table shows the deferred compensation activity for Mr. Benoit and Ms. Westbrook during the 2019 fiscal year attributable to his or her participation in the 2017 Connecticut Water Deferred Compensation Plan and the Deferred Compensation Plan II:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at Last FYE ($)(3)
David C. Benoit	66,323	88,476	—	—	1,435,977
Maureen P. Westbrook	250,855	—	55,965	—	640,537

(1)	Represents the portion of salary and annual cash incentive compensation earned for the 2019 fiscal year and deferred under the Deferral Plan.

(2)
Includes the amount of interest that was accrued for the 2019 fiscal year on the named executive officer's outstanding balance under the Deferral Plan. For Mr. Benoit and Ms. Westbrook, $44,083 and $10,734, respectively, of the Aggregate Earnings in Last FY represents “above-market” earnings, and is included in the Summary Compensation Table.

(3)
Includes amounts deferred prior to October 9, 2019 (and earnings thereon) some of which may be comprised of “above-market” earnings and may have been included by CTWS in the Summary Compensation Table in its proxy statements in years prior to the Merger.

The following table shows the deferred compensation activity for Mr. Benoit and Ms. Westbrook for the 2019 fiscal year attributable to the deferred shares of the Corporation's common stock awarded or credited during such year:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at Last FYE ($)(2)
David C. Benoit	109,216	—	522,780	62,003	2,235,619
Maureen P. Westbrook	—	—	405,889	20,616	1,731,093

(1)
For Mr. Benoit, represents (i) the $40,802 fair market value as of December 31, 2019 of the shares underlying additional deferred share units credited to Mr. Benoit for the 2019 fiscal year as a result of the dividend equivalent rights under his assumed deferred share units and (ii) a $481,978 increase in the fair market value of the shares underlying accumulated deferred share units since the beginning of the 2019 fiscal year. For Ms. Westbrook, represents (i) the $31,378 fair market value as of December 31, 2019 of the shares underlying additional deferred share units credited to Ms. Westbrook for the 2019 fiscal year as a result of the dividend equivalent rights under her assumed deferred share units and (ii) a $374,511 increase in the fair market value of the shares underlying accumulated deferred share units since the beginning of the 2019 fiscal year.

(2)	The reported aggregate balance is based on the $71.06 closing selling price of the common stock on December 31, 2019. Each named executive officer is fully vested in his or her balance.
San Jose Water Company Special Deferral Election Plan
The Special Deferral Election Plan (the "Deferral Plan") allows certain key employees, including each of the named executive officers employed by San Jose Water Company, the opportunity to accumulate an additional source of retirement income through the deferral of up to 50 percent of their base salary each year and up to 100 percent of their annual cash incentive compensation or other incentive compensation each year. For the compensation deferred each year, the individual may designate a separate distribution event and form of payment (lump sum or annual installments over a five or 10-year period). Distribution events include separation from service, the expiration of a designated deferral period of at least five years or the occurrence of a change in control. Withdrawals are also permitted in the event of a financial hardship. Each deferred account balance is credited with a rate of interest each year, compounded semi-annually, equal to the lower of (i) the 30-year long-term borrowing cost of funds to San Jose Water Company, as such rate is measured as of the start of each calendar year; or (ii) 120 percent of the applicable federal long-term rate, measured as of the start of each calendar year.
2017 Connecticut Water Deferred Compensation Plan
Eligible employees may elect to defer up to 50 percent of base salary and 100 percent of cash incentive pay under the 2017 Connecticut Water Deferred Compensation Plan. The deferred amounts are credited with earnings based on the participant’s notional investments among 6 index funds and a fixed rate alternative currently crediting 2.75 percent.

The Connecticut Water Company Deferred Compensation Plan II
Eligible employees who entered into deferred compensation agreements with The Connecticut Water Company (these agreements are collectively referred to as the "Deferred Compensation Plan II”) are provided with certain deferred compensation. The Deferred Compensation Plan II is closed to new participant elective deferral contributions, but participants continue to have their accounts credited with earnings each January 1 and July 1 in an amount equal to 50 percent of the product of (i) the recent AAA Corporate Bond Yield Average published by Moodys, plus 4 percentage points and (ii) the participant’s existing deferred compensation account balance.
Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer ("CEO") and President, Eric W. Thornburg.
For 2019, our last completed fiscal year:

•	The median of the annual total compensation of all employees of the Corporation (other than our CEO) was $82,050; and

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $2,609,419.
Based on this information, the ratio of the annual total compensation of Mr. Thornburg, our President and CEO, to the median of the annual total compensation of all employees for 2019 was 32 to 1.
On October 9, 2019, we completed the acquisition of CTWS, which became our wholly owned subsidiary. As permitted by Item 402(u) of Regulation S-K, we excluded approximately 371 employees of CTWS from our employee population for purpose of identifying the median employee. Accordingly, we used the same median employee that was identified in 2017, because other than the employees of CTWS which are excluded from our employee population as discussed above, there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure.
As previously disclosed, we took the following steps to identify the median employee in 2017:

•
We determined that, as of November 30, 2017, our employee population consisted of approximately 478 individuals with all of these individuals located in the United States. This population consisted of our full-time, part-time, temporary and seasonal employees.

•
We selected November 30, 2017, which is within the last three months of 2017, as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

•
To identify the “median employee” from our employee population, we compared the amount of salary, wages, and tips of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2017. We excluded equity awards and bonus payments from our compensation measure because we did not widely distribute such awards and bonus to our employees. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.

We combined all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $82,050.
Employment Agreements, Offer Letters, Termination of Employment and Change in Control Arrangements
Mr. Thornburg's Employment Agreement: In September 2017, the Corporation entered into an employment agreement pursuant to which Mr. Thornburg agreed to serve as the President and Chief Executive Officer effective November 6, 2017. The agreement was amended on December 31, 2019, and the material terms of such agreement as amended are summarized below:

•	Mr. Thornburg's annual base salary for the 2017 and 2018 calendar years was established at $700,000.

•
Pursuant to the December 31, 2019 amendment to his employment agreement, Mr. Thornburg's target annual incentive cash compensation is no less than 50 percent of his base salary starting with the 2018 fiscal year, and beginning with the 2020 fiscal year, such target annual incentive cash compensation is no less than 75 percent of his base salary.

•
Mr. Thornburg received a sign-on cash bonus in the amount of $310,000 in the first quarter of 2018. This bonus was intended in part to offset the 2017 cash incentive award forfeited by Mr. Thornburg in light of his move to the Corporation.

•
Mr. Thornburg is eligible to receive enhanced severance benefits under the Executive Severance Plan (but not a tax gross-up as described below) and enhanced retirement benefits under the Cash Balance SERP.

•
Mr. Thornburg is entitled to severance benefits upon an involuntary termination (under certain circumstances where he is not eligible for benefits under the Executive Severance Plan) in an amount equal to the sum of (i) (A) two times the sum of his annual base salary and target annual cash incentive compensation as in effect for the fiscal year of termination if such termination occurs on or prior to December 31, 2019 or (B) one times the sum of his annual base salary and target annual cash incentive compensation as in effect for the fiscal year of termination if such termination occurs after December 31, 2019 and (ii) his annual bonus for the year of termination based on actual performance, pro-rated for the number of days of employment during the year of termination.

•
If any payments or benefits payable to Mr. Thornburg would become subject to excise tax under Section 4999 of the Code, then such payments and benefits will be subject to reduction if such reduction would provide him with a greater after-tax benefit.

•	Mr. Thornburg's compensation is subject to clawback in accordance with applicable laws and regulations.

•
Mr. Thornburg was reimbursed for reasonable temporary housing expenses in the San Jose area (for up to 12 months) and reasonable moving and travel expenses incurred in connection with his relocation to the San Jose area. Mr. Thornburg is also eligible to receive a company-provided motor vehicle and maintenance thereof and the same perquisites as the other senior executive officers of the Corporation. In addition, effective January 1, 2018, the Corporation will reimburse Mr. Thornburg for reasonable business-related personal expenses approved by the Chair of the Executive Compensation Committee.

•	Equity awards under the agreement include the following:

▪
Three initial RSU awards granted in the first quarter of 2018. The first award granted on January 2, 2018, covers 3,545 shares (determined by dividing $225,000 by the closing price per share of the Corporation's common stock on the grant date) vesting in three equal installments on each of December 31, 2018, December 31, 2019, and December 31, 2020 subject to continued service. The second and third initial awards were granted on January 30, 2018 and cover an aggregate number of 8,879 shares determined by dividing $525,000 by the closing price per share of Corporation common stock on the grant date. The second award covers 6,342 target shares based on continued service and total shareholder return ("TSR") performance relative to the seven water peer companies over the period measured from January 1, 2018 to December 31, 2020 (the "TSR Performance Period"). The number of shares issuable under such award will range between 0 to 200 percent of the target number of shares and will vest based on the level of actual attainment of the specified performance goal. The third initial award covers 2,537 target shares and will vest based on the EPS for the 2020 fiscal year and continued service through December 31, 2020. The number of shares issuable under such award will range between 0 to 150 percent of the target number of shares based on the level of actual attainment of the specified performance goal.

▪
A special grant of RSUs granted on November 6, 2017 covering 14,552 shares (determined by dividing $900,000 by the closing price per share of the Corporation's common stock on the grant date) which will vest in three annual equal installments on each of December 31, 2018, December 31, 2019 and December 31, 2020 subject to continued service. This special grant is in recognition of the value of unvested equity awards that were forfeited by Mr. Thornburg in light of his move to the Corporation.

Mr. Lynch's Offer Letter: Under the terms of his offer letter, Mr. Lynch is entitled to (i) a company car and reimbursement of membership fees for one local health club; and (ii) separation pay in the form of 12 months of salary continuation should his employment be involuntarily terminated without cause. However, should Mr. Lynch's employment terminate under circumstances that would otherwise entitle him to separation pay and severance benefits under the Executive Severance Plan, there will be no duplication of benefits under the two arrangements, and Mr. Lynch will only receive the severance benefits provided under the Executive Severance Plan. Mr. Lynch's base salary was $467,000 for the 2019 calendar year.
Mr. Benoit’s Employment Agreement: Prior to the Closing Date, Mr. Benoit had entered into an employment agreement with CTWS and CWC which became effective at the closing of the Merger (the “Benoit Employment Agreement”). Under the Benoit Employment Agreement, Mr. Benoit was entitled to certain compensation and benefits for services to CTWS and severance benefits payable upon an involuntary termination which included Mr. Benoit’s right to terminate his employment for any reason within 13 months following closing of the Merger.
Mr. Benoit resigned effective December 31, 2019 and in accordance with the terms of the Benoit Employment Agreement, he became eligible to receive the following severance benefits: (i) an amount equal three times his base salary plus three times his 2019 target bonus payable in equal monthly installments through December 31, 2022; (ii) the value of the aggregate amounts that CWC would have contributed on his behalf under the Savings Plan of Connecticut Water Company, plus estimated earnings thereon, had Mr. Benoit continued to participate in such plan for an additional three years payable in a lump sum on December 31, 2021; (iii) an interest amount that would have been payable to Mr. Benoit under the Deferred Compensation Plan II had he continued in the employ of CWC for an additional three years, with respect to his current deferred compensation account balance payable in a lump sum on December 31, 2021; (iv) additional retirement benefits equal to the present value of the difference between the annual pension benefits that would have been payable to Mr. Benoit under The Connecticut Water Company Employees’ Retirement Plan and his CWC SERP Agreement had he continued to participate in such plan(s) for an additional three years and benefits actually payable in a lump sum on December 31, 2021; (v) accelerated vesting of the CTWS assumed incentive awards; (vi) a lump sum payment equal to three times the sum of the annual contributions, payments, credits or allocations made by the CWC on behalf of Mr. Benoit for coverage under all life, health, disability and similar welfare benefits maintained by CWC payable on July 1, 2020; (vii) reimbursement of reasonable legal or accounting fees incurred by Mr. Benoit; (vii) outplacement services of up to $25,000 for one year; and (viii) a tax gross up for any excise taxes imposed on him under Section 280G of the Code.
The severance benefits payable to Mr. Benoit are conditioned upon his execution of a general release of all employment-related claims against the Corporation and non-competition and non-solicitation covenants for a period of two years following his termination.
Ms. Westbrook’s Employment Agreement: Prior to the Closing Date, Ms. Westbrook had entered into an employment agreement with CTWS and CWC which would become effective at the closing of the Merger for a continuously renewing period of 3 years (the “Westbrook Employment Agreement”). Under the Westbrook Employment Agreement, Ms. Westbrook was entitled to certain compensation and benefits for services to CTWS and severance benefits covering a three year period payable upon a qualifying termination which included Ms. Westbrook’s right to terminate her employment for any reason within 13 months following closing of the Merger.

The Committee and the CTWS Board of Directors approved the amendment and restatement of the Westbrook Employment Agreement effective as of October 9, 2019, to establish Ms. Westbrook’s compensation and benefits for her continued service to the Corporation for a term of three years following the Merger. Under the amended and restated agreement, Ms. Westbrook will be entitled to receive severance benefits payable only upon an involuntary termination during the term and she does not have a right to receive severance benefits if she voluntarily terminates her employment. Her cash severance is determined based on when the involuntary termination occurs during the term; the remaining severance benefits, including the enhanced retirement benefits and excise tax gross up, were benefits already provided for in the Westbrook Employment Agreement as approved by CTWS prior to the Merger.
The material terms of the amended and restated Westbrook Employment Agreement dated October 9, 2019 are as follows:

i.	A three year fixed term following the Closing Date (the “Term”);

ii.	A base salary of no less than $340,000;

iii.	Commencing in 2020, target annual cash incentive compensation of no less than $119,000;

iv.
Commencing in 2020, an annual RSU grant covering a target number of shares of the Corporation’s common stock equal to at least $136,000 divided by the closing price on the grant date, each such award being in the form of service-vesting RSUs that vest based on Ms. Westbrook’s continued service and/or performance-based RSUs that vest based on achievement of performance goals, as determined by the Committee, and Ms. Westbrook’s continued service;

v.
A special retention RSU award granted on the Closing Date of the Merger covering 17,701 shares of the Corporation’s common stock, which was determined by dividing $1,250,000 by the closing price of the Corporation’s common stock on the Closing Date, and which will vest in three equal annual successive installments upon the completion of each year of Ms. Westbrook’s continued service with the Corporation over the three-year period measured from the Closing Date of the Merger, subject to accelerated vesting under certain prescribed circumstances;

vi.
Severance upon a termination without cause or due to disability, or resignation for good reason, subject to her execution of a release of claims, as follows: Severance in an amount equal to (i) base salary and target bonus for the year of termination times (ii) the Multiplier, with such amount paid in equal installments over the remaining Term, and with the Multiplier being (A) three for termination at any time before the first anniversary of the Closing Date, (B) two for termination at any time during second year of employment under the Amended Westbrook Employment Agreement but before the second anniversary of the Closing Date and (C) one for termination at any time during third year of employment under the amended and restated Westbrook Employment Agreement;

vii.	Full vesting of all CTWS incentive awards assumed by the Corporation in the Merger;

viii.	Contributions to any defined contribution retirement plan for the remainder of Term, payable in a lump sum on the second anniversary of the termination date;

ix.
Interest equivalent deferrals under the Deferred Compensation Plan II as if Ms. Westbrook had remained employed for the remainder of the Term, payable in a lump sum on the second anniversary of the termination date; and

x.	Enhanced retirement benefits, as described in the amended and restated Westbrook Employment Agreement:

▪	Contributions for life, health, disability, and similar welfare plans and perquisites for the remainder of the Term payable in a lump sum on the first day of the month following termination;

▪
Reimbursement for reasonable legal or accounting fees and expenses incurred by Ms. Westbrook to obtain or enforce any right or benefit provided to her under the amended and restated Westbrook Employment Agreement;

▪	Reasonable outplacement services for a period of up to one year;

▪	Gross-up for any taxes or penalties imposed under Section 280G of the Code; and

▪	If her termination is due to her disability, benefits payable in accordance with any disability plan maintained by CWC for which she is eligible.
On October, 29, 2019, the Committee approved an annual base salary of $390,000 for Ms. Westbrook effective as of December 1, 2019 and increased her target annual cash incentive commencing in 2020 to 35% of her base salary in connection with her promotion to President of CTWS.
Executive Severance Plan: Officers of the Corporation or its subsidiaries (other than Mr. Benoit, Ms. Westbrook, and officers who are CTWS employees or employees of any of its subsidiaries) who are serving in such capacity at the time of a change in control ("CIC") of the Corporation may become entitled to severance benefits under the Corporation's Executive Severance Plan if their employment terminates under certain circumstances in connection with such change. Accordingly, should (a) such officer's employment be terminated by the Corporation for any reason other than good cause (as defined in the Executive Severance Plan) after the Corporation enters into an agreement to effect the CIC but before such agreement is terminated or prior to the expiration of a 24-month period following the effective date of the CIC, or (b) he or she resign for good reason (as defined in such plan) within the 24-month period following the effective date of the CIC (the "CIC Protection Period"), then (i) such officer will be entitled to a cash severance benefit consisting of three times the sum of the annual base salary and target annual cash incentive compensation (as in effect for the fiscal year of such cessation of employee status or, if higher, immediately before the CIC), (ii) for Mr. Thornburg, also an amount equal to the annual bonus for the year of termination based on actual performance, pro-rated for the number of days of employment during the year of termination, (iii) his or her outstanding stock options will immediately vest and other equity awards may immediately vest in accordance with the terms of the award agreements, (iv) he or she will be reimbursed for the cost of COBRA continuation coverage under the company's group health care plans for himself or herself and his or her spouse and eligible dependents until the earlier of (x) the date of the last annual installment of his or her cash severance benefit or (y) the first date on which the officer is covered under another employer's health benefit program without exclusion for any pre-existing medical condition, and (v) he or she will be deemed to be three years older and be given three additional years of service for purposes of calculating his or her pension benefit under the SERP (the "Enhanced Pension Benefit").
If an officer, other than Mr. Thornburg, qualifies for benefits under the Executive Severance Plan and any payment made in connection with a CIC or the subsequent termination of the officer's employment becomes subject to an excise tax under Section 4999 of the Code (the "Excise Tax"), then such payment or benefit will be grossed-up to ensure that such officer does not incur any out-of-pocket cost with respect to such Excise Tax, and such officer will accordingly receive the same net after-tax benefit he or she would have received had no Excise Tax been imposed. Pursuant to the terms of Mr. Thornburg’s employment agreement, if any compensation payments (including payments under the Executive Severance Plan) would become subject to the Excise Tax, the payments may be reduced if such reduction would provide him with a greater net after-tax benefit.
The benefits payable under the Executive Severance Plan are conditioned upon the named executive officer's execution of a general release of all employment-related claims against the Corporation and a non-solicitation covenant pursuant to which such officer may not induce any representative, agent or employee to terminate his or her employment or service relationship with the Corporation.
For purposes of the various payments and benefits which may be triggered under the Executive Severance Plan in connection with a CIC, the following transactions will be deemed to constitute a CIC event:

•
A merger, consolidation or other reorganization, unless 50 percent or more of the outstanding voting power of the successor entity is owned, in substantially the same proportions, by the persons who were the Corporation's stockholders immediately prior to the transaction;

•
A sale of all or substantially all of the Corporation's assets, unless 50 percent or more of the outstanding voting power of the acquiring entity or parent thereof is owned, in substantially the same proportions, by the persons who were the Corporation's stockholders immediately prior to the transaction;

•	Certain changes in the composition of the Corporation's Board of Directors; or

•
The acquisition of the Corporation's outstanding securities by any person so as to make that person the beneficial owner of securities representing 30 percent or more of the total combined voting power of the Corporation's outstanding securities.

Accelerated Vesting of Equity Awards: The service-based restricted stock unit awards granted to the named executive officers vest in full on a CIC if they are not assumed, replaced or otherwise continued; if the awards are assumed, replaced or otherwise continued following a CIC, then the awards will continue to vest over the service period subject to vesting in full on a termination without good cause or resignation for good reason during the CIC Protection Period. The awards also vest in full on termination by reason of death or permanent disability during the vesting period (even if there is no CIC). The performance-based restricted stock unit awards granted to the named executive officers will vest with respect to the target number of shares on a CIC if the awards are not assumed, replaced or otherwise continued; if the awards are assumed, replaced or otherwise continued following a CIC, then the awards will vest at target level at the end of the performance period or an earlier termination without good cause or resignation for good reason or by reason of death or permanent disability following the CIC. The awards also vest pro-rata based on actual performance and period of service during the performance period upon a termination without good cause or resignation for good reason or by reason of death or permanent disability other than in connection with a CIC.
Under the terms of the employment agreements for Mr. Benoit and Ms. Westbrook (as described above), the CTWS incentive awards assumed by the Corporation in connection with the Merger will accelerate in full upon a termination without cause or for good reason.
Potential Payments Upon a CIC: The table below indicates the potential payments that each named executive officer, other than the New Executive Officers, would receive upon a qualifying termination following a CIC, based upon the assumptions listed below.

i.	There is a qualifying termination of employment on December 31, 2019; and

ii.
The CIC is assumed to have occurred on December 31, 2019, and at a price per share payable to the holders of the Corporation's common stock in an amount equal to $71.06 per share, the closing selling price of such common stock on December 31, 2019, the last trading day in the 2019 fiscal year.

Name	Cash Severance Payment ($)(1)	Present Value of Enhanced Pension Benefit ($)(2)		Estimated Value of Reimbursed COBRA Continuation Health Care Coverage ($)	Value of Accelerated Restricted Stock Unit Awards ($)(3)	Excise Tax Gross-Up ($)(4)	Total ($)
Eric W. Thornburg (5)	3,542,000	1,135,219		47,883	1,910,235	—	6,635,337
Andrew R. Gere	1,824,000	598,291		72,219	523,144	1,651,546	4,669,200
Palle L. Jensen	1,539,000	474,728		72,219	482,355	1,258,552	3,826,854
James P. Lynch	1,794,000	—	(6)	69,100	550,856	—	2,413,956

(1)
Represents three times Mr. Thornburg's annual salary of $700,000 plus three times his target annual cash incentive compensation of $350,000 plus his annual cash incentive for the 2019 fiscal year based on actual performance of $392,000; represents three times Mr. Gere's annual salary of $475,000 plus three times his target annual cash incentive compensation of $133,000; represents three times Mr. Jensen's annual salary of $401,000 plus three times his target annual cash incentive compensation of $112,000; and represents three times Mr. Lynch's annual salary of $467,000 plus three times his target annual cash incentive compensation of $131,000.

(2)
The actuarial and economic assumptions used above to value the pension plan benefits under plans that cover employees of San Jose Water Company are as follows: For the 2019 fiscal year calculations, the discount rates applied were 3.13% for the Retirement Plan and 3.05% for the Executive Supplemental Retirement Plan ("SERP") and Cash Balance Executive Supplemental Retirement Plan ("Cash Balance SERP"). For the 2018 fiscal year calculations the discount rates applied were 4.16% for the Retirement Plan and 4.09% for the SERP and Cash Balance SERP. The mortality rate tables, all published by the Society of Actuaries, used for the 2019 fiscal year are described as follows: for the Retirement Plan, the Pri-2012 Total Dataset Amount-Weighted Mortality with MP-2019 Mortality Improvement Scale, and for the 2018 fiscal year the RP-2014 Total Dataset Mortality Table adjusted to 2006 with MP-2018 Mortality Improvement Scale. For the SERP and Cash Balance SERP, Pri-2012 White Collar Amount-Weighted Mortality with MP-2019 Mortality Improvement Scale for the 2019 fiscal year, and for the 2018 fiscal year the RP-2014 Mortality Table basis adjusted to 2006 with MP-2018 Mortality Improvement Scale. There is no assumption for pre-retirement mortality or cessation of service, and retirement is assumed to occur at the earliest age at which each named executive officer can receive the pension benefits without actuarial reductions.

(3)
Termination Following CIC: As described above, if the awards are assumed, replaced or otherwise continued in connection with a CIC, then the unvested service-based restricted awards vest in full on a qualifying termination occurring during the CIC Protection Period and the performance-based awards vest at target level upon a qualifying termination if such termination occurs after the CIC but prior to the end of the measurement period.

CIC Without Termination: If the awards are not assumed, replaced or otherwise continued in connection with the CIC, then the unvested service-based restricted stock units will automatically vest in full on an accelerated basis at the time of the CIC and the performance-based awards will automatically vest at target level at the time of the CIC.
All reported dollar values in this column are based on the $71.06 closing selling price per share of the Corporation's common stock on December 31, 2019, the last trading day in the 2019 fiscal year and include service-based and performance-based stock unit awards for each named executive officer.

(4)
For executive officers other than Mr. Thornburg, calculated based on (i) W-2 wages for the five-year period 2014 through 2018, (ii) an effective tax rate of 52.65% (Federal, 37%; State, 13.3%; and Medicare, 2.35%), and (iii) the vesting of all outstanding unvested stock unit awards on the assumed December 31, 2019 CIC/separation from service date.

(5)
As discussed above, Mr. Thornburg is not entitled to receive a tax gross-up under the Executive Severance Plan. However, if any payments or benefits payable to him would become subject to the excise tax under Section 4999 of the Code, such payments and benefits will be reduced if such reduction would provide him with a greater after-tax benefit.  The total amount shown for Mr. Thornburg has not been reduced as he would have a greater after-tax benefit on a net after-tax basis if paid the full amount owed.

(6)
There would be no enhancement to Mr. Lynch’s benefits under the Cash Balance SERP, whether in the form of additional compensation credits or contributions or additional years of service credit, triggered by the CIC event or the termination of his employment in connection therewith.

In the event of a CIC without termination where equity awards are not assumed, replaced or otherwise continued, the named executive officers would potentially be entitled to acceleration of their restricted stock unit awards as set forth in the chart above (but would not be entitled to the other potential payments listed in such chart).
Potential Payments Upon Termination without a CIC: In the event of a qualifying termination on December 31, 2019, Mr. Thornburg would be entitled to a payment equal to two times the sum of his annual base salary of $700,000 for the 2019 fiscal year plus his target annual cash compensation of $350,000, in addition to his annual cash incentive of $392,000 for the 2019 fiscal year based on actual performance, which equals $2,142,000. In the event of a qualifying termination on December 31, 2019, Mr. Lynch would be entitled to a payment of his annual base salary for the 2019 fiscal year of $467,000.
As described above, the unvested service-based restricted stock units vest in full on a termination by reason of death or permanent disability and the performance-based awards vest pro-rata based on actual performance and period of service during the performance period upon a termination without good cause or resignation for good reason or by reason of death or permanent disability during the performance period. The payout value for each named executive officer's service-based awards and performance-based awards, assuming a qualifying termination on December 31, 2019 (other than in connection with a CIC) and assuming that actual performance under the performance-based awards was at target level, are $1,270,814 for Mr. Thornburg, $319,818 for Mr. Gere, $295,088 for Mr. Jensen, and $336,611 for Mr. Lynch. All reported dollar values are based on the $71.06 closing selling price per share of the Corporation's common stock on December 31, 2019, the last trading day in the 2019 fiscal year.

Potential Payments Upon Termination to Mr. Benoit and Ms. Westbrook: The chart below indicates the payments payable to Mr. Benoit upon his termination on December 31, 2019 and the potential payments Ms. Westbrook would receive upon a qualifying termination of employment on December 31, 2019 under their respective employment agreements. The severance benefits for Ms. Westbrook are the same whether her qualifying termination occurs in connection with or without a change in control except with respect to the accelerated vesting of the restricted stock unit award granted to her on October 9, 2019, (the "Special Retention Award").

Name	Cash Seve- rance Payment ($)(1)	Qualified Plan Contri- butions ($)(2)	Interest Equivalent on Deferred Compen- sation Amounts ($)(3)	Add- itional Retire- ment Benefits ($)(4)	Acceler- ation of Assumed CTWS Awards ($)(5)	Acceler- ation of SJW Awards ($)(6)	Health & Welfare Bene- fits & Reason- able Out- place- ment Services ($)(7)	Excise Tax Gross- Up ($)(8)	Total ($)
David C. Benoit	2,042,700	26,924	284,647	1,206,902	1,081,716	—	77,205	1,514,915	6,235,009
Maureen P. Westbrook	1,416,012	22,628	69,310	1,396,741	309,164	419,278	38,800	1,266,829	4,938,762

(1)
Represents three times Mr. Benoit's annual base salary of $445,000 plus three times the target annual bonus (as determined under the Benoit Employment Agreement) of $235,850; and represents three times Ms. Westbrook’s annual salary of $390,000 plus three times her annual target bonus of $82,004.

(2)
Represents employer contributions to the Savings Plan of Connecticut Water Company, plus related earnings, as if, for Mr. Benoit, he had continued to be employed for a period of three years following his termination of service, and for Ms. Westbrook, she had continued to be employed through the third anniversary of the effective date of her amended and restated Westbrook Employment Agreement.

(3)
Represents interest Mr. Benoit or Ms. Westbrook would have received under the Deferred Compensation Plan II, plus related earnings as provided for in such plan as if, for Mr. Benoit, he had continued to be employed for a period of three years following a termination of service, and for Ms. Westbrook, she had continued to be employed through the third anniversary of the effective date of her amended and restated Westbrook Employment Agreement.

(4)
Represents the present value of additional pension benefits under the Connecticut Water Company Employees’ Retirement Plan and the CWC SERP Agreements as if for Mr. Benoit, he had continued to be employed for a period of three years following a termination of service, and for Ms. Westbrook, she had continued to be employed through the third anniversary of the effective date of her amended and restated Westbrook Employment Agreement.

(5)
Equity and cash incentive awards held by the named executive officer that were assumed by the Corporation in connection with the Merger accelerate in full. All reported dollar values for the assumed equity awards in this column are based on the $71.06 closing selling price per share of the Corporation's common stock on December 31, 2019, the last trading day in the 2019 fiscal year.

(6)
In the event Ms. Westbrook had a qualifying termination outside of a Change in Control she would be entitled to 12 months of accelerated vesting of her Special Retention Award. All reported dollar values in this column are based on the $71.06 closing selling price per share of the Corporation's common stock on December 31, 2019, the last trading day in the 2019 fiscal year.

(7)
For Mr. Benoit, represents three times the sum of the annual amounts contributed or paid by CWC on Mr. Benoit’s behalf for coverage under CWC’s health and welfare plans for the three years preceding Mr. Benoit’s termination of employment and $25,000 of outplacement services. For Ms. Westbrook, represents CWC’s contributions on behalf of Ms. Westbrook for coverage under CWC’s health and welfare benefit plans through the third anniversary of the effective date of her amended and restated Westbrook Employment Agreement, and $25,000 of outplacement services.

(8)
Represents the excise tax gross up the named executive officer is entitled to. Calculated based on (i) W-2 wages for the five-year period 2014 through 2018 and (ii) an effective tax rate of 46.34% (Federal, 37%; State, 6.99%; and Medicare, 2.35%).

In the event Ms. Westbrook had a qualifying termination following a change in control in which her Special Retention Award was assumed, replaced or otherwise continued, or if the award was not assumed, replaced or otherwise continued in connection with the change in control, then upon such termination or such change of control, as applicable, she would be entitled to full accelerated vesting of her Special Retention Award which would have a value of $1,257,833 based on the $71.06 closing selling price per share of the Corporation's common stock on December 31, 2019, the last trading day in the 2019 fiscal year.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information as of December 31, 2019, with respect to the shares of the Corporation's common stock that may be issued under the Corporation's existing equity compensation plans:

	A		B		C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders (1)	174,764	(2)	$—	(3)	1,058,459	(4)(5)
Equity Compensation Plans Not Approved by Stockholders (6)	N/A		N/A		N/A
Total	174,764	(2)	$—	(3)	1,058,459	(4)(5)

(1)	Consists of the Corporation's Long-Term Incentive Plan and 2014 Employee Stock Purchase Plan.

(2)
Includes 174,764 shares of common stock underlying deferred stock awards and restricted stock units that will entitle each holder to the issuance of one share of common stock for each deferred share or unit that vests following the applicable performance-vesting or service-vesting requirements. Excludes outstanding purchase rights under the 2014 Employee Stock Purchase Plan. Excludes restricted stock units and deferred stock unit awards assumed by SJW in connection with the merger with CTWS.  As of December 31, 2019, a total of 102,931 shares of common stock were issuable under such assumed awards of which 85,280 shares were subject to unvested restricted stock units and 17,651 shares were subject to vested restricted stock units that will be issued in accordance with the participant’s deferral election. No additional awards may be granted under those assumed arrangements.

(3)
Calculated without taking into account the 174,764 shares of common stock subject to outstanding deferred stock awards or restricted stock units that will become issuable upon or following the vesting of those awards or units, without any cash consideration or other payment required for such shares.

(4)
Consists of 805,896 shares of common stock available for issuance under the Long-Term Incentive Plan and 252,563 shares of common stock available for issuance under the 2014 Employee Stock Purchase Plan.

(5)
The shares under the Long-Term Incentive Plan may be issued pursuant to stock option grants, stock appreciation rights, restricted stock or restricted stock unit awards, performance shares, dividend equivalent rights, and stock bonuses.

(6)	The Corporation does not have any outstanding equity compensation plans which are not approved by stockholders.

Compensation Committee Interlocks and Insider Participation
No member of the Executive Compensation Committee was at any time during the 2019 fiscal year, or at any other time, an officer or employee of the Corporation or any of its subsidiaries. No executive officer of the Corporation served during the 2019 fiscal year as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving as a member of the Corporation's Board or Executive Compensation Committee. Messrs. Bishop, Landis, and More and Ms. Hunt and Armstrong served on the Executive Compensation Committee during the 2019 fiscal year. None of the Executive Compensation Committee members had a relationship requiring disclosure under Item 404 of Regulation S-K.

COMMITTEE REPORTS
The following reports of the Audit Committee and the Executive Compensation Committee shall not be deemed incorporated by reference into any previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, nor are such reports to be incorporated by reference into any future filings.
Annual Report of the Audit Committee
In connection with the audited consolidated financial statements for the period ended December 31, 2019, the Audit Committee (1) reviewed and discussed the audited consolidated financial statements with management, (2) discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301 as codified, Communications with Audit Committees, or any successor standard, and (3) received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the Securities and Exchange Commission.

Audit Committee
Douglas R. King, Committee Chair
Mary Ann Hanley
Gregory P. Landis
Debra C. Man
Daniel B. More

Annual Report of the Executive Compensation Committee
The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management, and based on such review and such discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis, as contained herein, be included in this Proxy Statement.

Executive Compensation Committee
Daniel B. More, Committee Chair
Katharine Armstrong
Walter J. Bishop
Heather Hunt
Gregory P. Landis

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Since January 1, 2019, there have be no transactions and there are no currently proposed transactions in which the Corporation was or is a participant and the amount involved exceeds $120,000 and in which any related person (as defined under Item 404(a) of Regulation S-K) had or will have a direct or indirect material interest.
The Audit Committee reviews related party transactions as such term is defined under Item 404(a) of Regulation S-K pursuant to the Audit Committee Charter. The Audit Committee evaluates all such transactions and determines whether or not it serves the best interest of the Corporation and its stockholders and whether the relationship should be continued or eliminated. In addition, SJW Group has a written Related Party Transactions Policy which provides that any request for review submitted to the Audit Committee must describe the material terms of the proposed transaction and the related party's interest. Such policy further provides that when review of a related party transaction is required between regular Audit Committee meetings, the Audit Committee may do so at a special telephonic committee meeting or by written consent (including by email).
STOCKHOLDER PROPOSALS
Stockholder proposals intended to be presented at next year's annual meeting of stockholders must comply with all applicable SEC rules and regulations, including Rule 14a-8 of the Securities Exchange Act, as amended, and be received by the Corporation by November 17, 2020 for inclusion in the Corporation's proxy materials relating to that meeting. In addition, for a stockholder proposal to be properly brought before next year's annual meeting by a stockholder (and not pursuant to the SEC Rule 14a-8 for inclusion in the proxy materials), the stockholder must comply with the advance notice and other provisions in our Bylaws. In general, for a stockholder proposal to be timely under such advance notice provision, the proposal must be delivered to the Secretary of the Corporation at its principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of this year's annual meeting date.
The proxy solicited by the Board of Directors for the 2021 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at the meeting for which the Corporation did not have notice on or prior to January 29, 2021.

FORM 10-K
SJW GROUP WILL MAIL, WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF SJW GROUP'S FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES, AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: SJW GROUP, 110 W. TAYLOR STREET, SAN JOSE, CALIFORNIA 95110, ATTENTION: CORPORATE SECRETARY. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT THE CORPORATION'S WEBSITE AT WWW.SJWGROUP.COM.
OTHER MATTERS
The Board of Directors is not aware of any matters to be presented for stockholder action at the annual meeting other than as set forth herein. If any other matters are properly brought before the annual meeting or any adjournment or postponement thereof, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment. Whether or not you intend to be present at the meeting, you are urged to complete, sign and return your proxy card promptly.

BY ORDER OF THE BOARD OF DIRECTORS

Willie Brown
Corporate Secretary and Assistant General Counsel

San Jose, California
March 10, 2020

SJW GROUP
ANNUAL MEETING OF STOCKHOLDERS
APRIL 29, 2020
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned revokes all previous proxies, acknowledges receipt of the notice of the Annual Meeting of Stockholders to be held on April 29, 2020, and the accompanying Proxy Statement, and appoints Eric W. Thornburg and James P. Lynch, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of SJW Group that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of SJW Group to be held on April 29, 2020, at 9:00 AM Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could have if personally present thereat.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED "FOR" EACH OF THE TEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS, AND "FOR" PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
Continued and to be signed on the reverse side.

NAME:	CONTROL #:	SHARES:

VOTE BY INTERNET - www.proxyvote.com
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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS IN BLUE OR BLACK INK AS FOLLOWS: ☒

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:  The Notice of Meeting, Proxy Statement, Form of Proxy and the Annual Report for the year ended on December 31, 2019, are available at
https://www.proxydocs.com/SJW

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
SJW Group
The Board of Directors recommends you vote FOR each of the following director nominees:

1. ELECTION OF DIRECTORS

Nominees:
		For	Against	Abstain
1a.	K. Armstrong	☐	☐	☐
1b.	W. J. Bishop	☐	☐	☐
1c.	M. Hanley	☐	☐	☐
1d.	H. Hunt	☐	☐	☐
1e.	G. P. Landis	☐	☐	☐
1f.	D. C. Man	☐	☐	☐
1g.	D. B. More	☐	☐	☐
1h.	E. W. Thornburg	☐	☐	☐
1i.	R. A. Van Valer	☐	☐	☐
1j.	C. P. Wallace	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of the named executive officers as disclosed in the accompanying proxy statement.	☐	☐	☐

	For	Against	Abstain
3. Ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for fiscal year 2020.	☐	☐	☐
NOTE: Act upon such other business as may properly come before the annual meeting or any adjournment of postponement thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date